Exhibit 10.1

EXECUTION VERSION

Published CUSIP Number: G0700VAC1

CREDIT AGREEMENT

Dated as of August 24, 2010

among

AXIS CAPITAL HOLDINGS LIMITED,

and

CERTAIN SUBSIDIARIES,

as the Borrowers,

BANK OF AMERICA, N.A.,

as Administrative Agent,

Fronting Bank and L/C Administrator,

DEUTSCHE BANK SECURITIES INC.

and

WELLS FARGO BANK, N.A.,

as Co-Syndication Agents,

HSBC BANK USA, NATIONAL ASSOCIATION.

and

THE BANK OF NEW YORK MELLON,

as Co-Documentation Agents

and

The Other Lenders Party Hereto

BANC OF AMERICA SECURITIES LLC,

DEUTSCHE BANK SECURITIES INC.,

and

WELLS FARGO SECURITIES, LLC,

as

Joint Lead Arrangers and Joint Book Managers

i

SCHEDULES

1.01	Borrowing Base Calculation
1.02	Concentration Limits
1.03	Mandatory Costs
2.01	Commitments and Applicable Percentages
5.05	Litigation
5.12	Subsidiaries
7.02	Existing Liens
7.05	Existing Indebtedness
10.02	Administrative Agent’s Office; Certain Addresses for Notices

EXHIBITS
Form of

A	Loan Notice
B	Note
C	Compliance Certificate
D-l	Assignment and Assumption
D-2	Administrative Questionnaire
E	Several Letter of Credit
F	Designated Borrower Request and Assumption Agreement
G	Designated Borrower Notice
H	Guaranty
I	Borrowing Base Certificate
J	Security Agreement

CREDIT AGREEMENT

This CREDIT AGREEMENT (“Agreement”) is entered into as of August 24, 2010 among AXIS CAPITAL HOLDINGS LIMITED, a Bermuda company (“AXIS Capital”), and certain Subsidiaries of AXIS Capital party hereto pursuant to Section 2.13 (each a “Designated Borrower” and, together with AXIS Capital, the “Borrowers” and, each a “Borrower”), each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”), and BANK OF AMERICA, N.A., as Administrative Agent, LC Administrator and Fronting Bank.

AXIS Capital has requested that the Lenders provide a revolving credit facility, and the Lenders are willing to do so on the terms and conditions set forth herein.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I. DEFINITIONS AND ACCOUNTING TERMS

1.01    Defined Terms.  As used in this Agreement, the following terms shall have the meanings set forth below:

“Account Bank” means any “bank” within the meaning of Section 9-102(a)(8) of the UCC at which any deposit account constituting a Collateral Account is held, which shall be (a) located in the United States and (b) reasonably acceptable to the Administrative Agent.

“Acquisition” means, as to any Person, any transaction or series of related transactions pursuant to which such Person acquires (i) a majority of the voting shares of another Person, (ii) all or any substantial part of the assets or business of another Person, or (iii) any assets that constitute a division or operating unit of another Person (whether by way of purchase of assets or stock, including any tender for outstanding shares of stock, by merger or consolidation, or otherwise).

“Adjusted Fair Market Value” means with respect to any Eligible Collateral, an amount equal to the product of the Fair Market Value of such Eligible Collateral and the applicable percentage with respect to such Eligible Collateral as set forth on Schedule 1.01.

“Administrative Agent” means Bank of America in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

“Administrative Agent’s Office” means, with respect to any currency, the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.02 with respect to such currency, or such other address or account with respect to such currency as the Administrative Agent may from time to time notify to AXIS Capital and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in substantially the form of Exhibit D-2 or any other form approved by the Administrative Agent.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agent Fee Letter” means the letter agreement, dated July 12, 2010, among AXIS Capital, the Administrative Agent and BAS.

“Aggregate Commitments” means the Commitments of all the Lenders.

“Agreement” has the meaning specified in the introductory paragraph hereto.

“Agreement Currency” has the meaning specified in Section 10.20.

“Alternative Currency” means each of Canadian Dollars, Euro, Sterling, Yen, Australian Dollars, Singapore Dollars, Swiss Francs and each other currency (other than Dollars) that is approved in accordance with Section 1.06.

“Alternative Currency Equivalent” means, at any time, with respect to any amount denominated in Dollars, the equivalent amount thereof in the applicable Alternative Currency as determined by the Administrative Agent, the L/C Administrator or the Fronting Bank, as the case may be, at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of such Alternative Currency with Dollars.

“Alternative Currency Sublimit” means an amount equal to the lesser of the Aggregate Commitments and $300,000,000. The Alternative Currency Sublimit is part of, and not in addition to, the Aggregate Commitments.

“Annual Statement” means, as to any Person, the annual financial statement of such Person as required to be filed with the applicable Governmental Authority of such Person’s domicile, together with all exhibits or schedules filed therewith, prepared in conformity with SAP.

“Applicable Insurance Regulatory Authority” means, with respect to any Insurance Company, the insurance department or similar administrative authority or agency of the jurisdiction in which such Insurance Company is domiciled.

“Applicable Issuing Party” means (a) in the case of Fronted Letters of Credit, the Fronting Bank who issued such Fronted Letter of Credit and (b) in the case of Several Letters of Credit, the L/C Administrator.

“Applicable Percentage” means with respect to any Lender at any time, the percentage (carried out to the ninth decimal place) of the Aggregate Commitments represented by such Lender’s Commitment at such time, subject to adjustment as provided in Section 2.14. If the commitment of each Lender to make Loans and issue Several Letters of Credit and the obligation of the Fronting Banks to issue Fronted Letters of Credit have been terminated pursuant to Section 8.02 or if the Aggregate Commitments have expired, then the Applicable Percentage of each Lender shall be determined based on the Applicable Percentage of such Lender most recently in effect, giving effect to any subsequent assignments. The initial Applicable

Percentage of each Lender is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable. The Applicable Percentage “of” a particular amount may also refer to the value obtained by multiplying the Applicable Percentage times such amount.

“Applicable Rate” means, from time to time, the following percentages per annum, based upon the Debt Rating as set forth below:

		Commitment Fee	Applicable Margin for Eurodollar Loans	Applicable Margin for Base Rate Loans	Letter of credit Fee
pricing Level	AXIS Capital Debt Rating				Secured Letters of Credit	Unsecured Letters of Credit
1	>A/A2	0.150%	1.250%	0.250%	0.500%	1.250%
2	A-/A3	0.200%	1.500%	0.500%	0.500%	1.500%
3	BBB+/Baal	0.250%	1.750%	0.750%	0.500%	1.750%
4	BBB/Baa2	0.300%	2.000%	1.000%	0.500%	2.000%
5	<BBB-/Baa3	0.375%	2.500%	1.500%	0.500%	2.500%

“Debt Rating” means, as of any date of determination, the rating as determined by either S&P or Moody’s (collectively, the “Debt Ratings”) of AXIS Capital’s non-credit-enhanced, senior unsecured long-term debt; provided that (a) if the respective Debt Ratings issued by the foregoing rating agencies differ by one level, then the Pricing Level for the higher of such Debt Ratings shall apply (with the Debt Rating for Pricing Level 1 being the highest and the Debt Rating for Pricing Level 5 being the lowest); (b) if there is a split in Debt Ratings of more than one level, then the Pricing Level that is one level lower than the Pricing Level of the higher Debt Rating shall apply; (c) if AXIS Capital has only one Debt Rating, then the Pricing Level for such Debt Rating shall apply; and (d) if AXIS Capital does not have any Debt Rating, Pricing Level 5 shall apply.

Initially, the Applicable Rate shall be determined based upon the Debt Rating specified in the certificate delivered pursuant to Section 4.01(a)(viii). Thereafter, each change in the Applicable Rate resulting from a publicly announced change in the Debt Rating shall be effective during the period commencing on the date of the public announcement thereof and ending on the date immediately preceding the effective date of the next such change.

“Applicable Time” means, with respect to any borrowings and payments in any Alternative Currency, the local time in the place of settlement for such Alternative Currency as may be determined by the Administrative Agent or the Fronting Bank, as the case may be, to be necessary for timely settlement on the relevant date in accordance with normal banking procedures in the place of payment.

“Applicant Borrower” has the meaning specified in Section 2.13.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arranger Fee Letters” means the letter agreement, dated July 21, 2010, among AXIS Capital, Deutsche Bank AG New York Branch and Deutsche Bank Securities Inc. and the letter agreement, dated July 22, 2010, among AXIS Capital, Wells Fargo Bank, N.A. and Wells Fargo Securities, LLC.

“Arrangers” means BAS, Deutsche Bank Securities Inc. and Wells Fargo Securities, LLC in their capacity as joint lead arrangers and joint book managers.

“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 10.06(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit D-l or any other form approved by the Administrative Agent.

“Audited Financial Statements” means the audited consolidated balance sheet of AXIS Capital and its Subsidiaries for the fiscal year ended December 31, 2009, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year of AXIS Capital and its Subsidiaries, including the notes thereto.

“Australian Dollars” means the lawful currency of the Commonwealth of Australia.

“Availability Period” means the period from and including the Closing Date to the earliest of (a) the Maturity Date, (b) the date of termination of the Aggregate Commitments pursuant to Section 2.05, and (c) the date of termination of the commitment of each Lender to make Loans and of the obligation of the L/C Issuers to make L/C Credit Extensions pursuant to Section 8.02.

“AXIS Capital” has the meaning specified in the introductory paragraph hereto.

“AXIS Finance” means AXIS Specialty Finance LLC, a Delaware limited liability company.

“AXIS Insurance” means AXIS Insurance Company, an Illinois company.

“AXIS Re” means AXIS Re Limited, an Irish limited liability company.

“AXIS Reinsurance” means AXIS Reinsurance Company, a New York corporation.

“AXIS Specialty” means AXIS Specialty Limited, a Bermuda limited liability corporation.

“AXIS Specialty Europe” means AXIS Specialty Europe Limited, an Irish limited liability company.

“AXIS Specialty Insurance” means AXIS Specialty Insurance Company, a Connecticut company.

“AXIS Surplus” means AXIS Surplus Insurance Company, a Illinois corporation.

“Bank of America” means Bank of America, N.A. and its successors.

“BAS” means Banc of America Securities LLC.

“Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus 1/2 of 1%, (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate,” and (c) the one-month Eurocurrency Rate for Dollars plus 1.00%. The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such prime rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

“Base Rate Loan” means a Loan that bears interest based on the Base Rate. All Base Rate Loans shall be denominated in Dollars.

“Benefit Plan” means (a) any Plan or (b) any plan, fund (including any superannuation fund) or other similar program established or maintained outside the United States by AXIS Capital or any of its Subsidiaries, with respect to which AXIS Capital or such Subsidiary has an obligation to contribute, for the benefit of employees of AXIS Capital or such Subsidiary, which plan, fund or other similar program provides, or results in, the type of benefits described in Section 3(2) of ERISA and is not subject to ERISA or the Code.

“Borrower” and “Borrowers” each has the meaning specified in the introductory paragraph hereto.

“Borrower L/C Collateral Account” has the meaning specified in Section 2.13(b).

“Borrower Materials” has the meaning specified in Section 6.01.

“Borrowing” means a borrowing consisting of simultaneous Loans of the same Type and, in the case of Eurocurrency Rate Loans, having the same Interest Period made by each of the Lenders pursuant to Section 2.01.

“Borrowing Base” means with respect to any Borrower on any date of determination, an amount equal to the sum of the Adjusted Fair Market Value of all Eligible Collateral of such Borrower.

“Borrowing Base Certificate” means a certificate substantially in the form of Exhibit I with such changes therein as the Administrative Agent may reasonably request from time to time.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent’s Office with respect to Obligations denominated in Dollars is located and:

(a) if such day relates to any interest rate settings as to a Eurocurrency Rate Loan denominated in Dollars, any fundings, disbursements, settlements and payments in Dollars in respect of any such Eurocurrency Rate Loan, or any other dealings in Dollars to be carried out pursuant to this Agreement in respect of any such Eurocurrency Rate Loan, means any such day on which dealings in deposits in Dollars are conducted by and between banks in the London interbank eurodollar market;

(b) if such day relates to any interest rate settings as to a Eurocurrency Rate Loan denominated in Euro, any fundings, disbursements, settlements and payments in Euro in respect of any such Eurocurrency Rate Loan or a Letter of Credit denominated in Euros, or any other dealings in Euro to be carried out pursuant to this Agreement in respect of any such Eurocurrency Rate Loan, means a TARGET Day; and

(c) if such day relates to any fundings, disbursements, settlements and payments in a currency other than Dollars or Euro in respect of a Letter of Credit denominated in a currency other than Dollars or Euro, or any other dealings in any currency other than Dollars or Euro to be carried out pursuant to this Agreement in respect of any such Letter of Credit (other than any interest rate settings), means any such day on which banks are open for foreign exchange business in the principal financial center of the country of such currency.

“Canadian Dollar” and “C$” means lawful money of Canada.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Cash” means (a) Dollars held in a Collateral Account and (b) any overnight or other investment money market funds of the Financial Institution (or an Affiliate of such Financial Institution) at which a Collateral Account is held.

“Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the Administrative Agent, the Fronting Bank and the Lenders, as collateral for L/C Obligations or obligations of the Fronting Bank or Lenders to fund or fund participations in respect of Letters of Credit, cash or deposit account balances or, if the Fronting Bank shall agree in its sole discretion, other credit support, in each case pursuant to documentation in form and substance satisfactory to (a) the Administrative Agent and (b) the Fronting Bank. “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash Equivalents” means at any time:

(a)     time deposits, certificates of deposit or money market deposits, maturing not more than two years after the date of determination, which are issued by a financial institution which is rated at least AA- by S&P or Aa3 by Moody’s (whether or not a Lender);

(b)	any repurchase agreement with a term of one year or less which

(i)	is entered into with

(A) any Lender, or

(B)	any other commercial banking institution which is rated at least BBB- by S&P or Baa3 by Moody’s or 2 or above by the NAIC, and

(ii)

is secured by a fully perfected Lien in any obligation of the type described in any of clauses (a) through (c) that has a market value at the time such repurchase agreement is entered into of not less than 100% of the repurchase obligation of such Lender (or other commercial banking institution) thereunder;

(c)	investments in money market funds that invest solely in Cash Equivalents described in clauses (a) and (b); and

(d)    investments in short-term asset management accounts offered by any financial institution for the purpose of investing in loans to any corporation (other than an Affiliate of AXIS Capital) organized under the laws of any state of the United States or of the District of Columbia and rated at least A-l by S&P or P-l by Moody’s.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority. For purposes of this Agreement, the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, guidelines or directives in connection therewith shall be deemed to have gone into effect and adopted after the date hereof.

“Change of Control” means an event or series of events by which:

(a)        any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of 50% or more of the equity securities of AXIS Capital entitled to vote for members of the board of directors or equivalent governing body of AXIS Capital on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right);

(b)         a majority of the members of the board of directors or other equivalent governing body of AXIS Capital cease to be composed of individuals (i) who were members of that board or equivalent governing body on the Closing Date, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body (excluding, in the case of both clause (ii) and clause (iii), any individual whose initial nomination for, or assumption of office as, a member of that board or equivalent governing body occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any person or group other than a solicitation for the election of one or more directors by or on behalf of the board of directors); or

(c)         AXIS Capital fails to own, directly or indirectly, free and clear of all Liens, 100% of the Equity Interests of AXIS Specialty or 100% of the Equity Interests of each Designated Borrower.

“Closing Date” means the first date all the conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 10.01.

“Code” means the Internal Revenue Code of 1986.

“Collateral” means, with respect to any Borrower, all property and assets with respect to which a security interest is purported to be granted in favor of the Administrative Agent pursuant to a Security Agreement executed by such Borrower.

“Collateral Account” means, with respect to any Borrower, any account at a Financial Institution as to which such Financial Institution, such Borrower and the Administrative Agent have entered into a Control Agreement.

“Commercial Paper” means commercial paper, maturing not more than one year from the date of issue, which is issued by an entity (except an Affiliate of the Borrowers) rated at least A-1 by S&P or P-l by Moody’s or the equivalent rating from another nationally recognized agency.

“Commitment” means, as to each Lender, its obligation to (a) make Loans to the Borrowers pursuant to Section 2.01 and (b) to issue Several Letters of Credit and purchase participations in L/C Obligations arising under Fronted Letters of Credit, in an aggregate principal amount at any one time outstanding not to exceed the Dollar amount set forth opposite such Lender’s name on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

“Compliance Certificate” means a certificate substantially in the form of Exhibit C.

“Concentration Limits” means the limitations on issuers and other investment parameters set forth on Schedule 1.02.

“Consolidated Net Income” means, for any period, for AXIS Capital and its Subsidiaries on a consolidated basis, the net income of AXIS Capital and its Subsidiaries (excluding extraordinary gains and extraordinary losses) for that period.

“Consolidated Net Worth” means, at any time, the consolidated stockholders’ equity of AXIS Capital and its Subsidiaries at such time. For purposes of determining Consolidated Net Worth, (a) Hybrid Securities shall be included but only to the extent accorded equity treatment by S&P, provided that Hybrid Securities shall be valued at 100% of the outstanding principal amount thereof and the aggregate amount included as equity shall not exceed 15% of the sum of Total Funded Debt plus Consolidated Net Worth at the time of determination and (b) the amount of unrealized appreciation (depreciation) on available for sale investments shown on AXIS Capitals statement of changes in shareholder’s equity under the caption “Accumulated other comprehensive income (loss)” will be excluded.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Control Agreement” means, with respect to any Borrower, an agreement between such Borrower, the applicable Financial Institution and the Administrative Agent with respect to any deposit or securities account of such Borrower in which a security interest is purported to be granted to the Administrative Agent pursuant to a Security Agreement in form and substance reasonably acceptable to the Administrative Agent.

“Convertible Securities” means Indebtedness issued by AXIS Capital, which can be paid in cash or by the issuance of Equity Interests of AXIS Capital or any combination thereof. Convertible Securities shall not include mandatory convertible securities.

“Convertible Securities Transactions” means the issuance of Convertible Securities by AXIS Capital and any call options entered into or warrants issued in connection with such Convertible Securities.

“Corporate/Municipal Securities” means publicly traded securities (other than preferred stock) issued by a corporation organized in the United States or by any state or municipality located in the United States.

“Credit Extension” means each of the following: (a) a Borrowing and (b) an L/C Credit Extension.

“Credit Parties” means, collectively, the Borrowers (including any Designated Borrower) and AXIS Finance.

“Debt Rating” has the meaning specified in the definition of “Applicable Rate.”

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means (a) when used with respect to Obligations other than Letter of Credit Fees, an interest rate equal to (i) the Base Rate plus (ii) the Applicable Rate, if any, applicable to Base Rate Loans plus (iii) 2% per annum; provided, however, that with respect to a Eurocurrency Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate and any Mandatory Cost) otherwise applicable to such Loan plus 2% per annum, and (b) when used with respect to Letter of Credit Fees, a rate equal to the Applicable Rate plus 2% per annum.

“Defaulting Lender” means, subject to Section 2.16 (b), any Lender that, (a) has failed to perform any of its funding obligations hereunder, including in respect of its Loans or participations in respect of Letters of Credit, within three Business Days of the date required to be funded by it hereunder unless such failure to fund is subject to a good faith dispute, (b) has notified AXIS Capital, the Administrative Agent, a Fronting Bank or the L/C Administrator that it does not intend to comply with its funding obligations or has made a public statement to that effect with respect to its funding obligations hereunder, (c) has failed, within three Business Days after request by the Administrative Agent, to confirm in a manner reasonably satisfactory to the Administrative Agent that it will comply with its funding obligations, or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or a custodian appointed for it, or (iii) taken any action in furtherance of, or indicated its consent to, approval of or acquiescence in any such proceeding or appointment; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority.

“Designated Borrower” has the meaning specified in the introductory paragraph hereto.

“Designated Borrower Notice” has the meaning specified in Section 2.13.

“Designated Borrower Request and Assumption Agreement” has the meaning specified in Section 2.13.

“Disposition” or “Dispose” means the sale, assignment, transfer, abandonment, lease or other disposition (including any sale and leaseback transaction) by any Person, voluntarily or involuntarily, in one transaction or a series of transactions, of all or substantially all of its assets, or all or substantially all of the stock of any of its Subsidiaries, whether now owned or hereafter acquired.

“Dollar” and “$” mean lawful money of the United States.

“Dollar Equivalent” means, at any time, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in any Alternative Currency, the equivalent amount thereof in Dollars as determined by the Administrative Agent or the Fronting Bank issuing such Letter of Credit, as the case may be, at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of Dollars with such Alternative Currency.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 10.06(b)(iii) and (v) (subject to such consents, if any, as may be required under Section 10.06(b)(iii)).

“Eligible Collateral” means Cash, Cash Equivalents, Commercial Paper, MBS Investments, Corporate/Municipal Securities, Government Debt, OECD Securities, Supranational Securities and G7 Securities which (a) have the required rating as set forth on Schedule 1.01, (b) are capable of being marked to market on a daily basis and (c) are held in a Collateral Account.

“EMU Legislation” means the legislative measures of the European Council for the introduction of, changeover to or operation of a single or unified European currency.

“Environmental Laws” means any and all Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of AXIS Capital, any other Credit Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest; provided, however that Convertible Securities are not Equity Interests.

“Equity Rights” means, with respect to any Person, any subscriptions, options, warrants, commitments, preemptive rights or agreements of any kind (including any shareholders’ or voting trust agreements) for the issuance, sale, registration or voting of, or securities convertible into, any additional shares of capital stock of any class of, or partnership or other ownership interests of any type in, such Person.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with AXIS Capital within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) any Reportable Event; (b) a failure of any Plan to satisfy the minimum funding standards under Section 412 of the Code or Section 302 of ERISA; (c) the filing of an application for a waiver of the minimum funding standard under Section 412 of the Code or Section 302 of ERISA with respect to any Plan; (d) the incurrence by AXIS Capital or any ERISA Affiliate of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by AXIS Capital or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by AXIS Capital or any ERISA Affiliate of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; (g) the receipt by AXIS Capital or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from AXIS Capital or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization (within the meaning of Title IV of ERISA) or in “endangered” or “critical” status (within the meaning of Section 432 of the Code or Section 305 of ERISA); or (h) the determination that any Plan is considered an “at-risk” plan (within the meaning of Section 430 of the Code or Section 303 of ERISA).

“Euro” and “EUR” mean the lawful currency of the Participating Member States introduced in accordance with the EMU Legislation.

“Eurocurrency Rate” means:

(a)     for any Interest Period with respect to a Eurocurrency Rate Loan, the rate per annum equal to the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for deposits in the relevant currency (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period. If such rate is not available at such time for any reason, then the “Eurocurrency Rate” for such Interest Period shall be the rate per annum determined by the Administrative Agent to be the rate at which deposits in the relevant currency for delivery on the first day of such Interest Period in Same Day Funds in the approximate amount of the Eurocurrency Rate Loan being made, continued or converted by Bank of America and with a term equivalent to such Interest Period would be offered by Bank of America’s London Branch (or other Bank of America branch or Affiliate) to major banks in the London or other offshore interbank market for such currency at their request at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period; and

(b)     for any interest calculation with respect to a Base Rate Loan on any date, the rate per annum equal to (i) BBA LIBOR, at approximately 11:00 a.m., London time determined two London Banking Days prior to such date for Dollar deposits being delivered in the London interbank market for a term of one month commencing that day or (ii) if such published rate is not available at such time for any reason, the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the date of determination in same day funds in the approximate amount of the Base Rate Loan being made or maintained and with a term equal to one month would be offered by Bank of America’s London Branch to major banks in the London interbank Eurodollar market at their request at the date and time of determination.

“Eurocurrency Rate Loan” means a Loan that bears interest at a rate based on the Eurocurrency Rate. Eurocurrency Rate Loans may be denominated in Dollars, Sterling or in Euros. All Loans denominated in Euros must be Eurocurrency Rate Loans.

“Event of Default” has the meaning specified in Section 8.01.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender, any Fronting Bank or any other recipient of any payment to be made by or on account of any obligation of any Borrower hereunder, (a) Taxes imposed on or measured by its net income (however denominated), and franchise Taxes imposed on it (in lieu of net income Taxes), by United States or any other jurisdiction (or any political subdivision thereof) under the Laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable Lending Office is located, or Taxes imposed as a result of a present or former connection between such recipient and the jurisdiction imposing such Taxes (other than a connection arising from such recipient having executed, delivered, enforced, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, or engaged in any other transaction hereunder or under any Loan Document), (b) any branch profits Taxes imposed by the United States or any similar Tax imposed by any other jurisdiction in which such Borrower is organized or in which its principal office is located, (c) any backup withholding Tax that is required by the Code to be withheld from amounts payable to a Lender that has failed to comply with Clause (A) of Section 3.01(e)(ii) or has delivered an IRS Form W-9 or other documentation indicating that such Lender is subject to backup withholding, (d) in the case of a Foreign Lender (other than an assignee pursuant to a request by AXIS Capital under Section 10.13), any withholding Tax that (i) is required to be imposed on amounts payable to such Foreign Lender pursuant to the Laws in force at the time such Foreign Lender becomes a party hereto (or designates a new Lending Office), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new Lending Office (or assignment), to receive additional amounts from the applicable Borrower with respect to such withholding Tax pursuant to Section 3.0 1(a) or (c) or (ii) is attributable to such Foreign Lender’s failure or inability to comply with Section 3.01(e), and (e) United States Federal withholding Taxes pursuant to FATCA.

“Existing Credit Agreement” means the Credit Agreement dated as of August 25, 2005 among AXIS Capital, certain subsidiaries, various financial institutions and JPMorgan Chase Bank, N.A., as Administrative Agent, as in effect immediately prior to the Closing Date.

“Fair Market Value” means (a) with respect to any publicly traded security (other than those set forth in clause (b)) the closing price for such security on the largest exchange on which such security is traded (or if not traded on an exchange, then the average of the closing bid and ask prices quoted over-the-counter) on the date of the determination (as such prices are reported in The Wall Street Journal (Midwest Edition) or if not so reported, in any nationally recognized financial journal or newspaper), (b) with respect to Cash, Cash Equivalents and Commercial Paper, the amounts thereof, and (c) with respect to any Eligible Collateral (other than those set forth in clauses (a), and (b)), the price for such Eligible Collateral on the date of calculation obtained from a generally recognized source approved by the Administrative Agent or the most recent bid quotation from such approved source (or, if no generally recognized source exists as to a particular Investment, any other source specified by AXIS Capital to which the Administrative Agent does not reasonably object). With respect to any Eligible Collaterals denominated in a currency other than Dollars, the Dollar equivalent thereof (using a method agreed upon by AXIS Capital and the Administrative Agent) shall be used for purposes of determining the Fair Market Value of such Investment.

“FASB ASC” means the Accounting Standards Codification of the Financial Accounting Standards Board.

“FATCA” means Sections 1471-1474 of the Code (including any regulations or official interpretations thereof).

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by the Administrative Agent.

“Fee Letters” means the Agent Fee Letter and the Arranger Fee Letters.

“Financial Institution” means the Securities Intermediary or Account Bank, as applicable, with respect to any Collateral Account.

“Financial Officer” means the chief financial officer, principal accounting officer, treasurer or controller of AXIS Capital or, with respect to Borrowing Base Certificates, such officer or any similar authorized person of a Designated Borrower. Any document delivered hereunder that is signed by a Financial Officer shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of AXIS

Capital and such Responsible Officer shall be conclusively presumed to have acted on behalf of AXIS Capital.

“Financial Strength Rating” means with respect to any Insurance Company, the financial strength rating of such Insurance company as determined by A.M. Best Company, Inc.

“Foreign Lender” means any Lender that is organized under the Laws of a jurisdiction other than that in which a Borrower is resident for tax purposes (including a Person when acting in the capacity of a Fronting Bank). For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Obligor” means each Credit Party that is not organized under the laws of the United States or a state thereof.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fronted Letter of Credit” means a Letter of Credit issued by a Fronting Bank in which the Lenders purchase a risk participation pursuant to Section 2.03.

“Fronting Bank” means (a) in the case of Fronted Letters of Credit, each of Bank of America and any other Lender who has agreed to issue Letters of Credit or any successor fronting bank and (b) in the case of Several Letters of Credit, the Person described in clause (a) who has agreed to act as fronting bank on behalf of any Participating Bank.

“Fronting Exposure” means, at any time there is a Defaulting Lender, with respect to each Fronting Bank, (i) such Defaulting Lender’s Applicable Percentage of the outstanding L/C Obligations with respect to Fronted Letters of Credit of such Fronting Bank other than L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof and (ii) if such Defaulting Lender is a Participating Bank, such Defaulting Lender’s Applicable Percentage of the outstanding L/C Obligations with respect to Several Letters of Credit as to which such Fronting Bank has fronted for such Defaulting Lender as a Participating Bank.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“G7 Securities” means any U.S. Dollar and non-U.S. Dollar denominated evidence of Indebtedness, maturing not more than five years after such time, issued or guaranteed by any country or an agency thereof which is a member of the G7 and listed on Schedule 1.01.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supranational bodies such as the European Union or the European Central Bank).

“Government Debt” means evidence of Indebtedness issued or guaranteed by the United States Government or any agency thereof.

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party or applicant in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.

“Guarantor” means Axis Capital, Axis Finance and any other Person who shall execute a Guaranty after the date hereof.

“Guaranty” means a Guaranty in favor of the Administrative Agent and the Lenders, substantially in the form of Exhibit I.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychiorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Hybrid Securities” means any trust preferred security, deferrable interest subordinated debt security, mandatory convertible debt or other hybrid security issued by AXIS Capital or any of its Subsidiaries that (i) is accorded equity treatment by S&P and (ii) by its terms (or by the terms of any security into which it is convertible for or which it is exchangeable) or upon the happening of any event or otherwise, does not mature or is not mandatorily redeemable or subject to any mandatory repurchase requirement at any time on or prior to the date which is six months after the Maturity Date.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (d) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business), (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (f) all Guarantees by such Person of Indebtedness of others, (g) all Capital Lease Obligations of such Person, (h) all obligations, contingent or otherwise, of such Person as an account party or applicant in respect of letters of credit and letters of guaranty, (i) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances and (j) obligations in respect of Hybrid Securities. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor; provided that Indebtedness shall not include (x) trade payables (including payables under insurance contracts and reinsurance payables) and accrued expenses, in each case arising in the ordinary course of business, (y) obligations with respect to Policies and (z) (except to the extent included as Indebtedness under clause (j) above) Preferred Securities.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Indemnitees” has the meaning specified in Section 10.04(b).

“Information” has the meaning specified in Section 10.07.

“Insurance Code” means, with respect to any Insurance Company, the applicable insurance code or Law (including regulations) of such Insurance Company’s domicile which governs the licensing of companies who engage in the insurance or reinsurance business and the issuance of insurance or reinsurance.

“Insurance Company” means any Subsidiary which is subject to the regulation of, and is required to file statements with, any governmental body, agency or official in any jurisdiction which regulates insurance and/ or reinsurance companies or the doing of an insurance and/ or reinsurance business therein.

“Interest Payment Date” means, (a) as to any Loan other than a Base Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date; provided, however, that if any Interest Period for a Eurocurrency Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan, the last Business Day of each March, June, September and December and the Maturity Date.

“Interest Period” means as to each Eurocurrency Rate Loan, the period commencing on the date such Eurocurrency Rate Loan is disbursed or (in the case of any Eurocurrency Rate Loan) converted to or continued as a Eurocurrency Rate Loan and ending on the date one week, two weeks, or one, two, three or six months thereafter, as selected by a Borrower in its Loan Notice, or such other period that is twelve months or less requested by a Borrower and consented to by all the Lenders; provided that:

(i)     any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless, in the case of a Eurocurrency Rate Loan, such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(ii)     any Interest Period pertaining to a Eurocurrency Rate Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(iii)     no Interest Period shall extend beyond the Maturity Date.

“Investment” means, for any Person: (a) the acquisition (whether for cash, property, services or securities or otherwise) of capital stock, bonds, notes, debentures, partnership or other ownership interests or other securities of any other Person or any agreement to make any such acquisition (including any “short sale” or any sale of any securities at a time when such securities are not owned by the Person entering into such sale); (b) the making of any deposit with, or advance, loan or other extension of credit to, any other Person (including the purchase of property from another Person subject to an understanding or agreement, contingent or otherwise, to resell such property to such Person), but excluding any such advance, loan or extension of credit having a term not exceeding 90 days arising in connection with the sale of inventory or supplies or other trade credit by such Person in the ordinary course of business; (c) the entering into of any Guarantee of, or other contingent obligation with respect to, Indebtedness or other liability of any other Person (excluding any Guarantee or other contingent obligation arising in the ordinary course of such Person’s business as a reinsurance company) and (without duplication) any amount committed to be advanced, lent or extended to such Person; or (d) the entering into of any Swap Contract.

“Investment Guidelines” means, with respect to any Credit Party or any Subsidiary, the “Statement of Investment Policy and Objectives” of such Credit Party or Subsidiary (a) as in effect on, and delivered to the Administrative Agent on or prior to, the Closing Date or (b) delivered to the Administrative Agent pursuant to Section 2.13(a), as applicable, in each case as may be changed from time to time by a resolution duly adopted by the board of directors of such Credit Party or Subsidiary (or any committee thereof).

“IRS” means the United States Internal Revenue Service.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance).

“Issuer Documents” means with respect to any Letter of Credit, the Letter of Credit Application, and any other document, agreement and instrument entered into by the Applicable Issuing Party and the applicable Borrower in respect of such Letter of Credit.

“L/C Administrator” means Bank of America’s Letter of Credit Operations located at One Fleet Way, Scranton, PA 18507, as letter of credit administrator for the Lenders, together with any replacement L/C Administrator arising under Section 10.06.

“L/C Advance” means, with respect to each Lender, such Lender’s funding of its participation in any L/C Borrowing in accordance with its Applicable Percentage.

“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or which has been refinanced as a Borrowing.

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.

“L/C Issuer” means (a) with respect to any Fronted Letter of Credit, the Fronting Bank who has issued such Letter of Credit and (b) with respect to a Several Letter of Credit, each Lender other than a Participating Bank.

“L/C Obligations” means, at any time, the sum, without duplication, of (a) the Dollar Equivalent of the aggregate amount available to be drawn under all outstanding Letters of Credit, plus (b) the aggregate unpaid amount of all Unreimbursed Amounts, including L/C Borrowings, after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements by a Borrower of Unreimbursed Amounts. For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.09. For all purposes of this Agreement, if on any date of determination (i) a Letter of Credit that is subject to the rules of the ISP has expired by its terms, (ii) the Applicable Issuing Party shall be closed for the reasons set forth in Rule 3.14 of the ISP, and (iii) any amount may still be drawn under such Letter of Credit, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn for the period set forth in, and subject to the terms of, Rule 3.14 of the ISP as in effect from time to time. For purposes of determining the L/C Obligations held by any Lender, a Lender shall be deemed to hold an amount equal to the sum of (a) the aggregate amount of each Lender’s direct obligation, in all outstanding Several Letters of Credit (or, if a Participating Bank, its risk participation in Several Letters of Credit), (b) its risk participation in all outstanding Fronted Letters of Credit, and (c) its L/C Borrowings. The L/C Obligation of any Borrower shall be the aggregate amount available to be drawn under all outstanding Letters of Credit issued for the account of such Borrower plus the aggregate of all Unreimbursed Amounts owed by such Borrower.

“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“Lender” has the meaning specified in the introductory paragraph hereto.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify AXIS Capital and the Administrative Agent.

“Letter of Credit” means any standby letter of credit issued hereunder. Letters of Credit may be issued in Dollars or in an Alternative Currency.

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the Applicable Issuing Party.

“Letter of Credit Expiration Date” means the date which is one year after the Maturity Date (or, if such day is not a Business Day, the next preceding Business Day).

“Letter of Credit Fee” has the meaning specified in Section 2.03(h).

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, pledge, lien, hypothecation, security interest, charge or other encumbrance or security arrangement of any nature whatsoever in, on or of such asset, and (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset.

“Loan” has the meaning specified in Section 2.01.

“Loan Documents” means this Agreement, each Designated Borrower Request and Assumption Agreement, each Note, each Issuer Document, any agreement creating or perfecting rights in Cash Collateral pursuant to the provisions of Section 2.15 of this Agreement, the Fee Letters, each Guaranty, each Control Agreement and each Security Agreement.

“Loan Notice” means a notice of (a) a Borrowing, (b) a conversion of Loans from one Type to the other, or (c) a continuation of Eurocurrency Rate Loans, pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit A.

“London Banking Day” means any day on which dealings in Dollar deposits are conducted by and between banks in the London interbank Eurocurrency market.

“Mandatory Cost” means, with respect to any period, the percentage rate per annum determined in accordance with Schedule 1.03.

“Margin Stock” means “margin stock” within the meaning of Regulations T, U and X of the FRB.

“Material Adverse Effect” means a material adverse effect on (a) the business, operations, property or condition (financial or otherwise) of AXIS Capital and its Subsidiaries taken as a whole; (b) the ability of any Credit Party to perform its obligations under any Loan Document to which it is a party; or (c) the legality, validity, binding effect or enforceability against any Credit Party of any Loan Document to which it is a party or the rights of or benefits available to the Administrative Agent and/or the Lenders.

“Material Indebtedness” means Indebtedness (other than the Loans and Letters of Credit), or obligations in respect of one or more Swap Contracts, of any one or more of AXIS Capital and its Subsidiaries in an aggregate principal amount in excess of the Threshold Amount. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of any Person in respect of any Swap Contract shall be the Swap Termination Value at such time.

“Maturity Date” means August 24, 2013; provided, however, that if such date is not a Business Day, the Maturity Date shall be the next preceding Business Day.

“MBS (Agency CMOs)” means collateralized mortgage obligations or real estate mortgage investment conduit pass through securities, in any case issued by the Federal National Mortgage Association, the Government National Mortgage Association or the Federal Home Loan Mortgage Corporation.

“MBS (Agency Pass-Throughs)” means any instrument, issued by the Federal National Mortgage Association, the Government National Mortgage Association or the Federal Home Loan Mortgage Corporation, that entitles the holder of, or beneficial owner under, the instrument to the whole or any part of the rights or entitlements of a mortgagee and any other rights or entitlements in respect of a pool of mortgages or any money payable by mortgagors under those mortgages in relation to real estate mortgages, and the money payable to the holder of, or beneficiary owner under, the instrument is based on actual or scheduled payments on the underlying mortgages.

“MBS Investments” means (a) MBS (Agency CMOs) which constitute TACs, PACs and Sequentials (as such terms are defined by Bloomberg Inc.) and shall not include Support Tranches (as such term is defined by Bloomberg Inc.) and (b) MBS (Agency Pass-Throughs). The weighted average duration of such MBS Investments shall be less than or equal to seven years. The maximum weighted average life of any single MBS Investment shall not exceed 12 years.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA, to which AXIS Capital or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Multiple Employer Plan” means a Plan within the meaning of Section 4064 of ERISA which has two or more contributing sponsors (at least one of which one is AXIS Capital or any ERISA Affiliate) and at least two of whom are not under common control.

“NAIC” means the National Association of Insurance Commissioners and any successor thereto.

“NAIC Approved Bank” means any bank listed on the most current list of banks approved by the Securities Valuation Office of the NAIC and acting through the branch so listed.

“Note” means a promissory note made by a Borrower in favor of a Lender evidencing Loans made by such Lender to such Borrower, substantially in the form of Exhibit B.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Credit Party arising under any Loan Document or otherwise with respect to any Loan or Letter of Credit, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Credit Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“OECD Securities” means any U.S. Dollar and non-U.S. Dollar denominated evidence of Indebtedness, maturing not more than five years after such time, issued or guaranteed by the Government of Austria, Belgium, Finland, the Netherlands, Norway or Switzerland or an agency thereof.

“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control, and any successor thereto.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Taxes” means all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Outstanding Amount” means (i) with respect to Loans on any date, the Dollar Equivalent of the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Loans, occurring on such date; and (ii) with respect to any L/C Obligations on any date, the amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements by any Borrower of Unreimbursed Amounts.

“Overnight Rate” means, for any day, (a) with respect to any amount denominated in Dollars, the greater of (i) the Federal Funds Rate and (ii) an overnight rate determined by the Administrative Agent or the Fronting Bank, as the case may be, in accordance with banking industry rules on interbank compensation, and (b) with respect to any amount denominated in an Alternative Currency, the rate of interest per annum at which overnight deposits in the applicable Alternative Currency, in an amount approximately equal to the amount with respect to which such rate is being determined, would be offered for such day by a branch or Affiliate of Bank of America in the applicable offshore interbank market for such currency to major banks in such interbank market.

“Participant” has the meaning specified in Section 10.06(d).

“Participating Bank” means, from time to time, with respect to any Several Letter of Credit, a Lender that is unable to issue such Letter of Credit because (a) it is unable due to regulatory restrictions or other legal impediments based on its relationship to the beneficiary, (b) it is not, or has lost its status as, an NAIC Approved Bank (if such Letter of Credit must be issued by NAIC Approved Banks), or (c) it does not engage in transactions in the requested Alternative Currency.

“Participating Member State” means each state so described in any EMU Legislation.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Permitted Investments” means, with respect to any Credit Party or any Subsidiary, investments made consistent with, and subject to, the Investment Guidelines of such Credit Party or such Subsidiary; provided that the aggregate amount of Permitted Investments with respect to any Credit Party or any Subsidiary in non-fixed income investments shall not exceed 30% of the aggregate amount of all Permitted Investments with respect to such Credit Party or such Subsidiary at any time.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan (within the meaning of Section 3(2) of ERISA) that is either covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Code (including a Multiple Employer Plan but excluding any Multiemployer Plan), maintained for employees of AXIS Capital or any ERISA Affiliate or any such Plan to which AXIS Capital or any ERISA Affiliate is required to contribute on behalf of any of its employees.

“Platform” has the meaning specified in Section 6.02.

“Policies” means all insurance and reinsurance policies, annuity contracts, guaranteed interest contracts and funding agreements (including riders to any such policies or contracts, certificates issued with respect to group life insurance or annuity contracts and any contracts issued in connection with retirement plans or arrangements) and assumption certificates issued or to be issued (or filed pending current review by applicable Governmental Authorities) by any

Insurance Company and any coinsurance agreements entered into or to be entered into by an Insurance Company.

“Preferred Securities” means any preferred Equity Interest of AXIS Capital or any of its Subsidiaries that has preferential rights with respect to dividends or redemptions or upon liquidation or dissolution of AXIS Capital or such Subsidiary (as applicable) over shares of common Equity Interests of AXIS Capital or such Subsidiary (as applicable).

“Private Act” means separate legislation enacted in Bermuda with the intention that such legislation apply specifically to AXIS Capital, in whole or in part.

“Process Agent” has the meaning specified in Section 10.14(d).

“Public Lender” has the meaning specified in Section 6.02.

“Quarterly Statement” means, as to any Person, the financial statement of such Person with respect to any fiscal quarter as required to be filed with the applicable Governmental Authority in such Person’s domicile, together with all exhibits or schedules filed therewith, prepared in conformity with SAP.

“Register” has the meaning specified in Section 10.06(c).

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees and advisors of such Person and of such Person’s Affiliates.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.

“Request for Credit Extension” means (a) with respect to a Borrowing, conversion or continuation of Loans, a Loan Notice and (b) with respect to an L/C Credit Extension, a Letter of Credit Application.

“Required Lenders” means, as of any date of determination, Lenders having more than 50% of the Aggregate Commitments or, if the commitment of each Lender to make Loans and to issue Several Letters of Credit and the obligations of the Fronting Banks to issue Fronted Letters of Credit have been terminated pursuant to Section 8.02, Lenders holding in the aggregate more than 50% of the Total Outstandings (with the aggregate amount of each Lender’s risk participation and funded participation in L/C Obligations being deemed “held” by such Lender for purposes of this definition); provided that the Commitment of, and the portion of the Total Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Responsible Officer” means any director, the chief executive officer, president, chief financial officer, treasurer, assistant treasurer or controller of a Credit Party, provided that, solely for purposes of the delivery of incumbency certificates pursuant to Section 4.01, the secretary or any assistant secretary of a Credit Party and, solely for purposes of notices given pursuant to Article II, any other officer or employee of the applicable Credit Party so designated by any of the foregoing officers in a notice to the Administrative Agent. Any document delivered hereunder that is signed by a Responsible Officer of a Credit Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Credit Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Credit Party.

“Restricted Payment” means any dividend or other distribution or return of Capital (whether in cash, securities or other property) with respect to any Equity Interests of AXIS Capital or any of its Subsidiaries, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests.

“Revaluation Date” means (a) with respect to any Loan, each of the following: (i) each date of a Borrowing of a Eurocurrency Rate Loan denominated in an Alternative Currency, (ii) each date of a continuation of a Eurocurrency Rate Loan denominated in an Alternative Currency pursuant to Section 2.02, and (iii) such additional dates as the Administrative Agent shall determine or the Required Lenders shall require; and (b) with respect to any Letter of Credit, each of the following: (i) each date of issuance of a Letter of Credit denominated in an Alternative Currency, (ii) each date of an amendment of any such Letter of Credit having the effect of increasing the amount thereof (solely with respect to the increased amount), (iii) each date of any payment by the Applicable Issuing Party under any Letter of Credit denominated in an Alternative Currency, and (iv) such additional dates as the Administrative Agent, the L/C Administrator or a Fronting Bank shall determine or the Required Lenders shall require.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. and any successor thereto.

“Same Day Funds” means (a) with respect to disbursements and payments in Dollars, immediately available funds, and (b) with respect to disbursements and payments in an Alternative Currency, same day or other funds as may be determined by the Administrative Agent or the Applicable Issuing Party, as the case may be, to be customary in the place of disbursement or payment for the settlement of international banking transactions in the relevant Alternative Currency.

“Sanctioned Country” means a country subject to a sanctions program identified on the list maintained by OFAC and available at http://www.treas.gov/offices/enforcement/ofac/sanctions, or as otherwise published from time to time.

“Sanctioned Person” means (i) a Person named on the list of Specially Designated Nationals or Blocked Persons maintained by OFAC available at http://www.treas.gov/offices/enforcement/ofac/sdn, or as otherwise published from time to time, or (ii) (A) an agency of the government of a Sanctioned Country, (B) an organization controlled by a Sanctioned Country, or (C) a Person resident in a Sanctioned Country, to the extent subject to a sanctions program administered by OFAC.

“SAP” means, as to each Insurance Company, the statutory accounting practices prescribed or permitted by the Applicable Insurance Regulatory Authority for the preparation of its financial statements and other reports by insurance corporations of the same type as such Insurance Company in effect on the date such statements or reports are to be prepared, except if otherwise notified by AXIS Capital pursuant to Section 1.03.

“SEC” means the United States Securities and Exchange Commission or any successor entity.

“Secured L/C Obligations” means, with respect to any Borrower, such Borrower’s L/C Obligations with respect to Secured Letters of Credit.

“Secured Letter of Credit” means a Letter of Credit issued at the request of a Borrower which has been designated as a “Secured Letter of Credit” in the applicable Letter of Credit Application. A Letter of Credit which has been issued as a Secured Letter of Credit must remain a Secured Letter of Credit so long as it is outstanding.

“Securities Intermediary” means any “securities intermediary” within the meaning of Section 8.102(a)(14) of the UCC at which any securities account constituting a Collateral Account is held, which shall be (a) located in the United States and (b) reasonably acceptable to the Administrative Agent.

“Security Agreement” means a Security Agreement substantially in the form of Exhibit J with such changes therein as may be agreed to by the Administrative Agent and any Borrower which may be entered into from time to time between the Administrative Agent and such Borrower.

“Several Letter of Credit” means a Letter of Credit issued severally by or on behalf of the Lenders pursuant to which the Lenders are severally liable to the beneficiary which shall be substantially in the form of Exhibit E or in such other form as may be agreed by the applicable Borrower and the L/C Administrator.

“Singapore Dollars” means the lawful currency of the Republic of Singapore.

“Special Notice Currency” means at any time an Alternative Currency, other than the currency of a country that is a member of the Organization for Economic Cooperation and Development at such time located in North America or Europe.

“Spot Rate” for a currency means the rate determined by the Administrative Agent or with respect to all Letters of Credit, the L/C Administrator, to be the rate quoted by the Person acting in such capacity as the spot rate for the purchase by such Person of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m. on the date two Business Days prior to the date as of which the foreign exchange computation is made; provided that the Administrative Agent or the L/C Administrator may obtain such spot rate from another financial institution designated by the Administrative Agent or the L/C Administrator if the Person acting in such capacity does not have as of the date of determination a spot buying rate for any such currency; and provided further the L/C

Administrator may use such spot rate quoted on the date as of which the foreign exchange computation is made in the case of any Letter of Credit denominated in an Alternative Currency.

“Statutory Statement” means, for any Insurance Company, for any fiscal year of such Insurance Company, the most recent Annual Statement or Quarterly Statement (if any) filed with the Applicable Insurance Regulatory Authority, which Statutory Statements shall be prepared in accordance with SAP.

“Sterling” and “£” mean the lawful currency of the United Kingdom.

“Subsidiary” means, with respect to AXIS Capital, at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of AXIS Capital in AXIS Capital’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held by AXIS Capital or one or more subsidiaries of AXIS Capital or by AXIS Capital and one or more subsidiaries of AXIS Capital.

“Supranational Securities” means any U.S. Dollar and non-U.S. Dollar denominated evidence of Indebtedness, maturing not more than five years after such time, issued or guaranteed issued by The International Bank for Reconstruction and Development (the World Bank), The European Investment Bank, The European Bank for Reconstruction and Development, The Inter-American Development Bank, Asian Development Bank or Nordic Investment Bank.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, futures, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to- market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Swiss Francs” means the lawful currency of the Swiss Confederation.

“TARGET Day” means any day on which the Trans-European Automated Real-time Gross Settlement Express Transfer (TARGET) payment system (or, if such payment system ceases to be operative, such other payment system (if any) determined by the Administrative Agent to be a suitable replacement) is open for the settlement of payments in Euro.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“TCA 1997” means the Taxes Consolidation Act 1997 of Ireland.

“Threshold Amount” means $75,000,000.

“Total Funded Debt” means, at any time, all Indebtedness of AXIS Capital and its Subsidiaries which would at such time be classified in whole or in part as a liability on the consolidated balance sheet of AXIS Capital in accordance with GAAP; provided that, for purposes of determining Total Funded Debt, only the aggregate amount of Hybrid Securities that exceed 15% of the sum of Total Funded Debt plus Consolidated Net Worth at the time of determination shall be included as Indebtedness.

“Total Outstandings” means the aggregate Outstanding Amount of all Loans and all L/C Obligations.

“Transactions” means the execution, delivery and performance by the Credit Parties of this Agreement and the other Loan Documents, the borrowing of Loans, the use of the proceeds thereof and the issuance of Letters of Credit hereunder.

“Type” means with respect to a Loan, its character as a Base Rate Loan or a Eurocurrency Rate Loan.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York.

“UCP” means the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce at the time of issuance of a Letter of Credit or, in the case of Letters of Credit issued to back Reinsurance Agreements, such earlier version thereof as may be required by the applicable Governmental Authority regulating the beneficiary.

“United States” and “U.S.” mean the United States of America.

“Unreimbursed Amount” has the meaning specified in Section 2.03(c)(i).

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Title IV of ERISA.

“Wholly Owned” means, with respect to any Subsidiary of any Person, that 100% of the outstanding Equity Interests of such Subsidiary is owned, directly or indirectly, by such Person.

“Yen” and “¥” mean the lawful currency of Japan.

1.02     Other Interpretive Provisions.  With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a)     The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “hereto,” “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b)     In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(c)     Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

1.03     Accounting Terms.  Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein. Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Indebtedness of AXIS Capital and its Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 and FASB ASC 470-20 on financial liabilities shall be disregarded.

(b)     Changes in GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP or SAP, as the context requires, each as in effect from time to time; provided that, if AXIS Capital notifies the Administrative Agent that AXIS Capital requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or SAP, as the case may be, or in the application thereof on the operation of such provision (or if the Administrative Agent notifies AXIS Capital that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or SAP, as the case may be, or in the application thereof, then such provision shall be interpreted on the basis of GAAP or SAP, as the case may be, as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. To enable the ready and consistent determination of compliance with the covenants set forth in Article VI, AXIS Capital will not change the last day of its fiscal year from December 31, or the last days of the first three fiscal quarters in each of its fiscal years from March 31, June 30 and September 30, respectively.

1.04     Rounding.  Any financial ratios required to be maintained by AXIS Capital pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.05     Exchange Rates; Currency Equivalents.

(a)     The Administrative Agent or the L/C Administrator, as applicable, shall determine the Spot Rates as of each Revaluation Date to be used for calculating Dollar Equivalent amounts of Credit Extensions and Outstanding Amounts denominated in Alternative Currencies; provided that with respect to Several Letters of Credit issued in Alternative Currencies, the Spot Rate shall be determined by the L/C Administrator. Such Spot Rates shall become effective as of such Revaluation Date and shall be the Spot Rates employed in converting any amounts between the applicable currencies until the next Revaluation Date to occur. Except for purposes of financial statements delivered by Credit Parties hereunder or calculating financial covenants hereunder or except as otherwise provided herein, the applicable amount of any currency (other than Dollars) for purposes of the Loan Documents shall be such Dollar Equivalent amount as so determined by the Administrative Agent, the L/C Administrator or the issuing Fronting Bank, as applicable.

(b)     Wherever in this Agreement in connection with a Borrowing, conversion, continuation or prepayment of a Eurocurrency Rate Loan or the issuance, amendment or extension of a Letter of Credit, an amount, such as a required minimum or multiple amount, is expressed in Dollars, but such Borrowing, Eurocurrency Rate Loan or Letter of Credit is denominated in an Alternative Currency, such amount shall be the relevant Alternative Currency Equivalent of such Dollar amount (rounded to the nearest unit of such Alternative Currency, with 0.5 of a unit being rounded upward), as determined by the Administrative Agent or the issuing Fronting Bank, as the case may be.

1.06     Additional Alternative Currencies.

(a)     The Borrowers may from time to time request that Eurocurrency Rate Loans be made and/or Letters of Credit be issued in a currency other than those specifically listed in the definition of “Alternative Currency;” provided that such requested currency is a lawful currency (other than Dollars) that is readily available and freely transferable and convertible into Dollars. In the case of any such request with respect to the making of Eurocurrency Rate Loans, such request shall be subject to the approval of the Administrative Agent and the Lenders; and in the case of any such request with respect to the issuance of Letters of Credit, such request shall be subject to the approval of the Administrative Agent and the Fronting Banks.

(b)     Any such request shall be made to the Administrative Agent not later than 11:00 a.m., 15 Business Days prior to the date of the desired Credit Extension (or in the case of Fronted Letters of Credit, such earlier time or date as may be agreed to by the issuing Fronting Bank, in its or their sole discretion). In the case of any such request pertaining to Eurocurrency Rate Loans or Several Letters of Credit, the Administrative Agent shall promptly notify each Lender and the L/C Administrator thereof; and in the case of any such request pertaining to Fronted Letters of Credit, the Administrative Agent shall promptly notify the Fronting Banks thereof. Each Lender (in the case of any such request pertaining to Eurocurrency Rate Loans or Several Letters of Credit) or the Fronting Banks (in the case of a request pertaining to Fronted Letters of Credit) shall notify the Administrative Agent, not later than 11:00 a.m., ten Business Days after receipt of such request whether it consents, in its sole discretion, to the making of Eurocurrency Rate Loans or the issuance of Letters of Credit, as the case may be, in such requested currency.

(c)     Any failure by a Lender or a Fronting Bank, as the case may be, to respond to such request within the time period specified in the preceding sentence shall be deemed to be a refusal by such Lender or such Fronting Bank, as the case may be, to permit Eurocurrency Rate Loans to be made or Letters of Credit to be issued in such requested currency. If the Administrative Agent and all the Lenders consent to making Eurocurrency Rate Loans or issuing Several Letters of Credit in such requested currency, the Administrative Agent shall so notify AXIS Capital and such currency shall thereupon be deemed for all purposes to be an Alternative Currency hereunder for purposes of any Borrowings of Eurocurrency Rate Loans and issuances of Letters of Credit; and if the Administrative Agent and the Fronting Bank consent to the issuance of Fronted Letters of Credit in such requested currency, the Administrative Agent shall so notify AXIS Capital and such currency shall thereupon be deemed for all purposes to be an Alternative Currency hereunder for purposes of any Fronted

Letter of Credit issuances. If the Administrative Agent shall fail to obtain consent to any request for an additional currency under this Section 1.06, the Administrative Agent shall promptly so notify AXIS Capital.

1.07     Change of Currency.

(a)     Each obligation of a Borrower to make a payment denominated in the national currency unit of any member state of the European Union that adopts the Euro as its lawful currency after the date hereof shall be redenominated into Euro at the time of such adoption (in accordance with the EMU Legislation). If, in relation to the currency of any such member state, the basis of accrual of interest expressed in this Agreement in respect of that currency shall be inconsistent with any convention or practice in the London interbank market for the basis of accrual of interest in respect of the Euro, such expressed basis shall be replaced by such convention or practice with effect from the date on which such member state adopts the Euro as its lawful currency; provided that if any Borrowing in the currency of such member state is outstanding immediately prior to such date, such replacement shall take effect, with respect to such Borrowing, at the end of the then current Interest Period.

(b)     Each provision of this Agreement shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify to be appropriate to reflect the adoption of the Euro by any member state of the European Union and any relevant market conventions or practices relating to the Euro. In the event that any member state of the European Union withdraws its adoption of the Euro and adopts another currency, the adopted currency shall not be an Alternative Currency unless it is either an existing Alternative Currency or is approved in accordance with Section 1.06.

(c)     Each provision of this Agreement also shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify to be appropriate to reflect a change in currency of any other country and any relevant market conventions or practices relating to the change in currency.

1.08     Times of Day.  Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

1.09     Letter of Credit Amounts.  Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the Dollar Equivalent of the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the Dollar Equivalent of the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

ARTICLE II. THE COMMITMENTS AND CREDIT EXTENSIONS

2.01     Loans.   Subject to the terms and conditions set forth herein, each Lender severally agrees to make loans (each such loan, a “Loan”) in Dollars, Euros and Sterling to AXIS Capital and, upon receipt of all required consents under Section 2.13, each Designated Borrower, from time to time, on any Business Day during the Availability Period, in an aggregate amount not to exceed at any time outstanding the amount of such Lender’s Commitment; provided, however, that after giving effect to any Borrowing, (i) the Total Outstandings shall not exceed the Aggregate Commitments, and (ii) the aggregate Outstanding Amount of the Loans of any Lender, plus such Lender’s Applicable Percentage of the Outstanding Amount of all L/C Obligations shall not exceed such Lender’s Commitment and (iii) the aggregate Outstanding Amount of all Loans denominated in Alternative Currencies plus the stated amount of all outstanding Letters of Credit denominated in Alternative Currencies shall not exceed the Alternative Currency Sublimit. Within the limits of each Lender’s Commitment, and subject to the other terms and conditions hereof, each Borrower may borrow under this Section 2.01, prepay under Section 2.04, and reborrow under this Section 2.01. Loans may be Base Rate Loans or Eurocurrency Rate Loans, as further provided herein.

2.02     Borrowings, Conversions and Continuations of Loans.

(a)     Each Borrowing, each conversion of Loans from one Type to the other, and each continuation of Eurocurrency Rate Loans shall be made upon the applicable Borrower’s irrevocable notice to the Administrative Agent, which may be given by telephone. Each such notice must be received by the Administrative Agent not later than 11:00 a.m. (i) three Business Days prior to the requested date of any Borrowing of, conversion to or continuation of Eurocurrency Rate Loans denominated in Dollars or of any conversion of Eurocurrency Rate Loans denominated in Dollars to Base Rate Loans, (ii) four Business Days (or five Business Days in the case of a Special Notice Currency) prior to the requested date of any Borrowing or continuation of Eurocurrency Rate Loans denominated in Euros or Sterling and (iii) on the requested date of any Borrowing of Base Rate Loans; provided, however, that if the applicable Borrower wishes to request Eurocurrency Rate Loans having an Interest Period other than one week, two weeks or one, two, three or six months in duration as provided in the definition of “Interest Period,” the applicable notice must be received by the Administrative Agent not later than 11:00 a.m. (i) four Business Days prior to the requested date of such Borrowing, conversion or continuation of Eurocurrency Rate Loans denominated in Dollars, or (ii) five Business Days (or six Business days in the case of a Special Notice Currency) prior to the requested date of such Borrowing, conversion or continuation of Eurocurrency Rate Loans denominated in Euros or Sterling whereupon the Administrative Agent shall give prompt notice to the Lenders of such request and determine whether the requested Interest Period is acceptable to all of them. Not later than 11:00 a.m., (i) three Business Days before the requested date of such Borrowing, conversion or continuation of Eurocurrency Rate Loans denominated in Dollars, or (ii) four Business Days (or five Business days in the case of a Special Notice Currency) prior to the requested date of such Borrowing, conversion or continuation of Eurocurrency Rate Loans denominated in Euros or Sterling the Administrative Agent shall notify the applicable Borrower (which notice may be by telephone) whether or not the requested Interest Period has been consented to by all the Lenders. Each telephonic notice by a Borrower pursuant to this Section 2.02(a) must be confirmed promptly by delivery to the Administrative Agent of a written Loan Notice, appropriately completed and signed by a Responsible Officer of the applicable Borrower. Each Borrowing of, conversion to or continuation of Eurocurrency Rate Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof. Except as provided in Sections 2.03(c) and 2.04(c), each Borrowing of or conversion to Base Rate Loans shall be in a principal amount of

$500,000 or a whole multiple of $100,000 in excess thereof. Each Loan Notice (whether telephonic or written) shall specify (i) whether such Borrower is requesting a Borrowing, a conversion of Loans from one Type to the other, or a continuation of Eurocurrency Rate Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Loans to be borrowed, converted or continued, (iv) the Type of Loans to be borrowed or to which existing Loans are to be converted, (v) if applicable, the duration of the Interest Period with respect thereto, (vi) the currency of the Loans to be borrowed, and (vii) if applicable, the Designated Borrower. If a Borrower fails to specify a currency in a Loan Notice requesting a Borrowing, then the Loans so requested shall be made in Dollars. If a Borrower fails to specify a Type of Loan in a Loan Notice or fails to give a timely notice requesting a conversion or continuation, then the applicable Loans shall be made as, or converted to, Base Rate Loans; provided, however, that in the case of a failure to timely request a continuation of Loans denominated in an Alternative Currency, such Loans shall be continued as Eurocurrency Rate Loans in their original currency with an Interest Period of one month. Any automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurocurrency Rate Loans. If a Borrower requests a Borrowing of, conversion to, or continuation of Eurocurrency Rate Loans in any such Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month. No Loan may be converted into or continued as a Loan denominated in a different currency, but instead must be prepaid in the original currency of such Loan and reborrowed in the other currency.

(b)     Following receipt of a Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount (and currency) of its Applicable Percentage of the applicable Loans, and if no timely notice of a conversion or continuation is provided by the applicable Borrower, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans or continuation of Loans denominated in a currency other than Dollars, in each case as described in the preceding subsection. In the case of a Borrowing, each Lender shall make the amount of its Loan available to the Administrative Agent in Same Day Funds at the Administrative Agent’s Office for the applicable currency not later than 1:00 p.m., in the case of any Loan denominated in Dollars, and not later than the Applicable Time specified by the Administrative Agent in the case of any Loan in an Alternative Currency, in each case on the Business Day specified in the applicable Loan Notice. Upon satisfaction of the applicable conditions set forth in Section 4.02 (and, if such Borrowing is the initial Credit Extension, Section 4.01), the Administrative Agent shall make all funds so received available to the applicable Borrower in like funds as received by the Administrative Agent either by (i) crediting the account of such Borrower on the books of Bank of America with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by such Borrower; provided, however, that if, on the date the Loan Notice with respect to such Borrowing denominated in Dollars is given by a Borrower, there are L/C Borrowings of such Borrower outstanding, then the proceeds of such Borrowing, first, shall be applied to the payment in full of any such L/C Borrowings, and, second, shall be made available to such Borrower as provided above. Each Lender may, at its option, make any Loan available to any Borrower that is a Foreign Obligor by causing any foreign or domestic branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of such Borrower to repay such Loan in accordance with the terms of this Agreement and such branch or Affiliate shall not have any voting rights hereunder which rights shall remain with such Lender.

(c)     Except as otherwise provided herein, a Eurocurrency Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurocurrency Rate Loan. During the existence of a Default, no Loans may be requested as, converted to or continued as Eurocurrency Rate Loans (whether in Dollars or any Alternative Currency) without the consent of the Required Lenders, and the Required Lenders may demand that any or all of the then outstanding Eurocurrency Rate Loans denominated in an Alternative Currency be prepaid, or redenominated into Dollars in the amount of the Dollar Equivalent thereof, on the last day of the then current Interest Period with respect thereto.

(d)     The Administrative Agent shall promptly notify AXIS Capital and the Lenders of the interest rate applicable to any Interest Period for Eurocurrency Rate Loans upon determination of such interest rate. At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify AXIS Capital and the Lenders of any change in Bank of America’s prime rate used in determining the Base Rate promptly following the public announcement of such change.

(e)     After giving effect to all Borrowings, all conversions of Loans from one Type to the other, and all continuations of Loans as the same Type, there shall not be more than three Interest Periods in effect with respect to Loans.

2.03     Letters of Credit.

(a)     The Letter of Credit Commitment.

(i)     Subject to the terms and conditions set forth herein, (A) each Fronting Bank agrees, in reliance upon the agreements of the Lenders set forth in this Section 2.03, (1) from time to time on any Business Day during the Availability Period, to issue Fronted Letters of Credit denominated in Dollars or one or more Alternative Currencies for the account of each Borrower, and to amend or extend Fronted Letters of Credit previously issued by it, in accordance with subsection (b) below, and (2) to honor drawings under the Fronted Letters of Credit; and the Lenders severally agree to participate in Fronted Letters of Credit issued for the account of such Borrower and any drawings thereunder; (B) each Lender severally agrees, (1) from time to time on any Business Day during the Availability Period, to issue, extend and renew in such Lender’s Applicable Percentage, Several Letters of Credit denominated in Dollars or one or more Alternative Currencies at the request of and for the account of each Borrower, in accordance with subsection (b) below (except such Letters of Credit as to which it has advised that it is a Participating Bank), and (2) to honor its Applicable Percentage of drawings under the Several Letters of Credit and each Fronting Bank who has agreed to front for a Participating Bank under Several Letters of Credit hereby agrees that it shall be severally (and not jointly) liable for an amount equal to its Applicable Percentage plus such Participating Bank’s Applicable Percentage under each Several Letter of Credit and each Participating Bank hereby agrees to purchase a risk participation in the obligations of the relevant Fronting Bank under any such

Several Letter of Credit in an amount equal to such Participating Bank’s Applicable Percentage; provided that after giving effect to any L/C Credit Extension with respect to any Letter of Credit, (w) the Total Outstandings shall not exceed the Aggregate Commitments, (x) the aggregate Outstanding Amount of the Loans of any Lender, plus such Lender’s Applicable Percentage of the Outstanding Amount of all L/C Obligations shall not exceed such Lender’s Commitment, (y) the Secured L/C Obligations of a Borrower shall not exceed such Borrower’s Borrowing Base, and (z) the stated amount of all Letters of Credit denominated in an Alternative Currency plus the aggregate outstanding principal amount of Loans denominated in Alternative Currencies shall not exceed the Alternative Currency Sublimit. Each request by a Borrower for the issuance or amendment of a Letter of Credit shall be deemed to be a representation by such Borrower that the L/C Credit Extension so requested complies with the conditions set forth in the proviso to the preceding sentence. Within the foregoing limits, and subject to the terms and conditions hereof, the Borrowers’ ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrowers may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed.

(ii)     The Applicable Issuing Party shall not issue any Letter of Credit, if:

(A)     subject to Section 2.03(b)(iii), the expiry date of the requested Letter of Credit would occur more than twelve months after the date of issuance or last extension, (or, (1) in the case of Letters of Credit denominated in Canadian Dollars, thirteen months and (2) in the case of Letters of Credit denominated in Australian Dollars, twenty-four months, in each case solely if necessary for regulatory purposes) unless the Required Lenders have approved such expiry date; or

(B)     the expiry date of the requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless all the Lenders have approved such expiry date.

(C)     if the Borrower requesting such Letter of Credit is an Irish company, the beneficiary of such Letter of Credit is neither habitually resident in Ireland nor has a place of establishment in Ireland.

(iii)     An L/C Issuer shall not be under any obligation to issue any Letter of Credit if:

(A)     any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such L/C Issuer from issuing the Letter of Credit, or any Law applicable to such L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such L/C Issuer shall prohibit, or request that such L/C Issuer refrain from, the issuance of letters of credit generally or the Letter of Credit in particular or shall impose upon such L/C Issuer with respect to the Letter of Credit any restriction, reserve or capital requirement (for which such L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon such L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which an Issuing Party in good faith deems material to it;

(B)     the issuance of the Letter of Credit would violate one or more policies of such L/C Issuer applicable to letters of credit generally (it being acknowledged by the L/C Issuer that issuance of Letters of Credit for purposes of supporting reinsurance and insurance obligations or to meet insurance regulatory requirements would not violate any policy);

(C)     except as otherwise agreed by the Administrative Agent and the Applicable Issuing Party, the Letter of Credit is in an initial stated amount less than $100,000;

(D)     such Letter of Credit is to be denominated in a currency other than Dollars or an Alternative Currency or, after giving effect to such issuance the Dollar Equivalent of the stated amount of all Letters of Credit denominated in an Alternative Currency plus the aggregate principal amount of all Loans denominated in Alternative Currencies would exceed the Alternative Currency Sublimit;

(E)     in the case of a Several Letter of Credit, (1) such Letter of Credit is not substantially in the form of Exhibit E (provided that the Applicable Issuing Party can and will agree to reasonable changes to such form, not adverse to interests of the Lenders, necessary to satisfy any then applicable requirements of the applicable insurance regulators) and (2) any Lender has advised the L/C Administrator that it must be a Participating Bank with respect to such Several Letter of Credit unless such Lender has entered into an agreement with a Fronting Bank to front for such Lender under such Letter of Credit;

(F)     any Lender is at that time a Defaulting Lender, unless, in the case of a Fronted Letter of Credit or a Several Letter of Credit as to which such Defaulting Bank is a Participating Bank, the Fronting Bank (x) has entered into arrangements, including the delivery of Cash Collateral, satisfactory to the Fronting Bank (in its sole discretion) with such Lender or (y) has received Cash Collateral from (or entered into other arrangements satisfactory to the Fronting Bank in its sole discretion with) AXIS Capital to eliminate the Fronting Bank’s actual or potential Fronting Exposure (after giving effect to Section 2.16 (a)(iv)) with respect to the Defaulting Lender arising from either the Letter of Credit then proposed to be issued or that Fronted Letter of Credit and all other L/C Obligations (including as Fronting Bank for a Participating Bank) as to which the Fronting Bank has actual or potential Fronting Exposure, as it may elect in its sole discretion; or

(G)     the Letter of Credit contains any provisions for automatic reinstatement of the stated amount after any drawing thereunder.

(iv)     The Applicable Issuing Party shall not amend any Letter of Credit if (A) the Applicable Issuing Party would not be permitted at such time to issue the Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of the Letter of Credit does not accept the proposed amendment to the Letter of Credit.

(v)     The L/C Administrator is hereby authorized to execute and deliver each Several Letter of Credit and each amendment to a Several Letter of Credit on behalf of each Lender (unless such Lender has advised the L/C Administrator that it is a Participating Bank). The L/C Administrator shall use the Applicable Percentage of an L/C Issuer under each Several Letter of Credit provided that the applicable Fronting Bank for such Participating Lender shall be severally (and not jointly) liable for an amount equal to its Applicable Percentage plus the Applicable Percentage of each Participating Bank. The LC Administrator shall not amend any Several Letter of Credit to change the “Commitment shares” of a Lender or add or delete a Lender liable thereunder unless such amendment is done in connection with an assignment in accordance with Section 10.06, a change in the Lenders and/or the Applicable Percentages as a result of any increase in the Aggregate Commitments pursuant to Section 2.14 or any other addition or replacement of a Lender in accordance with the terms of this Agreement or a change in status of a Lender as a Participating Bank. Fees owed by any Participating Bank to the applicable Fronting Bank pursuant to Section 2.03(i) shall accrue for the account of such Participating Bank only during such period as such Lender is a Participating Bank with respect to any such Several Letter of Credit. Each Lender hereby irrevocably constitutes and appoints the L/C Administrator its true and lawful attorney-in-fact for and on behalf of such Lender with full power of substitution and revocation in its own name or in the name of the L/C Administrator to issue, execute and deliver, as the case may be, each Several Letter of Credit and each amendment to a Several Letter of Credit and to carry out the purposes of this Agreement with respect to Several Letters of Credit. Upon request, each Lender shall execute such powers of attorney or other documents as any beneficiary of any Several Letter of Credit may reasonably request to evidence the authority of the L/C Administrator to execute and deliver such Several Letter of Credit and any amendment or other modification thereto on behalf of the Lenders.

(vi)     The Applicable Issuing Party shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and the Applicable Issuing Party shall have all of the benefits and immunities (A) provided to the Administrative Agent in Article IX with respect to any acts taken or omissions suffered by the Applicable Issuing Party in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Article IX included the Fronting Bank and the L/C Administrator with respect to such acts or omissions, and (B) as additionally provided herein with respect to the Fronting Bank and the L/C Administrator.

(b)     Procedures for Issuance and Amendment of Letters of Credit; Auto-Extension Letters of Credit.

(i)     Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the applicable Borrower delivered to (x) a Fronting Bank, in the case of Fronted Letters of Credit and (y) the L/C Administrator, in the case of Several Letters of Credit (with a copy in each case to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of the applicable Borrower. Such Letter of Credit Application must be received by the Applicable Issuing Party and the Administrative Agent not later than 11:00 a.m. at least two Business Days (or such later date and time as the Administrative Agent and the Applicable Issuing Party may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the Applicable Issuing Party: (A) the name of the account party, which shall be the applicable Borrower, (B) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (C) the amount and currency thereof; (D) the expiry date thereof (which shall be the earlier of the date which is twelve months from the date of issuance (or, (1) in the case of Letters of Credit denominated in Canadian Dollars, thirteen months and (2) in the case of Letters of Credit denominated in Australian Dollars, twenty-four months, in each case solely if necessary for regulatory purposes) or the Letter of Credit Expiration Date); (E) the name and address of the beneficiary thereof; (F) the documents to be presented by such beneficiary in case of any drawing thereunder; (G) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; (H) the purpose and nature of the requested Letter of Credit; (I) whether such Letter of Credit shall be an Auto-Extension Letter of Credit; (J) whether such Letter of Credit is to be a Fronted Letter of Credit or a Several Letter of Credit; and, in the case of Several Letters of Credit, in the event a Lender advises the L/C Administrator that such Lender is a Participating Bank, such Participating Bank’s Applicable Percentage of such Several Letter of Credit will be issued by the applicable Fronting Bank); (K) whether such Letter of Credit will be a Secured Letter of Credit; (L) whether such Letter of Credit shall be issued under the rules of the ISP or the UCP; and (M) such other matters as the Applicable Issuing Party may require. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the Applicable Issuing Party (1) the Letter of Credit to be amended; (2) the proposed date of amendment thereof (which shall be a Business Day); (3) the nature of the proposed amendment; and (4) such other matters as the Applicable Issuing Party may require. Additionally, the applicable Borrower shall furnish to the Applicable Issuing Party and the Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, as the Applicable Issuing Party or the Administrative Agent may reasonably require.

(ii)     Promptly after receipt of any Letter of Credit Application, the Applicable Issuing Party will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from the applicable Borrower and, if not, the Applicable Issuing Party will provide the Administrative Agent with a copy thereof. Unless the Applicable Issuing Party has received written notice from any Lender, the Administrative Agent or the applicable Borrower, at least one Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Article IV shall not then be satisfied, then, subject to the terms and conditions hereof, the Applicable Issuing Party shall, on the requested date, issue a Letter of Credit for the account of the applicable Borrower or enter into the applicable amendment, as the case may be, in each case in accordance with the Applicable Issuing Party’s usual and customary business practices. Immediately upon the issuance of each Fronted Letter of Credit, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the issuing Fronting Bank a risk participation in such Fronted Letter of Credit in an amount equal to the product of such Lender’s Applicable Percentage times the amount of such Letter of Credit and immediately upon the issuance of a Several Letter of Credit in which a Fronting Bank has “fronted” for a Participating Bank, each Participating Bank shall be deemed to, and hereby irrevocably and unconditionally agrees to, without recourse or warranty, purchase from the issuing Fronting Bank a risk participation in such Several Letter of Credit in an amount equal to the product of such Lender’s Applicable Percentage times the amount of such Several Letter of Credit.

(iii)     If the applicable Borrower so requests in any applicable Letter of Credit Application, the Applicable Issuing Party may, in its sole discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit the Applicable Issuing Party to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the Applicable Issuing Party, the applicable Borrower shall not be required to make a specific request to the Applicable Issuing Party for any such extension. Once an Auto-Extension Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) the Applicable Issuing Party to permit the extension of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date; provided, however, that the Applicable Issuing Party shall not permit any such extension if (A) the Applicable Issuing Party has determined that it would not be permitted, or would have no obligation, at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of clause (ii) or (iii) of Section 2.03(a) or otherwise), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is seven Business Days before the Non-Extension Notice Date (1) from the Administrative Agent that the Required Lenders have elected not to permit such extension or (2) from the Administrative Agent, any Lender or the applicable Borrower that one or more of the applicable conditions specified in Section 4.02 is not then satisfied, and in each such case directing the Applicable Issuing Party not to permit such extension.

(iv)     Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the Applicable Issuing Party will also deliver to the applicable Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

(c)	Drawings and Reimbursements; Funding of Participations.

(i)     Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit (a “Drawing Request”), the Applicable Issuing Party shall notify the applicable Borrower and the Administrative Agent of the receipt of such Drawing Request and of the date the Applicable Issuing Party will honor such request (each such date, an “Honor Date”). Not later than 10:00 a.m. on such Honor Date in the case of Letters of Credit to be reimbursed in Dollars or the Applicable Time on the Honor Date with respect to Letters of Credit to be reimbursed in an Alternative Currency, the applicable Borrower shall reimburse the respective L/C Issuers through the Administrative Agent in Same Day Funds the amount of the Drawing Request. In the case of a Fronted Letter of Credit denominated in an Alternative Currency, the applicable Borrower shall reimburse the applicable Fronting Bank through the Administrative Agent in such Alternative Currency, unless (A) the applicable Fronting Bank (at its option) shall have specified in such notice that it will require reimbursement in Dollars, or (B) in the absence of any such requirement for reimbursement in Dollars, such Borrower shall have notified the applicable Fronting Bank promptly following receipt of notice of drawing that such Borrower will reimburse the applicable Fronting Bank in Dollars. In the case of a Several Letter of Credit denominated in an Alternative Currency, the applicable Borrower shall reimburse the respective L/C Issuers issuing such Several Letter of Credit through the Administrative Agent in Dollars. In the case of any such reimbursement in Dollars of a drawing under a Letter of Credit denominated in an Alternative Currency, the Administrative Agent shall notify the applicable Borrower of the Dollar Equivalent of the amount of the drawing promptly following the determination thereof. To the extent that Same Day Funds are received by the Administrative Agent from the applicable Borrower prior to 10:00 a.m. (or the Applicable Time in the case of any Letter of Credit to be reimbursed in an Alternative Currency) on the Honor Date, the Administrative Agent shall remit the funds so received to the Applicable Issuing Party. Any notice given by the Applicable Issuing Party or the Administrative Agent pursuant to this Section 2.03(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(ii)     With respect to any Drawing Request, if Same Day Funds are not received by the Administrative Agent from the applicable Borrower prior to 11:00 a.m. (or the Applicable Time in the case of any Letter of Credit to be reimbursed in an Alternative Currency) on the Honor Date in the amount of such Drawing Request, the Administrative Agent shall promptly notify each Lender of such Drawing Request, the amount of the unreimbursed drawing (the “Unreimbursed Amount”) and such Lender’s Applicable Percentage of such Unreimbursed Amount. If such Unreimbursed Amount relates to a Letter of Credit issued in an Alternative Currency, such Unreimbursed Amount shall be the Dollar Equivalent (as calculated by the Administrative Agent using the Spot Rate) of the Drawing Request. Each Lender shall make funds available in Dollars to the Administrative Agent for the account of the Applicable Issuing Party at the Administrative Agent’s Office in an amount equal to its Applicable Percentage of the Unreimbursed Amount not later than 1:00 p.m. on the Business Day specified in such notice by the Administrative Agent (the “L/C Advance Date”). The Administrative Agent shall remit the funds so received to the Applicable Issuing Party. To the extent that Same Day Funds are received by the Administrative Agent from the Lenders (or the Fronting Bank on behalf of a Participating Bank) with respect to a Several Letter of Credit prior to 2:00 p.m. on the L/C Advance Date, the Administrative Agent shall notify the L/C Administrator and the L/C Administrator shall promptly make such funds available to the beneficiary of such Several Letter of Credit on such date. To the extent that the L/C Administrator has not delivered funds to any beneficiary of a Several Letter of Credit on behalf of a Lender on the L/C Advance Date, if Same Day Funds are received by the Administrative Agent from such Lender: (i) after 2:00 p.m. on the L/C Advance Date, the L/C Administrator shall make such funds available to such beneficiary on the next Business Day; (ii) prior to 2:00 p.m. on any Business Day after the L/C Advance Date, the L/C Administrator shall make those funds available to such beneficiary on such Business Day; and (iii) after 2:00 p.m. on any Business Day after the L/C Advance Date, the L/C Administrator shall make those funds available to such beneficiary on the next Business Day following such Business Day.

(iii) Unless the Administrative Agent or L/C Administrator receives notice from a Lender prior to any L/C Advance Date with respect to a Several Letter of Credit that such Lender will not make available as and when required hereunder to the Administrative Agent the amount of such Lender’s L/C Advance on such L/C Advance Date, the Administrative Agent and the L/C Administrator may assume that such Lender has made such amount available to the Administrative Agent in Same Day Funds on the L/C Advance Date and the L/C Administrator may (but shall not be required), in reliance upon such assumption, make available to the beneficiary of the related Several Letter of Credit on such date such Lender’s L/C Advance.

(iv) With respect to any Unreimbursed Amount, the applicable Borrower shall be deemed to have incurred an L/C Advance in the Dollar Equivalent of the Unreimbursed Amount from (x) in the case of Fronted Letters of Credit, the issuing Fronting Bank and (y) in the case of Several Letters of Credit, from the Lenders to the extent that they have provided funds with respect to such Several Letter of Credit pursuant to Section 2.03(c)(ii), from the Fronting Bank to the extent it has made funds available on behalf of a Participating Bank or from the L/C Administrator to the extent it has made funds available on behalf of a Lender pursuant to Section 2.03(c)(iii). L/C Advances shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate. Each Lender’s or Participating Bank’s payment to the Administrative Agent for the account of a Fronting Bank pursuant to Section 2.03(c)(ii) shall be deemed payment in respect of its participation in such L/C Advance and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.03. Any payment by a Borrower in respect of such L/C Advance shall be made to the Administrative Agent and upon receipt applied by the Administrative Agent in accordance with Section 2.03(d).

(v) Until each Lender funds its L/C Advance pursuant to this Section 2.03(c) to reimburse a Fronting Bank (or the L/C Administrator pursuant to Section

2.03(c)(iii)) for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Applicable Percentage of such Unreimbursed Amount shall be solely for the account of the relevant Fronting Bank or the L/C Administrator, as applicable.

(vi)     Each Lender’s obligation to make L/C Advances to reimburse the relevant issuing Fronting Bank (or the L/C Administrator pursuant to Section 2.03(c)(iii)) for amounts drawn under Letters of Credit, as contemplated by this Section 2.03(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the Administrative Agent, any Fronting Bank, the L/C Administrator, any Lender, any Borrower, any beneficiary named in any Letter of Credit, any transferee of any Letter of Credit (or any Persons for whom any such transferring may be acting) or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default, (C) any lack of validity or enforceability of such Letter of Credit, this Agreement or any other Loan Document, (D) any draft, certificate or any other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect, (E) the surrender or impairment of any security for the performance or observance of any of the terms of the Loan Documents, (F) any matter or event set forth in Section 2.03(b)(i), or (G) any other occurrence, event or condition, whether or not similar to any of the foregoing. No such making of an L/C Advance shall relieve or otherwise impair the obligation of the applicable Borrower to reimburse the respective L/C Issuers for the amount of any payment made by the respective L/C Issuers under any Letter of Credit, together with interest as provided herein.

(vii)     If any Lender fails to make available to the Administrative Agent for the account of a Fronting Bank or the L/C Administrator any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.03(c) by the time specified in Section 2.03(c)(ii), such Fronting Bank or the L/C Administrator, as the case may be, shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to such Fronting Bank or the L/C Administrator, as the case may be, at a rate per annum equal to the Federal Funds Rate, plus any administrative, processing or similar fees customarily charged by the Fronting Bank or the L/C Administrator in connection with the foregoing. A certificate of such Fronting Bank or the L/C Administrator, as the case may be, submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (vii) shall be conclusive absent manifest error.

(d)	Repayment of Participations.

(i)     At any time after the Applicable Issuing Party has made a payment under any Letter of Credit and has received from any Lender such Lender’s L/C Advance in respect of such payment in accordance with Section 2.03(c), if the Administrative Agent receives any payment in respect of the related Unreimbursed

Amount or interest thereon (whether directly from a Borrower or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Lender its Applicable Percentage thereof in the same funds as those received by the Administrative Agent.

(ii)     If any payment received by the Administrative Agent pursuant to Section 2.03(c)(i) is required to be returned under any of the circumstances described in Section 10.05 (including pursuant to any settlement entered into by the applicable Fronting Bank or the L/C Administrator in its discretion), each Lender shall pay to the Administrative Agent for the account of such Fronting Bank or L/C Administrator its Applicable Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e)     Obligations Absolute. The obligation of a Borrower to reimburse the respective L/C Issuers for each drawing under each Letter of Credit as to each Letter of Credit issued for its account and to repay each related L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i)       any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other Loan Document;

(ii)      the existence of any claim, counterclaim, setoff, defense or other right that AXIS Capital or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the Applicable Issuing Party or any L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii)     any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv)     any adverse change in the relevant exchange rates or in the availability of the relevant Alternative Currency to any Borrower or in the relevant currency markets generally;

(v)      any payment by the Applicable Issuing Party under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the Applicable Issuing Party under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-

possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law; or

(vi)     any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, AXIS Capital or any Subsidiary.

The applicable Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the applicable Borrower’s instructions or other irregularity, the applicable Borrower will immediately notify the Applicable Issuing Party. The applicable Borrower shall be conclusively deemed to have waived any such claim against the Applicable Issuing Party and its correspondents unless such notice is given as aforesaid.

(f)     Role of Applicable Issuing Party. Each Lender and each Borrower agree that, in paying any drawing under a Letter of Credit, the Applicable Issuing Party shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the Applicable Issuing Parties, the Lenders, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of an Applicable Issuing Party shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders or the Required Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document. Each Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude such Borrower pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the Applicable Issuing Parties, the Lenders, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of an Applicable Issuing Party shall be liable or responsible for any of the matters described in clauses (i) through (iv) of Section 2.03(e); provided, however, that anything in such clauses to the contrary notwithstanding, the applicable Borrower may have a claim against the Applicable Issuing Party and/or the Lenders, and the Applicable Issuing Party and/or the Lenders may be liable to the applicable Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the applicable Borrower which the applicable Borrower proves were caused by the Applicable Issuing Party’s and/or a Lender’s willful misconduct or gross negligence or the Applicable Issuing Party’s and/or a Lender’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing, the Applicable Issuing Party may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and neither the Applicable Issuing Party nor any Lender shall be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

(g)     Applicability of ISP and UCP. Unless otherwise expressly agreed by the Applicable Issuing Party and the applicable Borrower when a Letter of Credit is issued, the rules of the ISP shall apply unless, for regulatory purposes, the rules of the UCP must apply.

(h)     Letter of Credit Fees. The applicable Borrower shall pay to the Administrative Agent for the account of each Lender in accordance with its Applicable Percentage in Dollars, a Letter of Credit fee (the “Letter of Credit Fee”) for each Letter of Credit equal to the Applicable Rate times the Dollar Equivalent of the daily amount available to be drawn under such Letter of Credit; provided, however, any Letter of Credit Fees otherwise payable for the account of a Defaulting Lender with respect to any Letter of Credit as to which such Defaulting Lender has not provided Cash Collateral satisfactory to each Fronting Bank pursuant to this Section 2.03 shall be payable, to the maximum extent permitted by applicable Law, to the other Lenders in accordance with the upward adjustments in their respective Applicable Percentages allocable to such Letter of Credit pursuant to Section 2.16(a)(iv), with the balance of such fee, if any, payable to the issuing Fronting Bank for its own account. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.08. Letter of Credit Fees shall be (i) due and payable on the tenth Business Day after the end of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand and (ii) computed on a quarterly basis in arrears. If there is any change in the Applicable Rate during any quarter, the daily amount available to be drawn under each Letter of Credit shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect. Notwithstanding anything to the contrary contained herein, upon the request of the Required Lenders, while any Event of Default exists, all Letter of Credit Fees shall accrue at the Default Rate.

(i)     Fronting Fee and Documentary and Processing Charges Payable to Fronting Bank.

  (i)     Each Borrower shall pay directly to each Fronting Bank for its own account in Dollars a fronting fee with respect to each Fronted Letter of Credit issued for the account of such Borrower by such Fronting Bank, at the rate per annum agreed to between AXIS Capital and such Fronting Bank, computed on the Dollar Equivalent of the daily amount available to be drawn under such Letter of Credit shall be (i) due and payable on the tenth Business Day after the end of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand and (ii) computed on a quarterly basis in arrears, it being understood that each Fronting Bank will invoice each Borrower directly for amounts due under this Section 2.03(i). For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with

Section 1.09. In addition, each Borrower shall pay directly to the Applicable Issuing Party for its own account, in Dollars, the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of the Fronting Bank relating to letters of credit as from time to time in effect. Such fees are due and payable on demand and are nonrefundable.

(ii)     Each Participating Bank with respect to a Several Letter of Credit shall pay to the applicable Fronting Bank a fronting fee (the “Several L/C Fronting Fee”) computed on the risk participation purchased by such Participating Bank from such Fronting Bank with respect to such Several Letter of Credit at the rate per annum specified under subclause (i) above. Unless otherwise agreed between such Participating Bank, the Fronting Bank and the Administrative Agent, the Several L/C Fronting Fee shall be paid quarterly in arrears and each Fronting Bank will invoice the Participating Banks for any Several L/C Fronting Fees owed to it.

(j)     Conflict with Issuer Documents. In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.

  2.04     Prepayments.

(a)     Each Borrower may, upon notice to the Administrative Agent, at any time or from time to time voluntarily prepay Loans in whole or in part without premium or penalty; provided that (i) such notice must be received by the Administrative Agent not later than 11:00 a.m. (A) three Business Days prior to any date of prepayment of Eurocurrency Rate Loans denominated in Dollars, (B) four Business Days (or five, in the case of prepayment of Loans denominated in Special Notice Currencies) prior to any date of prepayment of Eurocurrency Rate Loans denominated in Alternative Currencies, and (C) on the date of prepayment of Base Rate Loans; (ii) any prepayment of Eurocurrency Rate Loans denominated in Dollars shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof; (iii) any prepayment of Eurocurrency Rate Loans denominated in Alternative Currencies shall be in a minimum principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof; and (iv) any prepayment of Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment and the Type(s) of Loans to be prepaid and, if Eurocurrency Rate Loans are to be prepaid, the Interest Period(s) of such Loans. The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s Applicable Percentage of such prepayment. If such notice is given by a Borrower, such Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a Eurocurrency Rate Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05. Each such prepayment shall be applied to the Loans of the Lenders in accordance with their respective Applicable Percentages.

(b)     If for any reason the Total Outstandings at any time exceed the Aggregate Commitments then in effect, AXIS Capital shall immediately (or shall cause one or more

Designated Borrowers to) prepay Loans and/or Cash Collateralize the L/C Obligations in an aggregate amount equal to such excess; provided, however, that AXIS Capital shall not be required to Cash Collateralize the L/C Obligations pursuant to this Section 2.04(b) unless after the prepayment in full of the Loans the Total Outstandings exceed the Aggregate Commitments then in effect.

(c)     If the Administrative Agent notifies AXIS Capital at any time that the Outstanding Amount of all Credit Extensions denominated in Alternative Currencies at such time exceeds an amount equal to 105% of the Alternative Currency Sublimit then in effect, then, within two Business Days after receipt of such notice, AXIS Capital shall (or shall cause one or more Designated Borrowers to) prepay Loans denominated in Alternative Currencies in an aggregate amount sufficient to reduce such Outstanding Amount as of such date of payment to an amount not to exceed 100% of the Alternative Currency Sublimit then in effect or Cash Collateralize the L/C Obligations in an amount equal to such excess.

(d)     Upon the request of AXIS Capital made within two Business Days following any Revaluation Date, the Administrative Agent will, so long as no Default then exists, release Cash Collateral to AXIS Capital or the applicable Designated Borrower, as the case may be, to the extent that such Cash Collateral is no longer required pursuant to Section 2.04(b), (c) or (d) as applicable.

(e)     The Administrative Agent or the Applicable Issuing Party may, at any time and from time to time after the initial deposit of Cash Collateral pursuant to Section 2.04(b), (c) or (d) request additional Cash Collateral to the extent the amount of Cash Collateral provided pursuant thereto is no longer sufficient due to exchange rate fluctuations.

(f)     On the Letter of Credit Expiration Date or, if earlier, the date the Obligations are accelerated pursuant to Section 8.02, and until the final expiration date of any Letter of Credit which was not issued as a Secured Letter of Credit (each, an “Unsecured Letter of Credit”) and thereafter so long as any L/C Obligations with respect to such Unsecured Letters of Credit are outstanding, AXIS Capital shall (or shall cause the applicable Designated Borrowers to), Cash Collateralize with Cash and Cash Equivalents the L/C Obligations in respect of Unsecured Letters of Credit of such Borrower in an amount equal to the Dollar Equivalent of 105% of the outstanding L/C Obligations with respect to such Unsecured Letters of Credit.

2.05     Termination or Reduction of Commitments. AXIS Capital may, upon notice to the Administrative Agent, terminate the Aggregate Commitments, or from time to time permanently reduce the Aggregate Commitments; provided that (i) any such notice shall be received by the Administrative Agent not later than 11:00 a.m. five Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $10,000,000 or any whole multiple of $1,000,000 in excess thereof, (iii) AXIS Capital shall not terminate or reduce the Aggregate Commitments if, after giving effect thereto and to any concurrent prepayments hereunder, the Total Outstandings would exceed the Aggregate Commitments, and (iv) if, after giving effect to any reduction of the Aggregate Commitments, the Alternative Currency Sublimit exceeds the amount of the Aggregate Commitments, the Alternative Currency Sublimit shall be automatically reduced by the amount of such excess. The

Administrative Agent will promptly notify the Lenders of any such notice of termination or reduction of the Aggregate Commitments. The amount of any such Aggregate Commitment reduction shall not be applied to the Alternative Currency Sublimit unless otherwise specified by AXIS Capital. Any reduction of the Aggregate Commitments shall be applied to the Commitment of each Lender according to its Applicable Percentage. All fees accrued until the effective date of any termination of the Aggregate Commitments shall be paid on the effective date of such termination.

2.06     Repayment of Loans. Each Borrower shall repay to the Lenders on the Maturity Date the aggregate principal amount of its Loans outstanding on such date.

2.07     Interest.

(a)     Subject to the provisions of subsection (b) below, (i) each Eurocurrency Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurocurrency Rate for such Interest Period plus the Applicable Rate plus (in the case of a Eurocurrency Rate Loan of any Lender which is lent from a Lending Office in the United Kingdom or a Participating Member State) the Mandatory Cost; and (ii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate.

(b)     (i)  If any amount of principal of any Loan is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(ii)     If any amount (other than principal of any Loan) payable by a Borrower under any Loan Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then upon the request of the Required Lenders, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(iii)     Upon the request of the Required Lenders, while any Event of Default exists, each Borrower shall pay interest on the principal amount of all its outstanding Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(iv)     Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c)     Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

2.08     Fees.   In addition to certain fees described in subsections (h) and (i) of Section 2.03:

(a)     Commitment Fee. AXIS Capital shall pay to the Administrative Agent for the account of each Lender in accordance with its Applicable Percentage, a commitment fee in Dollars equal to the Applicable Rate times the actual daily amount by which the Aggregate Commitments exceed the sum of (i) the Outstanding Amount of Loans and (ii) the Outstanding Amount of L/C Obligations, subject to adjustment as provided in Section 2.16. The commitment fee shall accrue at all times during the Availability Period, including at any time during which one or more of the conditions in Article IV is not met, and shall be due and payable quarterly in arrears on the tenth Business Day after the end of each March, June, September and December, commencing with the first such date to occur after the Closing Date, and on the last day of the Availability Period. The commitment fee shall be calculated quarterly in arrears, and if there is any change in the Applicable Rate during any quarter, the actual daily amount shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect.

(b)     Other Fees. (i) AXIS Capital shall pay to the Arrangers, the Fronting Banks and the Administrative Agent for their own respective accounts fees, in Dollars, in the amounts and at the times specified in the applicable Fee Letter. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

(ii)     AXIS Capital shall pay to the Lenders such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

2.09     Computation of Interest and Fees. All computations of interest for Base Rate Loans (including Base Rate Loans determined by reference to the Eurocurrency Rate) shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year), or, in the case of interest in respect of Loans denominated in Alternative Currencies as to which market practice differs from the foregoing, in accordance with such market practice. Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid; provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.11(a), bear interest for one day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

2.10     Evidence of Debt.

(a)     The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Credit

Extensions made by the Lenders to the Borrowers and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrowers hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, each Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note, which shall evidence such Lender’s Loans in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

(b)     In addition to the accounts and records referred to in subsection (a), each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

2.11     Payments Generally; Administrative Agent’s Clawback.

(a)     General. All payments to be made by the Borrowers shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein and except with respect to principal of and interest on Loans denominated in an Alternative Currency, all payments by the Borrowers hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the applicable Administrative Agent’s Office in Dollars and in Same Day Funds not later than 2:00 p.m. on the date specified herein. Except as otherwise expressly provided herein, all payments by the Borrowers hereunder (i) in the case of principal and interest on Loans denominated in an Alternative Currency shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, (ii) in the case of Fronted Letters of Credit, to the Administrative Agent, for the account of the issuing Fronting Bank, at the applicable Administrative Agent’s Office in such Alternative Currency and in Same Day Funds not later than the Applicable Time specified by the Administrative Agent on the dates specified herein and (iii) in the case of Several Letters of Credit, to the Administrative Agent, for the account of the Lenders who have issued such Letter of Credit in each case at the applicable Administrative Agent’s Office in such Alternative Currency and in Same Day Funds not later than the Applicable Time specified by the Administrative Agent on the dates specified herein. Without limiting the generality of the foregoing, the Administrative Agent may require that any payments due under this Agreement be made in the United States. If, for any reason, any Borrower is prohibited by any Law from making any required payment hereunder in an Alternative Currency, such Borrower shall make such payment in Dollars in the Dollar Equivalent of the Alternative Currency payment amount. The Administrative Agent will promptly distribute to each Lender its Applicable Percentage (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent (i) after 2:00 p.m., in the case of payments in Dollars, or (ii) after the Applicable Time specified by the Administrative Agent in the case of payments in an Alternative Currency, shall in each case be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by any Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(b)     (i)  Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing of Eurocurrency Rate Loans (or, in the case of any Borrowing of Base Rate Loans, prior to 12:00 noon on the date of such Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 (or, in the case of a Borrowing of Base Rate Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.02) and may, in reliance upon such assumption, make available to the applicable Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the applicable Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in Same Day Funds with interest thereon, for each day from and including the date such amount is made available to such Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the Overnight Rate, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, and (B) in the case of a payment to be made by such Borrower, the interest rate applicable to Base Rate Loans. If such Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to such Borrower the amount of such interest paid by such Borrower for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by such Borrower shall be without prejudice to any claim such Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(ii)     Payments by Borrowers; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from a Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Fronting Bank hereunder that such Borrower will not make such payment, the Administrative Agent may assume that such Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or such Fronting Bank, as the case may be, the amount due. In such event, if such Borrower has not in fact made such payment, then each of the Lenders or such Fronting Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or such Fronting Bank, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal

Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

A notice of the Administrative Agent to any Lender or any Borrower with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.

(c)     Failure to Satisfy Conditions Precedent. If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the applicable Borrower by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(d)     Obligations of Lenders Several. The obligations of the Lenders hereunder to make Loans, to fund Several Letters of Credit, to purchase participations in Letters of Credit and to make payments pursuant to Section 10.04(c) are several and not joint. The failure of any Lender to make any Loan, to fund any Several Letter of Credit, to purchase a participation in any Letter of Credit or to make any payment under Section 10.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to fund a Several Letter of Credit, to purchase its participation in a Letter of Credit or make its payment under Section 10.04(c).

(e)     Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

2.12     Sharing of Payments by Lenders. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of the Loans made by it, or in L/C Obligations held by it resulting in such Lender’s receiving payment of a proportion of the aggregate amount of such Loans or L/C Obligations and accrued interest thereon greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and participations or subparticipations in L/C Obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Total Outstandings and other amounts owing them, provided that:

(i)     if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii)     the provisions of this Section shall not be construed to apply to (x) any payment made by or on behalf of a Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), (y) the application of Cash Collateral provided for in Section 2.15, or (z) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or subparticipations in L/C Obligations to any assignee or participant, other than an assignment to AXIS Capital or any Subsidiary thereof (as to which the provisions of this Section shall apply).

Each Credit Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Credit Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Credit Party in the amount of such participation.

2.13     Designated Borrowers.

(a)     Effective as of the date hereof each of AXIS Specialty, AXIS Re and AXIS Specialty Europe shall be a “Designated Borrower” hereunder and may receive Loans and have Letters of Credit issued for its account on the terms and conditions set forth in this Agreement.

(b)     AXIS Capital may at any time, upon not less than 10 Business Days’ notice from AXIS Capital to the Administrative Agent (or, with respect to the Specified Entities identified below, such shorter period as may be agreed by the Administrative Agent in its sole discretion), designate any additional Subsidiary of AXIS Capital (an “Applicant Borrower”) as a Designated Borrower to request Letters of Credit and receive Loans hereunder by delivering to the Administrative Agent (which shall promptly deliver counterparts thereof to each Lender) a duly executed notice and agreement in substantially the form of Exhibit F (a “Designated Borrower Request and Assumption Agreement”). The parties hereto acknowledge and agree that prior to any Applicant Borrower becoming entitled to utilize the credit facilities provided for herein the Administrative Agent and the Lenders shall have received such supporting resolutions, incumbency certificates, opinions of counsel and other documents or information, in form, content and scope reasonably satisfactory to the Administrative Agent, as may be required by the Administrative Agent or the Required Lenders in their sole discretion, and Notes signed by such new Borrowers to the extent any Lenders so require. If the Administrative Agent and the Lenders (or, in the case of Applicant Borrowers organized under the Laws of the United States or a state thereof or Bermuda, the Required Lenders) agree that an Applicant Borrower shall be entitled to Letters of Credit and receive Loans hereunder, then promptly following receipt of all such requested resolutions, incumbency certificates, opinions of counsel and other documents or information, the Administrative Agent shall send a notice in substantially the form of Exhibit G (a “Designated Borrower Notice”) to AXIS Capital and the Lenders specifying the effective date upon which the Applicant Borrower shall constitute a Designated Borrower for purposes hereof, whereupon each of the Lenders agrees to permit such Designated Borrower to request Letters of Credit and receive Loans hereunder, on the terms and conditions set forth herein, and each of the parties agrees that such Designated Borrower otherwise shall be a Borrower for all purposes of this Agreement; provided that no Loan Notice or Letter of Credit Application may be submitted by or on behalf of such

Designated Borrower until the date five Business Days after such effective date; and provided further, that effective as of the date hereof, the Required Lenders agree that each of the following Subsidiaries may become a “Designated Borrower” pursuant hereto (subject to satisfaction of the other conditions set forth in this Section 2.13) without any requirement of further written consent from the Required Lenders: AXIS Reinsurance, AXIS Specialty Insurance, AXIS Surplus and AXIS Insurance (collectively, the “Specified Entities”).

(c)     The Obligations of AXIS Capital (except as otherwise provided herein or in another Loan Document) and the Obligations of each Designated Borrower shall be several in nature and no Designated Borrower will be liable for the Obligations of another Borrower.

(d)     Each Subsidiary of AXIS Capital that is or becomes a “Designated Borrower” pursuant to this Section 2.13 hereby irrevocably appoints AXIS Capital as its agent for all purposes relevant to this Agreement and each of the other Loan Documents, including (i) the giving and receipt of notices, (ii) the execution and delivery of all documents, instruments and certificates contemplated herein and all modifications hereto, and (iii) the receipt of the proceeds of any Loans made by the Lenders to any such Designated Borrower hereunder. Any acknowledgment, consent, direction, certification or other action which might otherwise be valid or effective only if given or taken by all Borrowers, or by each Borrower acting singly, shall be valid and effective if given or taken only by AXIS Capital, whether or not any such other Borrower joins therein. Any notice, demand, consent, acknowledgement, direction, certification or other communication delivered to AXIS Capital in accordance with the terms of this Agreement shall be deemed to have been delivered to each Designated Borrower.

(e)     AXIS Capital may from time to time, upon not less than 5 Business Days’ notice from AXIS Capital to the Administrative Agent (or such shorter period as may be agreed by the Administrative Agent in its sole discretion), terminate a Designated Borrower’s status as such, provided that there are no Letters of Credit issued for the account of such Designated Borrower, and there are no outstanding Loans payable by such Designated Borrower, or other amounts payable by such Designated Borrower on account of any Loans made to it, as of the effective date of such termination. The Administrative Agent will promptly notify the Lenders of any such termination of a Designated Borrower’s status.

2.14     Increase in Commitments.

(a)     Request for Increases to Commitments. AXIS Capital shall have the right at any time prior to the date that is 30 days prior to the Maturity Date to increase the aggregate Commitments hereunder by an amount (for all such requests) not exceeding $250,000,000 by adding to this Agreement one or more other Eligible Assignees (which may include any existing Lender, with the consent of such Lender in its sole discretion) (each such bank, a “Supplemental Lender”) with the approval of (x) the Administrative Agent (which approval shall not be unreasonably withheld or delayed); provided that no consent of the Administrative Agent will be required in the case of any such Eligible Assignee that is a Lender, an Affiliate of a Lender or an Approved Fund with respect to a Lender and (y) each Fronting Bank (which approval shall not be unreasonably withheld or delayed), provided that (i) each Supplemental Lender shall have entered into an agreement pursuant to which such Supplemental Lender shall undertake a Commitment (or, if such Supplemental Lender is an existing Lender, pursuant to which its Commitment shall be increased), (ii) such Commitment of any Supplemental Lender that is not an existing Lender shall be in an amount of at least $25,000,000, (iii) such Commitment (together with the increased Commitment(s) of all other Supplemental Lenders being provided at such time) shall be in an aggregate amount of at least $25,000,000, and (iv) if such Supplemental Lender will need to be a Participating Bank, a Fronting Bank shall have agreed to front for such Supplemental Lender under Several Letters of Credit on terms satisfactory to such Fronting Bank.

(b)     Required Supplemental Lender Documentation. Each such Supplemental Lender shall enter into an agreement in form and substance satisfactory to AXIS Capital and the Administrative Agent and its counsel pursuant to which such Supplemental Lender shall, as of the effective date of such increase in the Commitments (which shall be a Business Day and, unless the Administrative Agent otherwise agrees, on which no issuance, amendment, renewal or extension of any Letter of Credit is scheduled to occur or no Borrowing is scheduled to be made, each a “Supplemental Commitment Date”), undertake a Commitment (or, if any such Supplemental Lender is an existing Lender, its Commitment shall be in addition to such Lender’s Commitment hereunder on such date) and such Supplemental Lender shall thereupon become (or continue to be) a “Lender” for all purposes hereof.

(c)     Conditions to Effectiveness of Increase. Notwithstanding the foregoing, no increase in the aggregate Commitments hereunder pursuant to this Section shall be effective unless:

(i)       AXIS Capital shall have given the Administrative Agent notice of any such increase at least three Business Days prior to the applicable Supplemental Commitment Date;

(ii)       no Default shall have occurred and be continuing on the applicable Supplemental Commitment Date;

(iii)     AXIS Capital shall deliver to the Administrative Agent a certificate of each Credit Party dated as of the Supplemental Commitment Date signed by a Responsible Officer of such Credit Party (x) certifying and attaching the resolutions adopted by such Credit Party approving or consenting to such increase, and (y) in the case of AXIS Capital, certifying that, before and after giving effect to such increase, (A) the representations and warranties contained in Article V and the other Loan Documents each of the representations and warranties of the Credit Parties contained in this Agreement and the other Loan Documents shall be true in all material respects on and as of the applicable Supplemental Commitment Date with the same force and effect as if made on and as of such date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date); and (B) no Default exists; and

(iv)     on each Supplemental Commitment Date, the Administrative Agent shall reallocate any outstanding Loans so that, after giving effect thereto, the Loans are held ratably by the Lenders in accordance with their respective Commitments (after giving effect to such increase) and each Borrower shall (A) prepay the interest due on such Loans prior to such Supplemental Commitment Date and (B) pay to the Lenders the amounts, if any, payable under Section 3.05 as if such Loans had been prepaid.

(d)     Revised Percentages and Letter of Credit Amendments. The Administrative Agent shall promptly notify the Lenders of the new Applicable Percentages after giving effect to the Supplemental Commitment. Promptly after the Supplemental Commitment Date, the L/C Administrator shall amend the outstanding Several Letters of Credit to reflect the new “Commitment share” of each Lender (including the Supplemental Lenders) and prior to the date a Several Letter of Credit has been amended to give effect to such new “Commitment share”, each Supplemental Lender shall be deemed to irrevocably and unconditionally purchase from each Lender who has issued such Several Letter of Credit, a risk participation in such Several Letter of Credit in an amount such that after giving effect to such purchase, each Lender (including the Supplemental Lender) has its Applicable Percentage of such Several Letter of Credit.

(e)     Conflicting Provisions. This Section shall supersede any provisions in Section 2.12 or 10.01 to the contrary.

2.15     Cash Collateral.

(a)     Certain Credit Support Events. At any time that there shall exist a Defaulting Lender, immediately upon the request of the Administrative Agent or a Fronting Bank, AXIS Capital shall deliver (or shall cause the Designated Borrowers to deliver) to the Administrative Agent Cash Collateral in an amount sufficient to cover 105% of all Fronting Exposure of such Fronting Bank (after giving effect to Section 2.16(a)(iv) and any Cash Collateral provided by the Defaulting Lender).

(b)     Grant of Security Interest. All Cash Collateral (other than credit support not constituting funds subject to deposit) shall be maintained (x) in the case of funds deposited by a Borrower, in a blocked deposit or securities account at the Administrative Agent or such other financial institution as is acceptable to the Administrative Agent (each, a “Borrower L/C Collateral Account”) which shall be invested in Eligible Collateral and (y) in the case of Cash Collateral provided by a Defaulting Lender, in blocked, non-interest bearing deposit accounts at the Administrative Agent. Each Borrower, and to the extent provided by any Lender, such Lender, hereby grants to (and subjects to the control of) the Administrative Agent, for the benefit of the Administrative Agent, the Fronting Banks and the Lenders, and agrees to maintain, a first priority security interest in all such cash, deposit accounts and all balances in its Borrower L/C Collateral Account, and all other property so provided as collateral pursuant hereto, and in all proceeds of the foregoing, all as security for the obligations to which such Cash Collateral may be applied pursuant to Section 2.15(c) and shall execute such additional documents as the Administrative Agent may reasonably request to ensure that the Administrative Agent has a first priority security interest in such Cash Collateral. If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent as herein provided, or that the total amount of such Cash Collateral is less than the applicable Fronting Exposure and other obligations secured thereby, the applicable Borrower or the relevant Defaulting Lender will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency.

(c)     Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under any of this Section 2.15 or Sections 2.03, 2.04, 2.16 or 8.02 in respect of Letters of Credit shall be held and applied to the satisfaction of the specific L/C Obligations, obligations to fund participations therein (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) and other obligations for which the Cash Collateral was so provided, prior to any other application of such property as may be provided for herein.

(d)     Release. Cash Collateral (or the appropriate portion thereof) provided to reduce Fronting Exposure or other obligations shall be released promptly following (i) the elimination of the applicable Fronting Exposure or other obligations giving rise thereto (including by the termination of Defaulting Lender status of the applicable Lender (or, as appropriate, its assignee following compliance with Section 10.06(b)(vi))) or (ii) the Administrative Agent’s good faith determination that there exists excess Cash Collateral; provided, however, (x) that Cash Collateral furnished by or on behalf of a Credit Party shall not be released during the continuance of a Default or Event of Default (and following application as provided in this Section 2.15 may be otherwise applied in accordance with Section 8.03), and (y) the Person providing Cash Collateral and the Fronting Bank may agree that Cash Collateral shall not be released but instead held to support future anticipated Fronting Exposure or other obligations.

2.16     Defaulting Lenders.

(a)     Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(i)     Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 10.01.

(ii)     Reallocation of Payments. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise, and including any amounts made available to the Administrative Agent by that Defaulting Lender pursuant to Section 10.08), shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by that Defaulting Lender (including amounts owed in its capacity as a Participating Bank) to the Fronting Banks hereunder; third, if so determined by the Administrative Agent or requested by a Fronting Bank, to be held as Cash Collateral for future funding obligations of that Defaulting Lender of any participation in any Fronted Letter of Credit or Several Letter of Credit as to which it is a Participating Bank; fourth, as AXIS Capital may request (so long as no Default or Event of Default exists), to the funding of any Loan or Cash Collateralization of any Several Letter of Credit in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and AXIS Capital, to be held in a non-interest bearing deposit account and released in order to satisfy obligations of that Defaulting Lender to fund Loans or Several Letters of Credit under this Agreement; sixth, to the payment of any amounts owing to the Lenders or the Fronting Banks as a result of any judgment of a court of competent jurisdiction obtained by any Lender or any Fronting Bank against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to applicable Borrower as a result of any judgment of a court of competent jurisdiction obtained by such Borrower against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or L/C Borrowings in respect of which that Defaulting Lender has not fully funded its appropriate share and (y) such Loans or L/C Borrowings were made at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and L/C Borrowings owed to, all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Borrowings owed to, that Defaulting Lender. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.16(a)(ii) shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.

(iii)     Certain Fees. That Defaulting Lender (x) shall not be entitled to receive a commitment fee pursuant to Section 2.08(a) and (y) shall be limited in its right to receive Letter of Credit Fees as provided in Section 2.03(h).

(iv)     Reallocation of Applicable Percentages to Reduce Fronting Exposure. During any period in which there is a Defaulting Lender, for purposes of computing the amount of the obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Fronted Letters of Credit pursuant to Sections 2.03, the “Applicable Percentage” of each non-Defaulting Lender shall be computed without giving effect to the Commitment of that Defaulting Lender; provided, that, (i) each such reallocation shall be given effect only if, at the date the applicable Lender becomes a Defaulting Lender, no Default or Event of Default exists; and (ii) reallocation only to the extent that the aggregate obligation of each non-Defaulting Lender to issue, acquire, refinance or fund participations in Letters of Credit shall not exceed the positive difference, if any, of (1) the Commitment of that non-Defaulting Lender minus (2) the aggregate Outstanding Amount of that Lender.

(b)     Defaulting Lender Cure. If AXIS Capital, the Administrative Agent and the Fronting Banks agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit to be held on a pro rata basis by the Lenders in accordance with their Applicable Percentages (without giving effect to Section 2.16(a)(iv)), whereupon that Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of a Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

ARTICLE III.         TAXES, YIELD PROTECTION AND ILLEGALITY

3.01     Taxes.

(a)     Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes. (i) Any and all payments by or on account of any obligation of a Borrower hereunder or under any other Loan Document shall to the extent permitted by applicable Laws be made free and clear of and without reduction or withholding for any Taxes. If, however, applicable Laws require any Borrower or the Administrative Agent to withhold or deduct any Tax, such Tax shall be withheld or deducted in accordance with such Laws as determined by such Borrower or the Administrative Agent, as the case may be, upon the basis of the information and documentation to be delivered pursuant to subsection (e) below.

(ii)     If any Borrower or the Administrative Agent shall be required by the Code to withhold or deduct any Taxes, including both United States Federal backup withholding and withholding taxes, from any payment, then (A) such Borrower or the Administrative Agent shall withhold or make such deductions as are determined by it to be required based upon the information and documentation it has received pursuant to subsection (e) below, (B) such Borrower or the Administrative Agent shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with the Code, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes or Other Taxes, the sum payable by such Borrower shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, Lender or Fronting Bank, as the case may be, receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(iii)     If any Borrower or the Administrative Agent shall be required by any applicable Laws other than the Code to withhold or deduct any Taxes from any payment, then (A) such Borrower or the Administrative Agent, as required by such Laws, shall withhold or make such deductions as are determined by it to be required based upon the information and documentation it has received pursuant to subsection (e) below, (B) such Borrower or the Administrative Agent, to the extent required by such Laws, shall timely pay the full amount so withheld or deducted by it to the relevant Governmental Authority in accordance with such Laws, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes or Other Taxes, the sum payable by such Borrower shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, Lender or Fronting Bank, as the case may be, receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(b)     Payment of Other Taxes by the Borrowers. Without limiting the provisions of subsection (a) above, each Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable Laws.

(c)     Tax Indemnifications. (i) Without limiting the provisions of subsection (a) or (b) above, each Borrower shall, and does hereby, indemnify the Administrative Agent, each Lender and each Fronting Bank, and shall make payment in respect thereof within 10 days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) withheld or deducted by such Borrower or the Administrative Agent or paid by the Administrative Agent, such Lender or such Fronting Bank, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. Each Borrower shall also, and does hereby, indemnify the Administrative Agent, and shall make payment in respect thereof within 10 days after demand therefor, for any amount which a Lender or a Fronting Bank for any reason fails to pay indefeasibly to the Administrative Agent as required by clause (ii) of this subsection. A certificate as to the amount of any such payment or liability delivered to a Borrower by a Lender or a Fronting Bank (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender or a Fronting Bank, shall be conclusive absent manifest error.

(ii)     Without limiting the provisions of subsection (a) or (b) above, each Lender and each Fronting Bank shall, and does hereby, indemnify each Borrower and the Administrative Agent, and shall make payment in respect thereof within 10 days after demand therefor, against any and all Taxes and any and all related losses, claims, liabilities, penalties, interest and expenses (including the fees, charges and disbursements of any counsel for such Borrower or the Administrative Agent) incurred by or asserted against such Borrower or the Administrative Agent by any Governmental Authority as a result of the failure by such Lender or such Fronting Bank, as the case may be, to deliver, or as a result of the inaccuracy, inadequacy or deficiency of, any documentation required to be delivered by such Lender or such Fronting Bank, as the case may be, to such Borrower or the Administrative Agent pursuant to subsection (e). Each Lender and each Fronting Bank hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender or such Fronting Bank, as the case may be, under this Agreement or any other Loan Document against any amount due to a Borrower or the Administrative Agent under this clause (ii). The agreements in this clause (ii) shall survive the resignation and/or replacement of the

Administrative Agent, any assignment of rights by, or the replacement of, a Lender or such Fronting Bank, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all other Obligations.

(d)     Evidence of Payments. Upon request by the Borrower or the Administrative Agent, as the case may be, after any payment of Taxes by the Borrower or by the Administrative Agent to a Governmental Authority as provided in this Section 3.01, such Borrower shall deliver to the Administrative Agent or the Administrative Agent shall deliver to such Borrower, as the case may be, the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by Laws to report such payment or other evidence of such payment reasonably satisfactory to such Borrower or the Administrative Agent, as the case may be.

(e)     Status of Lenders; Tax Documentation. (i) Each Lender and Fronting Bank shall deliver to AXIS Capital and to the Administrative Agent, at the time or times prescribed by applicable Laws or when reasonably requested by AXIS Capital or the Administrative Agent, such properly completed and executed documentation prescribed by applicable Laws or by the taxing authorities of any jurisdiction and such other reasonably requested information as will permit AXIS Capital or the Administrative Agent, as the case may be, to determine (A) whether or not payments made by the respective Borrowers hereunder or under any other Loan Document are subject to Taxes or information reporting requirements, (B) if applicable, the required rate of withholding or deduction, and (C) such Lender’s or Fronting Bank’s entitlement to any available exemption from, or reduction of, applicable Taxes in respect of all payments to be made to such Lender or Fronting Bank by the respective Borrowers pursuant to this Agreement or otherwise to establish such Lender’s or Fronting Bank’s status for withholding tax purposes in the applicable jurisdictions.

(ii)     Without limiting the generality of the foregoing, if a Borrower is resident for tax purposes in the United States (and in the case of clause (A) below, regardless of whether the Borrower is resident for tax purposes in the United States),

(A)     any Lender or Fronting Bank that is a “United States person” within the meaning of Section 7701(a)(30) of the Code shall deliver to AXIS Capital and the Administrative Agent executed originals of IRS Form W-9 or such other documentation or information prescribed by applicable Laws or reasonably requested by AXIS Capital or the Administrative Agent as will enable such Borrower or the Administrative Agent, as the case may be, to determine whether or not such Lender or Fronting Bank is subject to backup withholding or information reporting requirements; and

(B)     each Foreign Lender that is entitled under the Code or any applicable treaty to an exemption from or reduction of withholding tax with respect to payments hereunder or under any other Loan Document shall deliver to AXIS Capital and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of AXIS Capital or the Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:

(I)       executed originals of IRS Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States is a party,

(II)      executed originals of IRS Form W-8ECI,

(III)     executed originals of IRS Form W-8IMY and all required supporting documentation,

(IV)     in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of AXIS Capital within the meaning of section 881(c)(3)(B) of the Code, (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code, or (D) conducting a trade or business in the United States with which the relevant interest payments are effectively connected and (y) executed originals of IRS Form W-8BEN or IRS Form W-8TMY and all required supporting documentation, as applicable, or

(V)     executed originals of any other form prescribed by applicable Laws as a basis for claiming exemption from or a reduction in United States Federal withholding tax or any other relevant withholding tax together with such supplementary documentation as may be prescribed by applicable Laws to permit AXIS Capital or the Administrative Agent to determine the withholding or deduction required to be made.

(iii)         Each Lender or Fronting Bank shall promptly (A) notify AXIS Capital and the Administrative Agent of any change in circumstances which would modify or render invalid any claimed exemption or reduction, and (B) take such steps as shall not be materially disadvantageous to it, in the reasonable judgment of such Lender or Fronting Bank, and as may be reasonably necessary (including the re-designation of its Lending Office) to avoid any requirement of applicable Laws of any jurisdiction that a Borrower or the Administrative Agent make any withholding or deduction for taxes from amounts payable to such Lender or Fronting Bank.

(iv)         If a payment made to a Lender or Fronting Bank hereunder or under any Loan Document would be subject to United States Federal withholding Tax imposed by FATCA if such Lender or Fronting Bank were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender or Fronting Bank shall deliver to Axis Capital and the Administrative Agent, at the time or times prescribed by Law and at such time or times reasonably requested by Axis Capital and the Administrative Agent, such documentation prescribed by applicable Law (including as prescribed by

Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by Axis Capital or the Administrative Agent as may be necessary for Axis Capital or the Administrative Agent to comply with its obligations under FATCA, to determine that such Lender or Fronting Bank has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.

(f)     Treatment of Certain Refunds. Unless required by applicable Laws, at no time shall the Administrative Agent have any obligation to file for or otherwise pursue on behalf of a Lender or a Fronting Bank, or have any obligation to pay to any Lender or a Fronting Bank, any refund of Taxes withheld or deducted from funds paid for the account of such Lender or a Fronting Bank, as the case may be. If the Administrative Agent, any Lender or any Fronting Bank determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by a Borrower or with respect to which such Borrower has paid additional amounts pursuant to this Section, it shall pay to such Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by such Borrower under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses and net of any loss or gain realized in the conversion of such funds from or to another currency incurred by the Administrative Agent, such Lender or such Fronting Bank, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that such Borrower, upon the request of the Administrative Agent, such Lender or such Fronting Bank, agrees to repay the amount paid over to such Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent, such Lender or such Fronting Bank in the event the Administrative Agent, such Lender or such Fronting Bank is required to repay such refund to such Governmental Authority. This subsection shall not be construed to require the Administrative Agent, any Lender or any Fronting Bank to make available its tax returns (or any other information relating to its taxes that it deems confidential) to AXIS Capital or any other Person.

3.02     Illegality. If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Eurocurrency Rate Loans (whether denominated in Dollars or an Alternative Currency), or to determine or charge interest rates based upon the Eurocurrency Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars or any Alternative Currency in the applicable interbank market, then, on notice thereof by such Lender to AXIS Capital through the Administrative Agent, any obligation of such Lender to make or continue Eurocurrency Rate Loans in the affected currency or currencies or, in the case of Eurocurrency Rate Loans in Dollars, to convert Base Rate Loans to Eurocurrency Rate Loans, shall be suspended until such Lender notifies the Administrative Agent and AXIS Capital that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrowers shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable and such Loans are denominated in Dollars, convert all such Eurocurrency Rate Loans of such Lender to Base Rate Loans, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurocurrency

Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurocurrency Rate Loans. Upon any such prepayment or conversion, the Borrowers shall also pay accrued interest on the amount so prepaid or converted.

3.03     Inability to Determine Rates.   If the Required Lenders determine that for any reason in connection with any request for a Eurocurrency Rate Loan or a conversion to or continuation thereof that (a) deposits (whether in Dollars or an Alternative Currency) are not being offered to banks in the applicable offshore interbank market for such currency for the applicable amount and Interest Period of such Eurocurrency Rate Loan, (b) adequate and reasonable means do not exist for determining the Eurocurrency Rate for any requested Interest Period with respect to a proposed Eurocurrency Rate Loan (whether denominated in Dollars or an Alternative Currency), or (c) the Eurocurrency Rate for any requested Interest Period with respect to a proposed Eurocurrency Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Eurocurrency Rate Loan, the Administrative Agent will promptly so notify AXIS Capital and each Lender. Thereafter, the obligation of the Lenders to make or maintain Eurocurrency Rate Loans in the affected currency or currencies shall be suspended until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, the Borrowers may revoke any pending request for a Borrowing of, conversion to or continuation of Eurocurrency Rate Loans in the affected currency or currencies or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein.

3.04     Increased Costs; Reserves on Eurocurrency Rate Loans

(a)     Increased Costs Generally.  If any Change in Law shall:

(i)     impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except (A) any reserve requirement contemplated by Section 3.04(e) and (B) the requirements of the Bank of England and the Financial Services Authority or the European Central Bank reflected in the Mandatory Cost, other than as set forth below) or any Fronting Bank;

(ii)     subject any Lender or any Fronting Bank to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any participation in a Letter of Credit or any Eurocurrency Rate Loan made by it, or change the basis of taxation of payments to such Lender or such Fronting Bank in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 3.01 and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender or such Fronting Bank);

(iii)     result in the failure of the Mandatory Cost, as calculated hereunder, to represent the cost to any Lender of complying with the requirements of the Bank of England and/or the Financial Services Authority or the European Central Bank in relation to its making, funding or maintaining Eurocurrency Rate Loans; or

(iv)     impose on any Lender or any Fronting Bank or the London interbank market any other condition, cost or expense affecting this Agreement or Eurocurrency Rate Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurocurrency Rate Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or such Fronting Bank of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or such Fronting Bank hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or such Fronting Bank, AXIS Capital will pay (or cause the applicable Designated Borrower to pay) to such Lender or such Fronting Bank, as the case may be, such additional amount or amounts as will compensate such Lender or such Fronting Bank, as the case may be, for such additional costs incurred or reduction suffered.

(b)     Capital Requirements.  If any Lender or any Fronting Bank determines that any Change in Law affecting such Lender or such Fronting Bank or any Lending Office of such Lender or such Lender’s or such Fronting Bank’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or such Fronting Bank’s capital or on the capital of such Lender’s or such Fronting Bank’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such Fronting Bank, to a level below that which such Lender or such Fronting Bank or such Lender’s or such Fronting Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such Fronting Bank’s policies and the policies of such Lender’s or such Fronting Bank’s holding company with respect to capital adequacy), then from time to time AXIS Capital will pay (or cause the applicable Designated Borrower to pay) to such Lender or such Fronting Bank, as the case may be, such additional amount or amounts as will compensate such Lender or such Fronting Bank or such Lender’s or such Fronting Bank’s holding company for any such reduction suffered.

(c)     Certificates for Reimbursement. A certificate of a Lender or a Fronting Bank setting forth the amount or amounts necessary to compensate such Lender or such Fronting Bank or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to AXIS Capital shall be conclusive absent manifest error. AXIS Capital shall pay (or cause the applicable Designated Borrower to pay) such Lender or such Fronting Bank, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d)     Delay in Requests.  Failure or delay on the part of any Lender or any Fronting Bank to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Lender’s or such Fronting Bank’s right to demand such compensation, provided that the Borrowers shall not be required to compensate a Lender or a Fronting Bank pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender or the Fronting Bank, as the case may be, notifies AXIS Capital of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or such Fronting Bank’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

(e)     Additional Reserve Requirements. AXIS Capital shall pay (or cause the applicable Designated Borrower to pay) to each Lender, (i) as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional interest on the unpaid principal amount of each Eurocurrency Rate Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), and (ii) as long as such Lender shall be required to comply with any reserve ratio requirement or analogous requirement of any other central banking or financial regulatory authority imposed in respect of the maintenance of the Commitments or the funding of the Eurocurrency Rate Loans, such additional costs (expressed as a percentage per annum and rounded upwards, if necessary, to the nearest five decimal places) equal to the actual costs allocated to such Commitment or Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), which in each case shall be due and payable on each date on which interest is payable on such Loan, provided AXIS Capital shall have received at least 10 days’ prior notice (with a copy to the Administrative Agent) of such additional interest or costs from such Lender. If a Lender fails to give notice 10 days prior to the relevant Interest Payment Date, such additional interest or costs shall be due and payable 10 days from receipt of such notice.

3.05     Compensation for Losses. Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, AXIS Capital shall promptly compensate (or cause the applicable Designated Borrower to compensate) such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a)     any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b)     any failure by any Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by AXIS Capital or the applicable Designated Borrower;

(c)     any failure by a Borrower to make payment of any Loan or drawing under any Letter of Credit (or interest due thereon) denominated in an Alternative Currency on its scheduled due date or any payment thereof in a different currency; or

(d)     any assignment of a Eurocurrency Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by a Borrower pursuant to Section 10.13;

including any foreign exchange losses and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan, from fees payable to terminate the deposits from which such funds were obtained or from the performance of any foreign exchange contract. AXIS Capital shall also pay (or cause the applicable Designated Borrower to pay) any customary administrative fees charged by such Lender in connection with the foregoing.

For purposes of calculating amounts payable by AXIS Capital (or the applicable Designated Borrower) to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Eurocurrency Rate Loan made by it at the Eurocurrency Rate for such Loan by a matching deposit or other borrowing in the offshore interbank market for such currency for a comparable amount and for a comparable period, whether or not such Eurocurrency Rate Loan was in fact so funded.

3.06     Mitigation Obligations; Replacement of Lenders.

(a)     Designation of a Different Lending Office. If any Lender requests compensation under Section 3.04, or a Borrower is required to pay any additional amount to any Lender, any Fronting Bank, or any Governmental Authority for the account of any Lender or any Fronting Bank pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then such Lender or such Fronting Bank shall, as applicable, use reasonable efforts to designate a different Lending Office for funding or booking its Loans or Letters of Credit hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender or such Fronting Bank, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender or such Fronting Bank, as the case may be, to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender or such Fronting Bank, as the case may be. AXIS Capital hereby agrees to pay (or cause the applicable Designated Borrower to pay) all reasonable costs and expenses incurred by any Lender or such Fronting Bank in connection with any such designation or assignment.

(b)     Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if AXIS Capital is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, AXIS Capital may replace such Lender in accordance with Section 10.13.

3.07     Survival. All of the Borrowers’ obligations under this Article III shall survive termination of the Aggregate Commitments, repayment of all other Obligations hereunder, and resignation of the Administrative Agent.

ARTICLE IV.         CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

4.01     Conditions of Initial Credit Extension. The obligation of each Fronting Bank and each Lender to make its initial Credit Extension hereunder is subject to satisfaction of the following conditions precedent:

(a)     The Administrative Agent’s receipt of the following, each of which shall be originals or facsimiles or sent by electronic mail (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Credit Party, each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance satisfactory to the Administrative Agent and each of the Lenders:

(i)      executed counterparts of this Agreement;

(ii)     executed counterparts of each Guaranty;

(iii)    a Note executed by each Borrower in favor of each Lender requesting a Note;

(iv)    such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Credit Party as the Administrative Agent may require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Credit Party is a party;

(v)    such documents and certifications as the Administrative Agent may reasonably require to evidence that each Credit Party is duly organized or formed, and that each Borrower is validly existing, in good standing and qualified to engage in business in each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect;

(vi)    a favorable opinion, each addressed to the Administrative Agent and the Lenders and dated the Closing Date, of (i) Conyers Dill & Pearman, Bermuda counsel to AXIS Capital and AXIS Specialty, (ii) Simpson Thacher & Bartlett LLP, New York counsel to the Credit Parties, and (iii) William Fry, Irish counsel to AXIS Re and AXIS Specialty Europe, addressed to the Administrative Agent and each Lender;

(vii)    a certificate of a Responsible Officer of Axis Capital either (A) attaching copies of all consents, licenses and approvals required in connection with the execution, delivery and performance by each Credit Party and the validity against each Credit Party of the Loan Documents to which it is a party, and such consents, licenses and approvals shall be in full force and effect, or (B) stating that no such consents, licenses or approvals are so required;

(viii)    a certificate signed by a Responsible Officer of AXIS Capital certifying (A) that the conditions specified in Sections 4.02(a) and (b) have been satisfied, (B) that there has been no event or circumstance since the date of the Audited Financial Statements that has had or could be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect; and (C) the current Debt Ratings;

(ix)     A certificate of a Financial Officer, dated the Closing Date, calculating the financial covenants in Sections 7.04(a) and (b) after giving effect to the initial Credit Extensions to be made on the Closing Date;

(x)     evidence that the Existing Credit Agreement has been (or concurrently with the Closing Date is being) amended to terminate the Commitments thereunder and permit the Borrowers to obtain secured letters of credit to the same extent permitted under this Agreement, all loans, interest, fees and expenses due thereunder through the Closing Date have been paid in full and satisfactory arrangements have been made with respect to all Letters of Credit outstanding thereunder;

(xi)     the Financial Strength Rating of each of AXIS Specialty, AXIS Reinsurance, AXIS Specialty Insurance, AXIS Surplus, AXIS Re, AXIS Insurance and AXIS Specialty Europe shall be A- or better;

(xii)     a letter from the Process Agent agreeing to the terms of Section 10. 14(d); and

(xiii)    such other assurances, certificates, documents, consents or opinions as the Administrative Agent reasonably may require.

(b)     Any fees required to be paid on or before the Closing Date shall have been paid.

(c)     Unless waived by the Administrative Agent, AXIS Capital shall have paid all fees, charges and disbursements of counsel to the Administrative Agent (directly to such counsel if requested by the Administrative Agent) to the extent invoiced prior to or on the Closing Date, plus such additional amounts of such fees, charges and disbursements as shall constitute its reasonable estimate of such fees, charges and disbursements incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between AXIS Capital and the Administrative Agent).

Without limiting the generality of the provisions of the last paragraph of Section 9.03, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

4.02     Conditions to all Credit Extensions. The obligation of each Lender to honor any Request for Credit Extension (other than a Loan Notice requesting only a conversion of Loans to the other Type, or a continuation of Eurocurrency Rate Loans) is subject to the following conditions precedent:

(a)     The representations and warranties of AXIS Capital and each other Credit Party contained in Article V or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct in all material respects on and as of the date of such Credit Extension, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date.

(b)    No Default shall exist, or would result from such proposed Credit Extension or from the application of the proceeds thereof.

(c)    If a Secured Letter of Credit is being requested, (i) such Borrower shall have executed a Security Agreement and Control Agreement and the Administrative Agent shall have received such resolutions, certificates and opinions with respect thereto as the Administrative Agent may reasonably request and (ii) the Administrative Agent shall have received a Borrowing Base Certificate calculated as of the most recent Business Day in accordance with the requirements hereof and demonstrating compliance with Section 6.13 with respect to such Borrower.

(d)    In the case of a Credit Extension to be denominated in an Alternative Currency, there shall not have occurred any change in national or international financial, political or economic conditions or currency exchange rates or exchange controls which in the reasonable opinion of the Administrative Agent, the Required Lenders or the Applicable Issuing Party would make it impracticable for such Credit Extension to be denominated in the relevant Alternative Currency.

(e)    In addition to satisfaction of the conditions in clauses (a) through (d), the obligation of each Lender to make its initial Credit Extension to a Designated Borrower (other than a Subsidiary who is a Designated Borrower on the Closing Date) is subject to the satisfaction of the conditions that the Administrative Agent shall have received the following:

(i)    a Designated Borrower Request and Assumption Agreement executed by such Designated Borrower and AXIS Capital;

(ii)    all documents as shall reasonably demonstrate the existence of such Designated Borrower, the corporate power and authority of such Designated Borrower to enter into, and the validity with respect to such Designated Borrower of, this Agreement and the other Loan Documents to which it is a party and the incumbency of officers executing the Loan Documents (including an opinion of counsel to such Designated Borrower and, if such counsel is not licensed to practice in New York, an opinion of New York counsel), in form and substance reasonably satisfactory to the Administrative Agent;

(iii)    a certificate of a Responsible Officer of AXIS Capital or such Designated Borrower either (A) attaching copies of all consents, licenses and approvals from a Governmental Authority required in connection with the execution, delivery and performance by such Designated Borrower and the validity against such Designated Borrower of the Loan Documents to which it is a party and confirming that such consents, licenses and approvals shall be in full force and effect, or (B) stating that no such consents, licenses or approvals are so required;

(iv)    such corporate documents and other information as the Administrative Agent (or any Lender through the Administrative Agent) shall reasonably request for purposes of the Patriot Act and/or such Lender’s “Know Your Client” requirements;

(v)    if such Designated Borrower is a Foreign Obligor, no Lender shall be subject to any legal or regulatory requirement to be licensed to do business in the jurisdiction in which such Designated Borrower is organized in order to make Credit Extensions to such Designated Borrower or shall be otherwise prohibited from extending credit to such Designated Borrower; and

(vi)    a Note for each Lender requesting the same.

Each Request for Credit Extension (other than a Loan Notice requesting only a conversion of Loans to the other Type or a continuation of Eurocurrency Rate Loans) submitted by a Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 4.02(a) and (b) have been satisfied on and as of the date of the applicable Credit Extension.

ARTICLE V. REPRESENTATIONS AND WARRANTIES

Each of AXIS Capital and (except with respect to Sections 5.04 and 5.12) the other Credit Parties severally represents and warrants to the Lenders that:

5.01    Organization; Powers.  Such Credit Party and each of its Subsidiaries is duly organized, validly existing and (in the case of any Credit Party organized under the laws of the United States of America or any State thereof, or any other jurisdiction where the concept of “good standing” of a corporation or company is applicable) in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and (in the case of any Credit Party organized under the laws of the United States of America or any State thereof, or any other jurisdiction where the concept of “good standing” of a corporation or company is applicable) is in good standing in, every jurisdiction where such qualification is required.

5.02    Authorization; Enforceability.  The Transactions are within such Credit Party’s corporate powers and have been duly authorized by all necessary corporate and, if required, by all necessary shareholder action. This Agreement has been duly executed and delivered by such Credit Party and constitutes, and each of the other Loan Documents to which any Credit Party is to be a party, when executed and delivered by such Credit Party will constitute, a legal, valid and binding obligation of such Credit Party, enforceable against such Credit Party in accordance with its terms, except as such enforceability may be limited by (a) bankruptcy, insolvency, reorganization, moratorium, examination or similar laws of general applicability affecting the enforcement of creditors’ rights and (b) the application of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

5.03    Governmental Approvals; No Conflicts.  The Transactions (a) do not require any consent or approval of (including any exchange control approval), registration or filing with, or any other action by, any Governmental Authority (including the Bermuda Monetary Authority), except such as have been obtained or made and are in full force and effect, (b) will not violate any applicable law or regulation (including regulations of the Bermuda Monetary

Authority) or the Organizational Documents of such Credit Party or any of its Subsidiaries or any order of any Governmental Authority, (c) will not violate or result in a default under any indenture, agreement or other instrument binding upon such Credit Party or any of its Subsidiaries or assets, or give rise to a right thereunder to require any payment to be made by any such Person, and (d) will not result in the creation or imposition of any Lien on any asset of such Credit Party or any of its Subsidiaries (other than any Liens created by the Loan Documents), except to the extent that, in the case of each of the immediately preceding clauses (c) and (d), such violation, default, right or Lien would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

5.04    Financial Condition; No Material Adverse Change.

(a)    Financial Condition.  AXIS Capital has heretofore furnished to the Lenders the consolidated balance sheet and statements of income, shareholders’ equity and cash flows of AXIS Capital and its Subsidiaries (i) as of and for the fiscal year ended December 31, 2009, audited by Deloitte & Touche LLP, independent public accountants, and (ii) as of and for the fiscal quarter ended June 30, 2010, certified by a Financial Officer. Such financial statements present fairly, in all material respects, the financial condition and results of operations and cash flows of AXIS Capital and its consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP, subject to normal year-end audit adjustments and the absence of footnotes in the case of the statements referred to in clause (ii) of the first sentence of this paragraph. None of AXIS Capital and its Subsidiaries has on the date of this Agreement any material contingent liabilities, liabilities for taxes, unusual forward or long term commitments or unrealized or anticipated losses from any unfavorable commitments, except (i) as referred to or reflected or provided for in such balance sheet as of December 31, 2009, (ii) for insurance payment liabilities or liabilities arising in the ordinary course of AXIS Capital’s or any of its Subsidiary’s business as an insurance or reinsurance company and (iii) as disclosed pursuant to this Agreement and the other Loan Documents.

(b)    No Material Adverse Change.  Since December 31, 2009, there has been no event, development or circumstance that has had or would reasonably be expected to result, either individually or in the aggregate, in a material adverse effect on the business, operations, property or condition (financial or otherwise) of AXIS Capital and its Subsidiaries taken as a whole.

5.05    Litigation.

(a)    Actions, Suits and Proceedings.  Except as disclosed in Schedule 5.05 or as routinely encountered in claims activity, there are no actions, suits or proceedings by or before any arbitrator or Governmental Authority now pending against or, to the knowledge of such Credit Party, threatened in writing against or affecting such Credit Party or any of its Subsidiaries (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect or (ii) that involve this Agreement or the Transactions.

(b)    Disclosed Matters.    Since the date hereof, there has been no change in the status of the matters disclosed in Schedule 5.05 that, individually or in the aggregate, has resulted in, or materially increased the likelihood of, a Material Adverse Effect.

5.06    Compliance with Laws and Agreements.  Such Credit Party and each of its Subsidiaries is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. No Default has occurred and is continuing.

5.07    Investment Company Status.  Neither such Credit Party nor any of its Subsidiaries is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940. Neither AXIS Capital nor Axis Specialty (i) is carrying on investment business in or from Bermuda for the purposes of the Investment Business Act 2003 of Bermuda or (ii) has received any direction or other notification by the Bermuda Monetary Authority pursuant to Section 32 of Insurance Act 1978 of Bermuda.

5.08    Taxes.  Such Credit Party and each of its Subsidiaries has timely filed or caused to be filed (taking into account any applicable extension within which to file) all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which such Person has set aside on its books adequate reserves or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

5.09    Pension-Related Matters.  Except as could not reasonably be expected to result in a Material Adverse Effect, (i) all contributions required to be made by such Credit Party or any of its Subsidiaries with respect to a Benefit Plan have been timely made, (ii) each Benefit Plan has been maintained in compliance with its terms and with the requirements of any and all applicable laws and has been maintained, where required, in good standing with the applicable Governmental Authority and (iii) neither such Credit Party nor any of its Subsidiaries has incurred any obligation in connection with the termination of or withdrawal from any Benefit Plan.

5.10    Disclosure.  None of the reports, financial statements, certificates or other written information furnished by or on behalf of AXIS Capital or any other Credit Party to the Lenders in connection with the negotiation of this Agreement and the other Loan Documents or delivered hereunder or thereunder as modified or supplemented by other information so furnished (taken as a whole with all such written information theretofore or contemporaneously furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, AXIS Capital represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time, it being recognized by the Lenders that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ from such projected results.

5.11    Use of Credit.  Neither such Credit Party nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying Margin Stock, and no part of the proceeds of any extension of credit hereunder will be used to buy or carry any Margin Stock.

5.12    Subsidiaries.  Set forth in Schedule 5.12 is a complete and correct list of all of the Subsidiaries of AXIS Capital as of the date of this Agreement, together with, for each such Subsidiary, the jurisdiction of organization of such Subsidiary. Except as disclosed in Schedule 5.12, (i) each such Subsidiary is a directly or indirectly wholly-owned Subsidiary, (ii) each of AXIS Capital and its Subsidiaries owns, free and clear of Liens, and has the unencumbered right to vote, all outstanding ownership interests in each Person shown to be held by it in Schedule 5.12, (iii) all of the issued and outstanding capital stock of each such Person organized as a corporation is validly issued, fully paid and nonassessable and (iv) there are no outstanding Equity Rights with respect to such Person.

5.13    Stamp Taxes.  To ensure the legality, validity, enforceability or admissibility in evidence of this Agreement, it is not necessary that this Agreement or any other document be filed or recorded with any Governmental Authority or that any stamp or similar tax be paid on or in respect of this Agreement, or any other document other than (i) such filings and recordations that have already been made, (ii) such stamp or similar taxes that have already been paid and (iii) nominal stamp taxes on any promissory note of any Designated Borrower organized under the laws of Ireland payable prior to the execution thereof.

5.14    Taxpayer Identification Number.  Each Borrower’s true and correct U.S. taxpayer identification number (if such Borrower has one) and/or non-U.S. taxpayer identification number (if such Borrower has one) is set forth on Schedule 10.02 or in the Designated Borrower Request and Assumption Agreement by which such Borrower became a Designated Borrower.

5.15    Representations as to Foreign Jurisdiction Matters.  Each Foreign Obligor represents and warrants (solely as to itself) to the Administrative Agent and the Lenders that:

(a)    Such Foreign Obligor is subject to civil and commercial Laws with respect to its obligations under this Agreement and the other Loan Documents to which it is a party (collectively as to such Foreign Obligor, the “Applicable Foreign Obligor Documents”), and the execution, delivery and performance by such Foreign Obligor of the Applicable Foreign Obligor Documents constitute and will constitute private and commercial acts and not public or governmental acts. Neither such Foreign Obligor nor any of its property has any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) under the laws of the jurisdiction in which such Foreign Obligor is organized and existing in respect of its obligations under the Applicable Foreign Obligor Documents.

(b)    The Applicable Foreign Obligor Documents are in proper legal form under the Laws of the jurisdiction in which such Foreign Obligor is organized and existing for the enforcement thereof against such Foreign Obligor under the Laws of such jurisdiction, and to ensure the legality, validity, enforceability or admissibility in evidence of the Applicable Foreign Obligor Documents. It is not necessary to ensure the legality, validity, enforceability, priority or admissibility in evidence of the Applicable Foreign Obligor Documents that the Applicable Foreign Obligor Documents be filed, registered or recorded with, or executed or notarized before, any court or other authority in the jurisdiction in which such Foreign Obligor is organized and existing except filings and fees required in connection with execution of a Security Agreement or that any registration charge or stamp or similar tax be paid on or in respect of the Applicable Foreign Obligor Documents or any other document, except for (i) any such filing, registration, recording, execution or notarization that has been made and is in full force and effect, or is not required to be made until such Applicable Foreign Obligor Documents are sought to be enforced and (ii) any charge or tax that has been timely paid by or on behalf of such Foreign Obligor.

(c)    The execution, delivery and performance of the Applicable Foreign Obligor Documents executed by such Foreign Obligor are, under applicable foreign exchange control regulations of the jurisdiction in which such Foreign Obligor is incorporated or organized and existing, not subject to any notification or authorization except (i) such as have been made or obtained or (ii) such as cannot be made or obtained until a later date (provided that any notification or authorization described in clause (ii) shall be made or obtained as soon as is reasonably practicable).

5.16    First Priority Interest.  The Administrative Agent, for the benefit of itself, the Fronting Banks, the L/C Issuers, the L/C Administrator and the Lenders, has a first priority perfected security interest in the Collateral, if any, pledged by each Borrower pursuant to its respective Security Agreement.

ARTICLE VI. AFFIRMATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation (other than contingent indemnification obligations) hereunder shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, Axis Capital shall, and shall to the extent required pursuant to the applicable provisions of this Article VI, cause each of its respective Subsidiaries to:

6.01    Financial Statements and Other Information.  Furnish to the Administrative Agent and each Lender:

(a)    within 90 days after the end of each fiscal year of AXIS Capital, the audited consolidated balance sheet and related consolidated statements of operations, stockholders’ equity and cash flows of AXIS Capital and its Subsidiaries as of the end of and for such year, setting forth in each case in comparative form the figures for (or, in the case of the balance sheet, as of the end of) the previous fiscal year (if such figures were already produced for such corresponding period or periods), all reported on by Deloitte & Touche LLP or other independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of AXIS Capital and its Subsidiaries on a consolidated basis in accordance with GAAP consistently applied;

(b)    within 45 days after the end of each of the first three fiscal quarters of each fiscal year of AXIS Capital, the consolidated balance sheet and related consolidated statements of operations, stockholders’ equity and cash flows of AXIS Capital and its Subsidiaries as of the end of and for such fiscal quarter and the then elapsed portion of such fiscal year, setting forth in each case in comparative form the figures for (or, in the case of the balance sheet, as of the end of) the corresponding period or periods of the previous fiscal year (if such figures were already produced for such corresponding period or periods), all certified by a Financial Officer as presenting fairly in all material respects the financial condition and results of operations of AXIS Capital and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year end audit adjustments and the absence of footnotes;

(c)    Concurrently with the delivery to the Administrative Agent of the GAAP financial statements under Sections 6.01(a) and 6.01(b), a duly completed Compliance Certificate, signed by a Financial Officer;

(d)    as soon as available, but in any event within 30 days after the end of each calendar month of each fiscal year with respect to each Borrower who has Secured L/C Obligations, (i) a report listing each Borrower’s Eligible Collateral and (ii) a Borrowing Base Certificate executed by a Financial Officer. For purposes of such report and of completing the Borrowing Base Certificate required under this Section 6.01(d), Eligible Collateral shall be valued based on its Fair Market Value as at the last Business Day of the calendar month for which such report or Borrowing Base Certificate is being delivered;

(e)    promptly, at the request of the Administrative Agent, a Borrowing Base Certificate for any given Business Day executed by a Financial Officer of each Borrower who has Secured L/C Obligations;

(f)    within 15 days after the filing of Statutory Statements by any Insurance Company, a copy of such Statutory Statements of such Insurance Company for the relevant fiscal year;

(g)    promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by AXIS Capital or any of its Subsidiaries with the SEC, or any Governmental Authority succeeding to any or all of the functions of said Commission, or with any U.S., Bermuda, Irish or other securities exchange, or distributed by AXIS Capital to its shareholders generally, as the case may be, provided that any such materials shall be deemed delivered to the extent that the same are publicly available on the SEC’s “EDGAR” filing system;

(h)    promptly after any amendment or modification of the Investment Guidelines of any Credit Party by the board of directors of such Credit Party, but in any case not more than once per calendar quarter, a copy of such Investment Guidelines as so amended or modified; and

(i)    promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of AXIS Capital or any of its Subsidiaries, or compliance with the terms of this Agreement or any other Loan Document, as the Administrative Agent may reasonably request.

Documents required to be delivered pursuant to this Section 6.01 or Section 6.02 may be delivered electronically and if so delivered, shall be deemed to have been delivered (i) in the case of documents required under Section 6.01(a), (b) or (g) (to the extent any such documents are included in materials otherwise filed with the SEC), on the date on which AXIS Capital posts such documents and provides a link thereto on AXIS Capital’s website on the Internet at the website address listed on Schedule 10.02 and provides an “email alert” of such posting to the Administrative Agent; or (ii) such documents are posted on AXIS Capital’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: AXIS Capital shall deliver paper copies or electronic mail electronic versions (i.e., soft copies) of such documents to the Administrative Agent or any Lender upon its request to the Borrower to deliver such paper or soft copies until a written request to cease delivering paper or soft copies is given by the Administrative Agent or such Lender. The Administrative Agent shall have no obligation to request the delivery of or to maintain paper or soft copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request by a Lender for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

AXIS Capital hereby acknowledges that (a) the Administrative Agent and/or the Arrangers will make available to the Lenders and the Fronting Banks materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to any of AXIS Capital or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. The Borrower hereby agrees that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” AXIS Capital shall be deemed to have authorized the Administrative Agent, the Arrangers, the Fronting Bank and the Lenders to treat the Borrower Materials as not containing any material non-public information with respect to AXIS Capital or its Affiliates or their respective securities for purposes of United States Federal and state securities Laws (provided, however, that to the extent the Borrower Materials constitute Information, they shall be treated as set forth in Section 10.07); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information;” and (z) the Administrative Agent and the Arrangers shall be entitled to treat the Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.”

6.02    Notices of Material Events.  Furnish to the Administrative Agent and each Lender prompt written notice of the following:

(a)    the occurrence of any Default;

(b)    the occurrence of any ERISA Event that results in, or could reasonably be expected to result in, liability in excess of the Threshold Amount;

(c)    the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting AXIS Capital or any of its Subsidiaries that, if adversely determined, could reasonably be expected to result in a Material Adverse Effect;

(d)    promptly upon the announcement thereof, any change in the Debt Rating of AXIS or in the Financial Strength Rating of AXIS Specialty, AXIS Reinsurance, AXIS Specialty Insurance, AXIS Surplus, AXIS Re, AXIS Insurance, AXIS Specialty Europe and any other Designated Borrower;

(e)    notice of any actual material changes in the Insurance Code governing the investment or dividend practices of any Designated Borrower that could reasonably be expected to adversely affect such Person in any material respect; and

(f)    any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under Section 6.02(a) or (e) shall be accompanied by a statement of a Financial Officer or other executive officer of AXIS Capital setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken by AXIS Capital with respect thereto.

6.03    Existence; Conduct of Business.  Do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of its business; provided that the foregoing shall not prohibit any merger, consolidation, liquidation, dissolution or Disposition permitted under Section 7.01. AXIS Capital will, and will cause each of its Subsidiaries to, qualify and remain qualified to do business in each jurisdiction in which failure to receive or retain such qualification could reasonably be expected to result in a Material Adverse Effect.

6.04    Insurance.  Maintain with financially sound and reputable insurers insurance with respect to its directors, officers and physical plant in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations.

6.05    Maintenance of Properties.  Keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, except where the failure to maintain the same would not reasonably be expected to have a Material Adverse Effect.

6.06    Payment of Obligations.  Pay or discharge:

(a)    on or prior to the date on which penalties attach thereto, all taxes, assessments and other governmental charges or levies imposed upon it or any of its properties or income;

(b)    on or prior to the date when due, all lawful claims of materialmen, mechanics, carriers, warehousemen, landlords and other like Persons which, if unpaid, might result in the creation of a Lien upon any such property;

(c)    on or prior to the date when due, all other lawful claims which, if unpaid, might result in the creation of a Lien upon any such property (other than Liens not prohibited by Section 7.02) or which, if unpaid, might give rise to a claim entitled to priority over general creditors of AXIS Capital or such Subsidiary in any proceeding under the Bermuda Companies Law or Bermuda Insurance Law or the applicable Laws of such Subsidiary’s jurisdiction of organization, or any insolvency proceeding, liquidation, receivership, rehabilitation, dissolution or winding-up involving AXIS Capital or such Subsidiary; and

(d)    on or prior to the date when the same shall become delinquent or be in default, all other obligations that, if not paid, could reasonably be expected to result in a Material Adverse Effect;

provided that, unless and until foreclosure, distraint, levy, sale or similar proceedings shall have been commenced, neither AXIS Capital nor any of its Subsidiaries shall be required to pay or discharge any such tax, assessment, charge, levy or claim so long as (i) the validity thereof is contested in good faith and by appropriate proceedings diligently conducted, (ii) such reserves or other appropriate provisions as may be required by GAAP or SAP, as the case may be, shall have been made therefor and (iii) such failure to pay or discharge (individually in the aggregate) could not reasonably be expected to result in a Material Adverse Effect.

6.07    Financial Accounting Practices.  Make and keep books, records and accounts which, in reasonable detail, accurately and fairly reflect its transactions and dispositions of its assets and maintain a system of internal accounting controls sufficient to provide reasonable assurances that transactions are recorded as necessary to permit preparation of financial statements required under Section 6.01 in conformity with GAAP and SAP, as applicable, and to maintain accountability for assets.

6.08    Compliance with Applicable Laws.  Comply with all applicable Laws (including but not limited to the Bermuda Companies Law, Bermuda Insurance Laws and Environmental Laws) in all respects, except where failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

6.09    Use of Letters of Credit and Proceeds of Loans.  The proceeds of the Loans will be used only for general corporate purposes of AXIS Capital and its Subsidiaries and the Letters of Credit will be issued only in the ordinary course of business of AXIS Capital and its Subsidiaries. No part of the proceeds of any Loan and no Letter of Credit will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the FRB, including Regulations T, U and X.

6.10    Inspection Rights.  Subject to Section 10.07, permit such Persons as the Administrative Agent or any Lender may designate, at such Lender’s expense prior to the occurrence and continuance of an Event of Default and at the expense of AXIS Capital after the occurrence and during the continuance of an Event of Default, upon reasonable prior notice, to visit and inspect any of its properties, to examine and make extracts from its books and records, to discuss its affairs, finances and condition with its officers and independent accountants, and provide such other information relating to its business, financial condition and prospects at such times as the Administrative Agent or such Lender, as the case may be, may reasonably request.

6.11    Financial Strength Rating.  Cause each of AXIS Specialty, AXIS Reinsurance, AXIS Specialty Insurance, AXIS Surplus, AXIS Re, AXIS Insurance, AXIS Specialty Europe and any other Designated Borrower to maintain a Financial Strength Rating of at least “B++” at all times.

6.12    Further Assurances.  Promptly upon the reasonable request of the Administrative Agent, each Borrower who has Secured L/C Obligations shall execute, acknowledge, deliver and record and do any and all such further acts and deeds as the Administrative Agent may reasonably request from time to time in order to ensure that the Secured L/C Obligations of such Borrower are secured by a first priority perfected interest in the assets of such Borrower stated to be pledged pursuant to its Security Agreement and to perfect and maintain the validity, effectiveness and priority of its Security Agreement and the Liens intended to be created thereby. Notwithstanding any provision of a Control Agreement to the contrary, without the prior written consent of the Administrative Agent, no Borrower shall give directions or entitlement orders, as applicable, to the Financial Institution party to any applicable Control Agreement to make a delivery to such Borrower or any other Person of assets or properties (other than dividends and interest on the Eligible Collateral) from such Borrower’s Collateral Account except in connection with the sale, investment or reinvestment of Eligible Collateral the proceeds of which will be deposited into such Borrower’s Collateral Account. The Administrative Agent, on behalf of the Lenders, agrees that provided (i) no Event of Default exists and is continuing and (ii) after giving effect to the proposed delivery, the Borrowing Base of such Borrower is equal to or in excess of the Secured L/C Obligations of such Borrower, the Administrative Agent shall consent to any such delivery within one Business Day after such request.

6.13    Collateral Requirements.  (a) Each Borrower who has Secured L/C Obligations shall maintain a Borrowing Base at all times to be equal to or greater than such Borrower’s Secured L/C Obligations. If at any time a Borrower’s Borrowing Base is less than its Secured L/C Obligations, such Borrower shall as promptly as possible (and in any event within two Business Days) deposit into its Collateral Account Eligible Collateral or reduce its Secured L/C Obligations, or a combination of the foregoing, in an amount sufficient to eliminate such excess.

(b)    The minimum weighted average credit quality rating of the Eligible Collateral in each Collateral Account shall be at least AA/Aa2 or the equivalent and the Eligible Collateral in each Collateral Account shall not exceed the Concentration Limits; provided, however, that a Borrower shall not be in violation of this Section 6.13(b) if such violation occurs as a result of a change in the Fair Market Value or ratings of such Eligible Collateral (as opposed to a change in the makeup of such Eligible Collateral) unless such deficiency exists for 30 days.

6.14    OFAC; PATRIOT Act Compliance.  In each case only if and to the extent that it is subject to OFAC (i) refrain from doing business in a Sanctioned Country or with a Sanctioned Person in violation of the economic sanctions of the United States administered by OFAC, and (ii) provide, to the extent commercially reasonable, such information and take such actions as are reasonably requested by the Administrative Agent or any Lender in order to assist the Administrative Agent and the Lenders in maintaining compliance with the PATRIOT Act.

ARTICLE VII. NEGATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation (other than contingent indemnification obligations) hereunder shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, AXIS Capital shall not, and shall not to the extent required pursuant to the applicable provisions of this Article VII, permit its Subsidiaries to, directly or indirectly:

7.01    Fundamental Changes.

(a)    Mergers, Consolidations, Etc.  Enter into any transaction of merger or consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution).

(b)    Acquisitions.  Acquire directly or indirectly through a merger any business or property from, or capital stock of, or be a party to any acquisition of, any Person except (i) purchases of property to be sold or used in the ordinary course of business, (ii) Investments permitted by Section 7.06 and (iii) Acquisitions; provided that (A) immediately prior and after giving effect to each such Acquisition, no Default shall have occurred and be continuing and, in the case of any Acquisition above the Threshold Amount, AXIS Capital shall have delivered to the Administrative Agent a certificate of a Financial Officer to such effect; (B) in the case of an Acquisition of a Person, such Acquisition has been approved by the board of directors or analogous body of such Person prior to the commencement of any tender offer, proxy contest or the like in respect thereof; (C) before and after giving effect to such Acquisition Axis Capital and its Subsidiaries shall be in compliance with Section 7.08 and (D) (y) the purchase price for any single Acquisition does not exceed 50% of Consolidated Net Worth as of the date of such Acquisition minus all amounts which in accordance with GAAP would be characterized as intangible assets (including goodwill) as of the date of such Acquisition (calculated on a pro forma basis giving effect to such acquisition or purchase) and (z) the aggregate purchase price of all Acquisitions after December 31, 2009 does not exceed 100% of Consolidated Net Worth as of the date of such purchase or acquisition minus all amounts which in accordance with GAAP would be characterized as intangible assets (including goodwill).

(c)    Dispositions.  Make any Disposition.

(d)    Permitted Mergers, Acquisitions, Dispositions, Etc.  Notwithstanding the foregoing provisions of this Section:

(i)    any Subsidiary of AXIS Capital (other than AXIS Specialty) may be merged, amalgamated or consolidated with or into any other such Subsidiary; provided that (i) if any such transaction shall be between a Subsidiary and a Wholly Owned Subsidiary, the Wholly Owned Subsidiary shall be the continuing or surviving corporation and (ii) if a Credit Party is a party thereto, (A) a Credit Party is the surviving entity (or, if an amalgamation, the amalgamated entity shall be liable for such Credit Party’s obligations), and (B) the Administrative Agent shall have received such documents and certificates (and, in the case of an amalgamation with or into a non-U.S. Person, opinions) in connection with such merger, amalgamation or consolidation affirming the effectiveness of this Agreement and the other Loan Documents and the liability of the Credit Parties (including, in the case of an amalgamation, the amalgamated entity) for the Obligations as it shall have reasonably requested;

(ii)    any Subsidiary of AXIS Capital (other than AXIS Specialty) may make a Disposition of any or all of its property to AXIS Capital or any Wholly Owned Subsidiary of AXIS Capital; provided that if it is a Disposition of all or substantially all of the assets of a Credit Party, (A) the Person receiving such assets shall be liable for such Credit Party’s obligations, and (B) the Administrative Agent shall have received such documents and certificates in connection with such disposition affirming the effectiveness of this Agreement and the other Loan Documents and the liability of the receiving Person for the Obligations of such Credit Party as it shall have reasonably requested;

(iii)    a Disposition of the capital stock of any Subsidiary of AXIS Capital (other than AXIS Specialty) may be made to AXIS Capital or any Wholly Owned Subsidiary of AXIS Capital;

(iv)    AXIS Capital or any of its Subsidiaries may make a Disposition in the ordinary course of business and on ordinary business terms;

(v)    Any non-operating Subsidiary may liquidate, wind up or dissolve itself;

(vi)    AXIS Capital and its Subsidiaries may make any Permitted Investments; and

(vii)    AXIS Capital and any of its Subsidiaries (other than AXIS Specialty) may merge with or into or consolidate with any other Person; provided that (a) immediately prior and after giving effect to such merger or consolidation, no Default shall have occurred and be continuing and (b) after giving effect thereto AXIS Capital or such Subsidiary shall be the continuing or surviving corporation.

7.02    Liens.  Create, incur, assume or permit to exist any Lien on any property or assets, tangible or intangible, now owned or hereafter acquired by it, except:

(a)    Liens listed on Schedule 7.02  existing on the date hereof (and extension, renewal and replacement Liens upon the same property); provided that (i) no such Lien shall extend to any other property or asset of AXIS Capital or any of its Subsidiaries and (ii) any such Lien shall secure only those obligations which it secures on the date hereof and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

(b)    Liens arising from taxes, assessments, charges, levies or claims described in Section 6.06 that are not yet due or that remain payable without penalty or to the extent permitted to remain unpaid under Section 6.06;

(c)    Liens on fixed or capital assets acquired, constructed or improved by AXIS Capital or any Subsidiary; provided that (i) in the case of a Subsidiary, such security interests secure Indebtedness permitted by Section 7.05(h), (ii) such security interests and the Indebtedness secured thereby are incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement, (iii) the Indebtedness secured thereby does not exceed 100% of the cost of acquiring, constructing or improving such fixed or capital assets and (iv) such security interests shall not apply to any other property or assets of AXIS Capital or any Subsidiary;

(d)    zoning restrictions, easements, minor restrictions on the use of real property, minor irregularities in title thereto and other minor Liens that do not in the aggregate materially detract from the value of a property or asset to, or materially impair its use in the business of, AXIS Capital or any such Subsidiary;

(e)    statutory and common law Liens of materialmen, mechanics, carriers, warehousemen and landlords and other similar Liens arising in the ordinary course of business;

(f)    Liens on assets held in trust in respect of, or deposited or segregated to secure, liabilities under any Policies or contracts in the ordinary course of business or securing Indebtedness permitted under Section 7.05(c);

(g)    Liens arising in the ordinary course of business on operating accounts (including any related securities accounts) maintained by AXIS Capital or any of its Subsidiaries in the ordinary course of business;

(h)    Liens arising pursuant to any of the Loan Documents;

(i)    attachments, judgment and other similar liens resulting from events not constituting an Event of Default under Section 8.01(j);

(j)    Liens securing repurchase agreements constituting a borrowing of funds by AXIS Capital or any Subsidiary in the ordinary course of business for liquidity purposes and in no event for a period exceeding 90 days in each case; provided that such Liens are limited to the securities that are the subject of such repurchase agreements;

(k)    Liens on any assets of any Person existing at the time such Person is merged or consolidated with or into or acquired by AXIS Capital or any of its Subsidiaries and not created in contemplation of such event;

(l)    Liens securing obligations owed by AXIS Capital to any of its Subsidiaries or owed by any Subsidiary to AXIS Capital or any Subsidiary, in each case solely to the extent that such Liens are required by an Applicable Insurance Regulatory Authority for such Person to maintain such obligations;

(m)    Liens securing Swap Contracts permitted under Section 7.06(e) provided the aggregate Swap Termination Value does not exceed $500,000,000.

(n)    Liens arising in connection with securities lending arrangements with financial institutions in the ordinary course of business; and

(o)    Any interest or title of a lessor under leases entered into by AXIS Capital or any of its Subsidiaries;

(p)    Liens not otherwise permitted by the foregoing clauses of this Section 7.02 securing Indebtedness in an aggregate principal amount outstanding at any time that does not exceed $100,000,000;

provided, however, that no Lien shall be permitted to exist on the Collateral.

7.03    Transactions with Affiliates.  Enter into or carry out any transaction with (including, without limitation, sell, lease or otherwise transfer any property or assets or services to, purchase, lease or otherwise acquire any property or assets or services from, loan or advance to or enter into, suffer to remain in existence or amend any contract, agreement or arrangement with) any Affiliate of AXIS Capital, or directly or indirectly agree to do any of the foregoing with any such Affiliate, except (i) transactions between or among AXIS Capital and its wholly-owned Subsidiaries not involving any other Affiliate, (ii) transactions with Affiliates in good faith in the ordinary course of AXIS Capital’s business and at prices and on terms and conditions no less favorable to AXIS Capital or such Subsidiary than those that could have been obtained in a comparable transaction on an arm’s length basis from an unrelated Person and (iii) any Restricted Payment permitted by Section 7.07.

7.04    Financial Covenants.

(a)    Ratio of Total Funded Debt to Total Capitalization.  AXIS Capital will not permit the ratio of (a) Total Funded Debt to (b) the sum of Total Funded Debt plus Consolidated Net Worth to be greater than 0.35:1.00 at any time.

(b)    Consolidated Net Worth.  AXIS Capital will not permit its Consolidated Net Worth to be less than at any time the sum of (i) $3,689,000,000 plus (ii) 25% of Consolidated Net Income (if positive) of AXIS Capital for each semi-annual fiscal period ending on or after December 31, 2010 plus (iii) an amount equal to 25% of the net cash proceeds received by AXIS Capital from the issuance of its capital stock including upon any conversion of debt securities (including Convertible Securities) into and the exercise of any warrants with respect to Equity Interests of Axis Capital (but, in the case of any Hybrid Securities, only to the extent such Hybrid Securities are included, at the time of issuance thereof, in Consolidated Net Worth pursuant to the definition thereof) during each such semi-annual fiscal period.

7.05    Indebtedness.  Permit any Subsidiary of AXIS Capital (other than AXIS Finance or any other Subsidiary that has guaranteed the Obligations) at any time to create, incur, assume or permit to exist any Indebtedness, except:

(a)    Indebtedness created hereunder;

(b)    Indebtedness existing on the date hereof and described in Schedule 7.05 and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof;

(c)    Indebtedness for standby letters of credit issued to secure liabilities under Policies entered into in the ordinary course of business;

(d)    Indebtedness incurred in transactions described in Section 7.02(k) and Section 7.02(p);

(e)    Indebtedness of any Subsidiary to AXIS Capital or any other Subsidiary;

(f)    Guarantees by any Subsidiary of Indebtedness of AXIS Capital or any other Subsidiary; provided that if such Subsidiary guarantees Indebtedness of AXIS Capital or another Credit Party, such Subsidiary shall also guarantee the Obligations of such Credit Party;

(g)    Indebtedness in connection with securities lending arrangements with financial institutions in the ordinary course of business; and

(h)    Indebtedness of AXIS Capital or any Subsidiary incurred to finance the acquisition, construction or improvement of any fixed or capital assets, including Capital Lease Obligations, and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof; provided that (i) such Indebtedness is incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement and (ii) the aggregate principal amount of Indebtedness permitted by this clause (h) shall not exceed $100,000,000 at any time outstanding;

(i)    other unsecured Indebtedness not exceeding $250,000,000; provided that (i) such Indebtedness does not contain any measures of financial performance (however expressed and whether stated as a covenant, as a ratio, as a fixed threshold, as an event of default, as a mandatory prepayment provision, or otherwise) which, taken as a whole, are materially more restrictive on AXIS Capital or its Subsidiaries than those measures of financial performance contained in this Agreement, as determined in good faith by senior management of AXIS Capital and (ii) upon the incurrence thereof no Default would occur or exist.

7.06    Investments.  Make or permit to remain outstanding any Investments except:

(a)    Investments outstanding on the date hereof;

(b)    operating accounts (including any related securities accounts) maintained by AXIS Capital or any of its Subsidiaries in the ordinary course of business;

(c)    Permitted Investments of any Credit Party and any Subsidiary;

(d)    Investments by AXIS Capital and its Subsidiaries in Subsidiaries;

(e)    Swap Contracts entered into in the ordinary course of AXIS Capital’s or any Subsidiary’s financial planning and not for speculative purposes;

(f)    Investments consisting of security deposits with utilities and other like Persons made in the ordinary course of business;

(g)    Guarantees by AXIS Capital of obligations of any of its Subsidiaries with respect to operating leases of office space not exceeding $50,000,000 in the aggregate;

(h)    Investments permitted under Section 7.01(b);

(i)    Investments received by AXIS Capital or any Subsidiary in connection with the bankruptcy or reorganization of, or settlement of, delinquent accounts and disputes with any Person in the ordinary course of business;

(j)    Investments by AXIS Capital and Subsidiaries consisting of Guarantees of Indebtedness permitted under Section 7.05; and

(k)    usual and customary loans and advances to any employees, officers and directors of the Credit Parties and Subsidiaries in an aggregate principal amount not to exceed $10,000,000 at any one time outstanding; provided that such loans and advances are approved by the board of directors or a committee thereof of the relevant Credit Party or Subsidiary.

7.07    Restricted Payments.  Declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except that:

(a)    AXIS Capital may declare and pay dividends with respect to its capital stock consisting solely of additional shares of its common stock;

(b)    AXIS Capital may make Restricted Payments pursuant to and in accordance with stock option plans or other benefit plans for management or employees of AXIS Capital and its Subsidiaries;

(c)    AXIS Capital and any of its Subsidiaries may declare and pay cash dividends or distributions with respect to (i) any trust preferred security, deferrable interest subordinated debt security, mandatory convertible debt or other Hybrid Security that, at the time of issuance thereof or at any time prior to the initial dividend or distribution thereunder, was accorded equity treatment by S&P and/or (ii) any Preferred Security, in each case issued by AXIS Capital or any of its Subsidiaries, if, at the time of and after giving effect to such dividend or distribution, no Event of Default under clause (a), (b), (f), (h) or (i) of Article VIII shall have occurred and be continuing;

(d)    AXIS Capital may enter into Convertible Securities Transactions; for the avoidance of doubt, any Restricted Payment required in connection therewith can only be made as permitted by this Section 7.07 at the time such Restricted Payment is made; and

(e)    AXIS Capital may make any Restricted Payment if, at the time of and after giving effect to such Restricted Payment, no Default shall have occurred and be continuing.

Nothing herein shall be deemed to prohibit the payment of Restricted Payments by any Subsidiary of AXIS Capital to AXIS Capital or to any other Subsidiary of AXIS Capital.

7.08    Continuation of and Change in Businesses.  Engage to any material extent in any business or businesses other than the business or businesses engaged in (or which AXIS Capital or any of its Subsidiaries, as the case may be, proposes to engage in) on the date hereof and businesses related or incidental thereto.

7.09    Private Act.  AXIS Capital will not become subject to a Private Act.

ARTICLE VIII. EVENTS OF DEFAULT AND REMEDIES

8.01    Events of Default.  Any of the following shall constitute an Event of Default:

(a)    any Credit Party shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any L/C Borrowing when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b)    any Credit Party shall fail to pay any interest on any Loan or L/C Borrowing or any fee payable under this Agreement or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement or under any other Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three or more days;

(c)    any representation or warranty made or deemed made by any Credit Party in or in connection with this Agreement or any other Loan Document or any amendment or modification hereof or thereof, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with the provisions hereof or any other Loan Document or any amendment or modification hereof or thereof, shall prove to have been incorrect in any material respect as of the time made (or deemed made) or furnished;

(d)    AXIS Capital shall fail to observe or perform any covenant, condition or agreement contained in Section 6.02(a), 6.03 (with respect to any Credit Party’s existence), 6.09, 6.11, 6.12, 6.13 or in Article VII;

(e)    any Credit Party shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in clause (a), (b) or (d) of this Article) or any other Loan Document and such failure shall continue unremedied for a period of 30 or more days after notice thereof from the Administrative Agent (given at the request of any Lender) to AXIS Capital;

(f)    AXIS Capital or any of its Subsidiaries shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable (after taking account of any applicable grace period);

(g)    any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (g) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness; and provided, further, that if a holder of Convertible Securities elects to convert its Convertible Securities prior to the maturity thereof, and AXIS Capital has the right to make the payment in cash or Equity Interests or a combination thereof, such conversion shall not be deemed to be an event covered by clause (g);

(h)    an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of any Credit Party or its debts, or of a substantial part of its assets, under the Bermuda Companies Law or any other similar applicable Law or (ii) the appointment of a receiver, examiner, trustee, custodian, sequestrator, conservator or similar official for any Credit Party or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for a period of 60 or more days or an order or decree approving or ordering any of the foregoing shall be entered;

(i)    any Credit Party shall institute proceedings to be adjudicated bankrupt, or shall consent to the filing of a bankruptcy proceeding against it, or shall file a petition or answer or consent seeking reorganization under the Bermuda Companies Law or any other similar applicable Law, or shall consent to the filing of any such petition, or shall consent to the appointment of an examiner, receiver or liquidator or trustee or assignee in bankruptcy or insolvency of it or a substantial part of its property, or shall make an assignment for the benefit of creditors, or shall admit in writing its inability to pay its debts generally as they become due, or corporate or other action shall be taken by any Credit Party in furtherance of any of the aforesaid purposes;

(j)    one or more judgments for the payment of money in an aggregate amount in excess of the Threshold Amount shall be rendered against AXIS Capital or any of its Subsidiaries or any combination thereof and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of AXIS Capital or any of its Subsidiaries to enforce any such judgment;

(k)    an ERISA Event (or any event similar to an ERISA Event with respect to any non-U.S. Benefit Plan) shall have occurred that either (i) has resulted in liability to AXIS Capital and its Subsidiaries in excess of the Threshold Amount or (ii) in the opinion of the Required Lenders, when taken together with all other such similar events that have occurred, could reasonably be expected to result in liability to AXIS Capital and its Subsidiaries in excess of the Threshold Amount;

(l)    Any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations, shall for whatever reason be terminated or cease to be in full force and effect, any Credit Party contests in any manner the validity or enforceability of any Loan Document; or any Credit Party denies in writing that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any Loan Document; or

(m)    a Change of Control shall occur.

8.02    Remedies Upon Event of Default.  If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:

(a)    declare the commitment of each Lender to make Loans and any obligation of the Fronting Banks or the L/C Issuers to make L/C Credit Extensions to be terminated, whereupon such commitments and obligation shall be terminated;

(b)    declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrowers;

(c)    require that each Borrower Cash Collateralize its L/C Obligations with respect to Unsecured Letters of Credit with Cash and Cash Equivalents in an amount equal to 105% of such outstanding L/C Obligations;

(d)    require that the Eligible Collateral in any Collateral Account consist solely of Cash and Cash Equivalents or such other Eligible Collateral as the Administrative Agent may require; and

(e)    exercise on behalf of itself, the Lenders, the L/C Issuers and the Fronting Banks all rights and remedies available to it, the Lenders and the Fronting Banks under the Loan Documents;

provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to any Borrower under Debtor Relief Laws, the obligation of each Lender to make Loans, the obligation of each L/C Issuer to make L/C Credit Extensions and any obligation of each Fronting Bank to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of AXIS Capital to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of the Administrative Agent or any Lender.

8.03    Application of Funds.  After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 8.02), any amounts received on account of the Obligations shall, subject to the provisions of Sections 2.15 and 2.16, be applied by the Administrative Agent in the following order (provided, however, that notwithstanding anything contained herein to the contrary, the

Administrative Agent (i) shall only apply funds received from a Borrower or any of such Borrower’s Collateral to the Obligations of such Borrower):

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal, interest and Letter of Credit Fees) payable to the Lenders and the Fronting Banks (including fees, charges and disbursements of counsel to the respective Lenders and Fronting Banks (including fees and time charges for attorneys who may be employees of any Lender or the Fronting Bank) and amounts payable under Article III), ratably among them in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid Letter of Credit Fees and interest on the Loans, L/C Borrowings and other Obligations, ratably among the Lenders and the Fronting Banks in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans and L/C Borrowings, ratably among the Lenders and the Fronting Banks in proportion to the respective amounts described in this clause Fourth held by them;

Fifth, to the Administrative Agent for the account of (x) the Fronting Banks, in the case of Fronted Letters of Credit and (y) the Lenders, in the case of Several Letters of Credit, to Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the applicable Borrower or as otherwise required by Law.

Subject to Sections 2.03(c) and 2.16, amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fifth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.

ARTICLE IX. ADMINISTRATIVE AGENT

9.01    Appointment and Authority.  Each of the Lenders, the L/C Administrator, each L/C Issuer and each Fronting Bank hereby irrevocably appoints Bank of America to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the Fronting Banks, and neither AXIS Capital nor any other Credit Party shall have rights as a third party beneficiary of any of such provisions.

9.02    Rights as a Lender.  The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with AXIS Capital or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

9.03    Exculpatory Provisions.  The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent:

(a)    shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b)    shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law; and

(c)    shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to AXIS Capital or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.01 and 8.02) or (ii) in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by AXIS Capital, a Lender or a Fronting Bank.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

9.04    Reliance by Administrative Agent.  The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the Fronting Bank, the Administrative Agent may presume that such condition is satisfactory to such Lender or such Fronting Bank unless the Administrative Agent shall have received notice to the contrary from such Lender or such Fronting Bank prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for a Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

9.05    Delegation of Duties.  The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

9.06    Resignation of Administrative Agent.

(a)    The Administrative Agent may at any time give notice of its resignation to the Lenders, Fronting Banks, the L/C Administrator and AXIS Capital. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with AXIS Capital, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders, the L/C Administrator and the Fronting Banks, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that if the Administrative Agent shall notify AXIS Capital and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the Fronting Banks under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (2) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender, the L/C Administrator and each Fronting Bank directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by AXIS Capital to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between AXIS Capital and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 10.04 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

(b)    Any resignation by Bank of America as Administrative Agent pursuant to this Section shall also constitute its resignation as a Fronting Bank and L/C Administrator. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Fronting Bank and L/C Administrator, (b) the retiring Fronting Bank and L/C Administrator shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (c) the successor Fronting Bank and L/C Administrator shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession (unless such substitution would require the consent of the beneficiary and such consent cannot be obtained) or make other arrangements satisfactory to the retiring Fronting Bank and L/C Administrator to effectively assume the obligations of the retiring Fronting Bank and L/C Administrator with respect to such Letters of Credit.

(c)    In the event that the Administrative Agent, a Fronting Bank or the L/C Administrator is a Defaulting Lender, then AXIS Capital shall have the right to require such Defaulting Lender to resign as Administrative Agent, Fronting Bank and/or L/C Administrator, as applicable, and a replacement Administrative Agent, Fronting Bank and/or LC Administrator shall be appointed pursuant to the provisions of this Section 9.06.

9.07    Non-Reliance on Administrative Agent and Other Lenders.  Each Lender, the L/C Administrator and each Fronting Bank acknowledges that it has, independently and without reliance upon the Administrative Agent, the L/C Administrator, any other Fronting Bank or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and each Fronting Bank also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any other Fronting Bank or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

9.08    No Other Duties, Etc.  Anything herein to the contrary notwithstanding, none of the Bookrunners, Arrangers, Syndication Agents or Documentation Agents listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender, the L/C Administrator or a Fronting Bank hereunder.

9.09    Administrative Agent May File Proofs of Claim.  In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Credit Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on a Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise

(a)    to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Fronting Banks, the L/C Administrator and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Fronting Banks, the L/C Administrator and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the Fronting Banks, the L/C Administrator and the Administrative Agent under Sections 2.04(i) and (j), 2.10 and 10.04) allowed in such judicial proceeding; and

(b)    to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and each Fronting Bank to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the Fronting Banks, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.10 and 10.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender, the L/C Administrator or any Fronting Bank any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender, the L/C Administrator or any Fronting Bank to authorize the Administrative Agent to vote in respect of the claim of any Lender, the L/C Administrator or any Fronting Bank in any such proceeding.

9.10    Collateral and Guaranty Matters.  The Lenders and the Fronting Banks irrevocably authorize the Administrative Agent and the Administrative Agent, at the request and expense of AXIS Capital, agrees to execute such documents as AXIS Capital may reasonably request,

(a)    to release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (i) upon termination of the Aggregate Commitments and payment in full of all Obligations (other than contingent indemnification obligations) and the expiration or termination of all Letters of Credit, (ii) as otherwise permitted by the terms of this Agreement or any other Loan Document, or (iii) subject to Section 10.01, if approved, authorized or ratified in writing by the Required Lenders; and

(b)    to release any Guaranty upon termination of the Aggregate Commitments and payment in full of all Obligations (other than contingent indemnification obligations) and the expiration or termination of all Letters of Credit; and

(c)    to release any Designated Borrower from its obligations under this Credit Agreement and any other Loan Document and release any Collateral provided by such Designated Borrower if such Person ceases to be a Designated Borrower.

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release Collateral, release a Designated Borrower from its Obligations or release any Guarantor from its obligations under the Guaranty pursuant to this Section 9.10.

ARTICLE X. MISCELLANEOUS

10.01    Amendments, Etc.  No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by AXIS Capital or any other Credit Party therefrom, shall be effective unless in writing signed by the Required Lenders (or by the Administrative Agent at the request of the Required Lenders) and AXIS Capital or the applicable Credit Party, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:

(a)    waive any condition set forth in Section 4.01(a) without the written consent of each Lender;

(b)    extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 8.02) without the written consent of such Lender;

(c)    postpone any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby;

(d)    reduce the principal of, or the rate of interest specified herein on, any Loan or L/C Borrowing, or (subject to clause (iii) of the second proviso to this Section 10.01) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby; provided, however, that only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or any provision relating to Defaulting Lenders (including the definition thereof) or to waive any obligation of a Borrower to pay interest or Letter of Credit Fees at the Default Rate;

(e)    change Section 8.03 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender;

(f)    change any provision of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender; or

(g)    release AXIS Capital or AXIS Finance from its Guaranty without the written consent of each Lender or release any Collateral, except to the extent the release is permitted pursuant to Section 9.10 (in which case such release may be made by the Administrative Agent acting alone);

and, provided further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the Fronting Banks and/or the LC Administrator in addition to the Lenders required above, affect the rights or duties of the Fronting Banks and/or the LC Administrator under this Agreement or any Issuer Document relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; and (iii) the Fee Letters may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender.

10.02    Notices; Effectiveness; Electronic Communication.

(a)    Notices Generally.  Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier or other electronic transmission as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i)    if to the Borrowers, the Administrative Agent, the L/C Administrator or a Fronting Bank, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 10.02; and

(ii)    if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire (including, as appropriate, notices delivered solely to the Person designated by a Lender on its Administrative Questionnaire then in effect for the delivery of notices that may contain material non-public information relating to the Borrowers).

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

(b)    Electronic Communications.  Notices and other communications to the Lenders, the L/C Administrator and the Fronting Banks hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or the Applicable Issuing Party pursuant to Article II if such Lender or the Applicable Issuing Party, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or AXIS Capital may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c)    The Platform.  THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE

ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to any Borrower, any Lender, the L/C Administrator, any Fronting Bank or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of any Borrower’s or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to any Borrower, any Lender, the L/C Administrator, any Fronting Bank or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d)    Change of Address, Etc.  Each of AXIS Capital, the Administrative Agent, the L/C Administrator, and any Fronting Bank may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to AXIS Capital, the Administrative Agent, the L/C Administrator and the Fronting Banks. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States Federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrower or its securities for purposes of United States Federal or state securities laws.

(e)    Reliance by Administrative Agent, Fronting Banks and Lenders.  The Administrative Agent, the L/C Administrator, the Fronting Banks and the Lenders shall be entitled to rely and act upon any notices (including telephonic Loan Notices) purportedly given by or on behalf of any Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. AXIS Capital shall indemnify the Administrative Agent, the L/C Administrator, each Fronting Bank, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of any Borrower, except to the extent that such losses, costs, expenses or liabilities are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Person. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

10.03    No Waiver; Cumulative Remedies; Enforcement.  No failure by any Lender, the L/C Administrator, any Fronting Bank or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Credit Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 8.02 for the benefit of all the Lenders, the L/C Administrator and the Fronting Banks; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) either Applicable Issuing Party from exercising the rights and remedies that inure to its benefit (solely in its capacity as an Applicable Issuing Party) hereunder and under the other Loan Documents, (c) any Lender from exercising setoff rights in accordance with Section 10.08 (subject to the terms of Section 2.12), or (d) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Credit Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 8.02 and (ii) in addition to the matters set forth in clauses (b), (c) and (d) of the preceding proviso and subject to Section 2.12, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

10.04    Expenses; Indemnity; Damage Waiver.

(a)    Costs and Expenses.  AXIS Capital shall pay (i) all reasonable documented out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable documented out-of-pocket expenses incurred by the Applicable Issuing Party in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all reasonable documented out-of-pocket expenses incurred by the Administrative Agent, any Lender or the Applicable Issuing Party (including the fees, charges and disbursements of any counsel for the Administrative Agent, any Lender or the Applicable Issuing Party), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b)    Indemnification by AXIS Capital.  AXIS Capital shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender, the L/C Administrator and each Fronting Bank, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by AXIS Capital or any other Credit Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder, the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents (including in respect of any matters addressed in Section 3.01), (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the Applicable Issuing Party to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by AXIS Capital or any of its Subsidiaries, or any Environmental Liability related in any way to AXIS Capital or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by AXIS Capital or any other Credit Party, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by AXIS Capital or any other Credit Party against an Indemnitee for a material breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if AXIS Capital or such other Credit Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.

(c)    Reimbursement by Lenders.  To the extent that AXIS Capital for any reason fails to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof), the L/C Administrator, the Fronting Banks or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the L/C Administrator, the Fronting Banks or such Related Party, as the case may be, such Lender’s Applicable Percentage

(determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) or the Applicable Issuing Party in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) or the Applicable Issuing Party in connection with such capacity. The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.11(d).

(d)    Waiver of Consequential Damages. Etc.  To the fullest extent permitted by applicable law, AXIS Capital shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.

(e)    Payments.  All amounts due under this Section shall be payable not later than ten Business Days after demand therefor.

(f)    Survival.  The agreements in this Section shall survive the resignation of the Administrative Agent, the L/C Administrator, any Fronting Bank, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.

10.05    Payments Set Aside.  To the extent that any payment by or on behalf of any Borrower is made to the Administrative Agent, any Fronting Bank or any Lender, or the Administrative Agent, the L/C Administrator, any Fronting Bank or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, the L/C Administrator, such Fronting Bank or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender, the L/C Administrator and each Fronting Bank severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the applicable Overnight Rate from time to time in effect, in the applicable currency of such recovery or payment. The obligations of the Lenders and the Applicable Issuing Party under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

10.06    Successors and Assigns.

(a)    Successors and Assigns Generally.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither AXIS Capital nor any other Credit Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the L/C Administrator, the Fronting Banks and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)    Assignments by Lenders.  Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans (including for purposes of this subsection (b), direct obligations under and participations in L/C Obligations) at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i)    Minimum Amounts.

(A)    in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B)    in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000 unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, AXIS Capital otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee

Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met.

(ii)    Proportionate Amounts.  Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned;

(iii)    Required Consents.  No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:

(A)    the consent of AXIS Capital (such consent not to be unreasonably withheld) shall be required unless (1) an Event of Default pursuant to Section 8.01(a), (b), (h) or (i) has occurred and is continuing at the time of such assignment, (2) any other Event of Default has occurred and been continuing for 30 consecutive days at the time of such assignment or (3) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund;

(B)    the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required if such assignment is to a Person that is not a Lender, an Affiliate of such Lender or an Approved Fund with respect to such Lender; provided that AXIS Capital shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within ten (10) Business Days after having received notice thereof; and

(C)    the consent of each Fronting Bank (such consent not to be unreasonably withheld or delayed) shall be required for any assignment and, if such Assignee could not be an L/C Issuer of a Several Letter of Credit and such the Fronting Bank must have agreed (in its sole discretion) to front for such Assignee under Several Letters of Credit.

(iv)    Assignment and Assumption.  The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire and, unless otherwise agreed between the assigning Lender and such Assignee, if any Several Letters of Credit are outstanding, all such Outstanding Several Letters of Credit are either amended or replaced to give effect to such assignment.

(v)    No Assignment to Certain Persons.  No such assignment shall be made (A) to AXIS Capital or any of AXIS Capital’s Subsidiaries, or (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B), or (C) to a natural person.

(vi)    Certain Additional Payments.  In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of AXIS Capital and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans, obligations under Several Letters of Credit and participations in Fronted Letters of Credit in accordance with its Applicable Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, and 10.04 with respect to facts and circumstances occurring prior to the effective date of such assignment. Upon request, AXIS Capital (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section. Notwithstanding anything to the contrary contained herein or an any Loan Document, a Lender may only assign Loans or Commitments with respect to Axis Specialty Europe or Axis Re to a Lender in a relevant territory as defined by s246 (1) TCA 1997 and where the provisions of section 3(h) thereof apply to such Loan or Commitment.

(c)    Register.  The Administrative Agent, acting solely for this purpose as an agent of AXIS Capital (and such agency being solely for tax purposes), shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and AXIS Capital, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. In addition, the Administrative Agent shall maintain on the Register information regarding the designation, and revocation of designation, of any Lender as a Defaulting Lender. The Register shall be available for inspection by AXIS Capital and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d)    Participations.  Any Lender may at any time, without the consent of, or notice to, AXIS Capital or the Administrative Agent, sell participations to any Person (other than a natural person, a Defaulting Lender or AXIS Capital or any of AXIS Capital’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in L/C Obligations) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) AXIS Capital, the Administrative Agent, the Lenders, the L/C Administrator and the Fronting Bank shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 10.01 that affects such Participant. Subject to subsection (e) of this Section, AXIS Capital agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.12 as though it were a Lender.

(e)    Limitations upon Participant Rights.  A Participant shall not be entitled to receive any greater payment under Section 3.01 or 3.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with AXIS Capital’s prior written consent. A Participant shall not be entitled to the benefits of Section 3.01 unless AXIS Capital is notified of the participation sold to such Participant and such Participant agrees, for the benefit of AXIS Capital, to comply with Section 3.01(e) as though it were a Lender.

(f)    Certain Pledges.  Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

10.07    Treatment of Certain Information; Confidentiality.  Each of the Administrative Agent, the Lenders, the L/C Administrator and the Fronting Banks agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, trustees, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it or its Affiliates (including any self-regulatory authority, such as the NAIC), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or any Eligible Assignee invited to be a Lender pursuant to Section 2.13(c) or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to any Borrower and its obligations, (g) with the consent of AXIS Capital or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, any Lender, the L/C Administrator, any Fronting Bank or any of their respective Affiliates on a nonconfidential basis from a source other than a Borrower. For purposes of this Agreement, “Information” means all information received from AXIS Capital or any Subsidiary relating to AXIS Capital or any Subsidiary or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender, the L/C Administrator or any Fronting Bank on a nonconfidential basis prior to disclosure by AXIS Capital or any Subsidiary, provided that, in the case of information received from AXIS Capital or any Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each of the Administrative Agent, the Lenders and the Fronting Banks acknowledges that (a) the Information may include material non-public information concerning AXIS Capital or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including United States Federal and state securities Laws.

10.08    Right of Setoff.  If an Event of Default shall have occurred and be continuing, each Lender, the L/C Administrator, each Fronting Bank and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, the L/C Administrator, such Fronting Bank or any such Affiliate to or for the credit or the account of AXIS Capital or any other Credit Party against any and all of the obligations of AXIS Capital or such Credit Party now or hereafter existing under this Agreement or any other Loan Document to such Lender, the L/C Administrator or such Fronting Bank, irrespective of whether or not such Lender or the Fronting Bank shall have made any demand under this Agreement or any other Loan Document and although such obligations of AXIS Capital or such Credit Party may be contingent or unmatured or are owed to a branch or office of such Lender, the L/C Administrator or such Fronting Bank different from the branch or office holding such deposit or obligated on such indebtedness; provided, that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.15 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender, each Fronting Bank and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, the L/C Administrator, such Fronting Bank or their respective Affiliates may have. Each Lender, the L/C Administrator and each Fronting Bank each agrees to notify AXIS Capital and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application. The obligations under this Section 10.08 with respect to the Borrowers shall be several in nature.

10.09    Interest Rate Limitation.  Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to AXIS Capital. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

10.10    Counterparts; Integration; Effectiveness.  This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or other electronic imaging means shall be effective as delivery of a manually executed counterpart of this Agreement.

10.11    Survival of Representations and Warranties.  All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.

10.12    Severability.  If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 10.12, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent, the L/C Administrator, or the Fronting Bank, as applicable, then such provisions shall be deemed to be in effect only to the extent not so limited.

10.13    Replacement of Lenders.  If (i) any Lender requests compensation under Section 3.04, (ii) a Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, (iii) a single Lender does not consent to an amendment or waiver which, pursuant to Section 10.01 requires the consent of all Lenders, or (iv) any Lender is a Defaulting Lender, then AXIS Capital may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.06), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(a)    AXIS Capital shall have paid to the Administrative Agent the assignment fee specified in Section 10.06(b);

(b)    such Lender shall have received payment of an amount equal to 100% of the outstanding principal of its Loans and L/C Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or AXIS Capital (in the case of all other amounts);

(c)    in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter; and

(d)    such assignment does not conflict with applicable Laws.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling AXIS Capital to require such assignment and delegation cease to apply.

10.14    Governing Law; Jurisdiction; Etc.

(a)    GOVERNING LAW.  THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b)    SUBMISSION TO JURISDICTION.  EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK CITY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, ANY LENDER OR THE FRONTING BANK MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST AXIS CAPITAL OR ANY OTHER CREDIT PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c)    WAIVER OF VENUE.  EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM

TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d)    SERVICE OF PROCESS.  ON OR PRIOR TO THE CLOSING DATE, AND EACH BORROWER SHALL APPOINT C T CORPORATION SYSTEM (THE “PROCESS AGENT”), WITH AN OFFICE ON THE DATE HEREOF AT 111 8TH AVENUE, NEW YORK, NEW YORK 10011, UNITED STATES, AS ITS AGENT TO RECEIVE ON ITS BEHALF SERVICE OF THE SUMMONS AND COMPLAINTS AND ANY OTHER PROCESS WHICH MAY BE SERVED IN ANY SUCH ACTION OR PROCEEDING, PROVIDED THAT A COPY OF SUCH PROCESS IS ALSO MAILED IN THE MANNER PROVIDED IN SECTION 10.02. SUCH SERVICE MAY BE MADE BY MAILING OR DELIVERING A COPY OF SUCH PROCESS TO AXIS CAPITAL IN CARE OF THE PROCESS AGENT AT THE PROCESS AGENT’S ABOVE ADDRESS, AND EACH BORROWER HEREBY AUTHORIZES AND DIRECTS THE PROCESS AGENT TO RECEIVE AND FORWARD SUCH SERVICE ON ITS BEHALF. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

10.15    Waiver of Jury Trial.  EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

10.16    No Advisory or Fiduciary Responsibility.  In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), AXIS Capital and each other Credit Party acknowledges and agrees that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent, the Lenders and the Arrangers are arm’s-length commercial transactions between AXIS Capital, each other Credit Party and its respective Affiliates, on the one hand, and the Administrative Agent, the Lenders and the Arrangers on the other hand, (B) each of AXIS Capital and the other Credit Parties has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) AXIS Capital and each other Credit Party is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Administrative Agent, the Lenders and the Arrangers the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for AXIS Capital, any other Credit Party or any of its respective Affiliates, or any other Person and (B) neither the Administrative Agent, nor any Lender nor any Arranger has any obligation to AXIS Capital, any other Credit Party or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent, the Lenders and the Arrangers and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of AXIS Capital, the other Credit Parties and their respective Affiliates, and neither the Administrative Agent, nor any Lender nor any Arranger has any obligation to disclose any of such interests to AXIS Capital, any other Credit Party or any of their respective Affiliates. To the fullest extent permitted by law, each of AXIS Capital and the other Credit Parties hereby waives and releases any claims that it may have against the Administrative Agent, the Lenders and the Arrangers with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

10.17    Electronic Execution of Assignments and Certain Other Documents.  The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption or in any amendment or other modification hereof (including waivers and consents) shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

10.18    USA PATRIOT Act.  Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies AXIS Capital that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies each Borrower, which information includes the name and address of such Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify such Borrower in accordance with the Act. Each Borrower shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Act.

10.19    Time of the Essence.  Time is of the essence of the Loan Documents.

10.20    Judgment Currency.  If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of each Borrower in respect of any such sum due from it to the Administrative Agent or any Lender hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent or such Lender, as the case may be, of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent or such Lender, as the case may be, may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent or any Lender from any Borrower in the Agreement Currency, such Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or such Lender, as the case may be, against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent or any Lender in such currency, the Administrative Agent or such Lender, as the case may be, agrees to return the amount of any excess to such Borrower (or to any other Person who may be entitled thereto under applicable law).

10.21    ENTIRE AGREEMENT.  THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

AXIS CAPITAL HOLDINGS LIMITED

By:	/s/ Jose Osset
Name:	Jose Osset
Title:	SVP. Treasurer

AXIS SPECIALTY LIMITED

By:	/s/ Jose Osset
Name:	Jose Osset
Title:	SVP. Treasurer

AXIS RE LIMITED

By:	/s/ Tim Hennessy
Name:	Tim Hennessy
Title:	EVP. Director

AXIS SPECIALTY EUROPE LIMITED

By:	/s/ Tim Hennessy
Name:	Tim Hennessy
Title:	EVP. Director

BANK OF AMERICA, N.A., as Administrative Agent, L/C Administrator, Fronting Bank and a Lender

By:	/s/ Debra Basler
Name:	Debra Basler
Title:	Senior Vice President

DEUTSCHE BANK SECURITIES INC., as Co-Syndication Agent

By:	/s/ Robert Chesley
Name:	Robert Chesley
Title:	Director

DEUTSCHE BANK SECURITIES INC., as Co-Syndication Agent

By:	/s/ Kathleen Bowers
Name:	Kathleen Bowers
Title:	Director

DEUTSCHE BANK AG NEW YORK BRANCH, as a Lender

By:	/s/ Robert Chesley
Name:	Robert Chesley
Title:	Director

DEUTSCHE BANK AG NEW YORK BRANCH, as a Lender

By:	/s/ Kathleen Bowers
Name:	Kathleen Bowers
Title:	Director

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Co-Syndication Agent and a Lender

By:	/s/ William R. Goley
Name:	William R. Goley
Title:	Director

HSBC BANK USA, NATIONAL ASSOCIATION as Co-Documentation Agent and a Lender

By:	/s/ Jody T. Feldman
Name:	Jody T. Feldman
Title:	Vice President

THE BANK OF NEW YORK MELLON, as Co-Documentation Agent and a Lender

By:	/s/ Adim Offurum
Name:	Adim Offurum
Title:	Vice President

CITIBANK,N.A., as a Lender

By:	/s/ Maria Hackley
Name:	Maria Hackley
Title:	Managing Director

GOLDMAN SACHS BANK USA, as a Lender

By:	/s/ Mark Walton
Name:	Mark Walton
Title:	Authorized Signatory

LLOYDS TSB BANK PLC, as a Lender

By:	/s/ Morgan Beanland
Name:	Morgan Beanland
Title:	Senior Vice President

By:	/s/ Candi Obrentz
Name:	Candi Obrentz
Title:	Vice President

MORGAN STANLEY BANK, N.A, as a Lender

By:	/s/ Ryan Vetsch
Name:	Ryan Vetsch
Title:	Authorized Signatory

SCHEDULE 1.01

BORROWING BASE CALCULATION

Eligible Investments	Applicable Percentage of Fair Market Value

Cash	100%

Cash Equivalents	100%

Commercial Paper	98%

Government Debt with maturities of less than five years	98%

Government Debt with maturities of five years or more	95%

MBS (Agency Pass-Throughs) rated AAA by S&P or Aaa by Moody’s or Better	90%

MBS (Agency CMOs) rated AAA by	90%

S&P or Aaa by Moody’s or better

G7 Dollar denominated and non-Dollar denominated Securities rated at least AA- by S&P and Aa3 by Moody’s issued by the Governments of Germany or the United Kingdom or agencies thereof with maturities of five years or less	95%

G7 Dollar denominated and non-Dollar denominated Securities rated at least AA- by S&P and Aa3 by Moody’s issued by the Governments of France, Japan or Canada or agencies thereof with maturities of five years or less	93%

Sched. 1.01

OECD Dollar denominated and non-Dollar denominated Securities rated at least AA- by S&P and Aa3 by Moody’s issued by the Governments of Austria, Belgium, Finland, the Netherlands, Norway or Switzerland or agencies thereof with maturities of five years or less	92%

Supranational Dollar and non-Dollar denominated Securities rated at least AAA by S&P and Aaa by Moody’s issued by The International Bank for Reconstruction and Development (the World Bank), The European Investment Bank, The European Bank for Reconstruction and Development, The Inter-American Development Bank, Asian Development Bank and Nordic Investment Bank having a maturity of 5 years or less	92%

Corporate/Municipal Securities rated AAA by S&P or Aaa by Moody’s with maturities of five years or less	94%

Corporate/Municipal Securities rated at least AA- by S&P or Aa3 by Moody’s with maturities of five years or less	93%

Corporate/Municipal Securities rated at least A- by S&P or A3 by Moody’s with maturities of five years or less	92%

Sched. 1.01

SCHEDULE 1.02

CONCENTRATION LIMITS

Eligible Investments	Limitation per Issue (as a percentage of all such Eligible Investments

Corporate/Municipal Securities	7.5%

G7 Securities	7.5%

OECD Securities	7.5%

Supranational Securities	7.5%

Sched. 1.02

SCHEDULE 1.03

MANDATORY COST FORMULAE

1.	The Mandatory Cost (to the extent applicable) is an addition to the interest rate to compensate Lenders for the cost of compliance with:

(a)	the requirements of the Bank of England and/or the Financial Services Authority (or, in either case, any other authority which replaces all or any of its functions); or

(b)	the requirements of the European Central Bank.

2.

On the first day of each Interest Period (or as soon as possible thereafter) the Administrative Agent shall calculate, as a percentage rate, a rate (the “Additional Cost Rate”) for each Lender, in accordance with the paragraphs set out below. The Mandatory Cost will be calculated by the Administrative Agent as a weighted average of the Lenders’ Additional Cost Rates (weighted in proportion to the percentage participation of each Lender in the relevant Loan) and will be expressed as a percentage rate per annum. The Administrative Agent will, at the request of the Company or any Lender, deliver to the Company or such Lender as the case may be, a statement setting forth the calculation of any Mandatory Cost.

3.

The Additional Cost Rate for any Lender lending from a Lending Office in a Participating Member State will be the percentage notified by that Lender to the Administrative Agent. This percentage will be certified by such Lender in its notice to the Administrative Agent to be its reasonable determination of the cost (expressed as a percentage of such Lender’s participation in all Loans made from such Lending Office) of complying with the minimum reserve requirements of the European Central Bank in respect of Loans made from that Lending Office.

4.	The Additional Cost Rate for any Lender lending from a Lending Office in the United Kingdom will be calculated by the Administrative Agent as follows:

(a)	in relation to any Loan in Sterling:

AB+C(B-D)+E

x 0.0l                                 per cent per

            annum

100 - (A+C)

Sched. 1.03

(b)	in relation to any Loan in any currency other than Sterling:

E x 0.01

                                                         per cent per

300                     annum

Where:

“A”

is the percentage of Eligible Liabilities (assuming these to be in excess of any stated minimum) which that Lender is from time to time required to maintain as an interest free cash ratio deposit with the Bank of England to comply with cash ratio requirements.

“B”

is the percentage rate of interest (excluding the Applicable Rate, the Mandatory Cost and any interest charged on overdue amounts pursuant to the first sentence of Section 2.08(b) and, in the case of interest (other than on overdue amounts) charged at the Default Rate, without counting any increase in interest rate effected by the charging of the Default Rate) payable for the relevant Interest Period of such Loan.

“C”	is the percentage (if any) of Eligible Liabilities which that Lender is required from time to time to maintain as interest bearing Special Deposits with the Bank of England.

“D”	is the percentage rate per annum payable by the Bank of England to the Administrative Agent on interest bearing Special Deposits.

“E”

is designed to compensate Lenders for amounts payable under the Fees Rules and is calculated by the Administrative Agent as being the average of the most recent rates of charge supplied by the Lenders to the Administrative Agent pursuant to paragraph 7 below and expressed in pounds per £1,000,000.

5.	For the purposes of this Schedule:

(a)	“Eligible Liabilities” and “Special Deposits” have the meanings given to them from time to time under or pursuant to the Bank of England Act 1998 or (as may be appropriate) by the Bank of England;

(b)

“Fees Rules” means the rules on periodic fees contained in the FSA Supervision Manual or such other law or regulation as may be in force from time to time in respect of the payment of fees for the acceptance of deposits;

(c)

“Fee Tariffs” means the fee tariffs specified in the Fees Rules under the activity group A. 1 Deposit acceptors (ignoring any minimum fee or zero rated fee required pursuant to the Fees Rules but taking into account any applicable discount rate); and

Sched. 1.03

(d)	“Tariff Base” has the meaning given to it in, and will be calculated in accordance with, the Fees Rules.

6.

In application of the above formulae, A, B, C and D will be included in the formulae as percentages (i.e. 5% will be included in the formula as 5 and not as 0.05). A negative result obtained by subtracting D from B shall be taken as zero. The resulting figures shall be rounded to four decimal places.

7.

If requested by the Administrative Agent or the Company, each Lender with a Lending Office in the United Kingdom or a Participating Member State shall, as soon as practicable after publication by the Financial Services Authority, supply to the Administrative Agent and the Company, the rate of charge payable by such Lender to the Financial Services Authority pursuant to the Fees Rules in respect of the relevant financial year of the Financial Services Authority (calculated for this purpose by such Lender as being the average of the Fee Tariffs applicable to such Lender for that financial year) and expressed in pounds per £1,000,000 of the Tariff Base of such Lender.

8.

Each Lender shall supply any information required by the Administrative Agent for the purpose of calculating its Additional Cost Rate. In particular, but without limitation, each Lender shall supply the following information in writing on or prior to the date on which it becomes a Lender:

(a)	the jurisdiction of the Lending Office out of which it is making available its participation in the relevant Loan; and

(b)	any other information that the Administrative Agent may reasonably require for such purpose.

Each Lender shall promptly notify the Administrative Agent in writing of any change to the information provided by it pursuant to this paragraph.

9.

The percentages of each Lender for the purpose of A and C above and the rates of charge of each Lender for the purpose of E above shall be determined by the Administrative Agent based upon the information supplied to it pursuant to paragraphs 7 and 8 above and on the assumption that, unless a Lender notifies the Administrative Agent to the contrary, each Lender’s obligations in relation to cash ratio deposits and Special Deposits are the same as those of a typical bank from its jurisdiction of incorporation with a lending office in the same jurisdiction as its Lending Office.

10.

The Administrative Agent shall have no liability to any Person if such determination results in an Additional Cost Rate which over- or under-compensates any Lender and shall be entitled to assume that the information provided by any Lender pursuant to paragraphs 3, 7 and 8 above is true and correct in all respects.

11.

The Administrative Agent shall distribute the additional amounts received as a result of the Mandatory Cost to the Lenders on the basis of the Additional Cost Rate for each Lender based on the information provided by each Lender pursuant to paragraphs 3, 7 and 8 above.

Sched. 1.03

12.

Any determination by the Administrative Agent pursuant to this Schedule in relation to a formula, the Mandatory Cost, an Additional Cost Rate or any amount payable to a Lender shall, in the absence of manifest error, be conclusive and binding on all parties hereto.

13.

The Administrative Agent may from time to time, after consultation with the Company and the Lenders, determine and notify to all parties any amendments which are required to be made to this Schedule in order to comply with any change in law, regulation or any requirements from time to time imposed by the Bank of England, the Financial Services Authority or the European Central Bank (or, in any case, any other authority which replaces all or any of its functions) and any such determination shall, in the absence of manifest error, be conclusive and binding on all parties hereto.

Sched. 1.03

SCHEDULE 2.01

COMMITMENTS

AND APPLICABLE PERCENTAGES

Lender	Commitment	Applicable Percentage
Bank of America, N.A.	$75,000,000	15.000000000%

Deutsche Bank AG New York Branch	$75,000,000	15.000000000%

Wells Fargo Bank, National Association	$75,000,000	15.000000000%

HSBC Bank USA, National Association	$60,000,000	12.000000000%

The Bank of New York Mellon	$60,000,000	12.000000000%

Citibank, N.A.	$50,000,000	10.000000000%

Goldman Sachs Bank USA	$35,000,000	7.000000000%

Lloyds TSB Bank PLC	$35,000,000	7.000000000%

Morgan Stanley Bank, N.A.	$35,000,000	7.000000000%

Total	$500,000,000	100.000000000%

Sched. 2.01 pg. 1

SCHEDULE 5.05

LITIGATION

None.

Sched. 5.05 pg. 1

SCHEDULE 5.12

SUBSIDIARIES

Name of Subsidiary (Jurisdiction of Formation)	Insurance Company	Designated Borrower	Ownership
AXIS Specialty Limited (Bermuda)	Yes	Yes	AXIS Capital Holdings Limited (Bermuda)
AXIS Group Services, Inc. (U.S.A. – Delaware)	No	No	AXIS Specialty U.S. Holdings, Inc. (U.S.A. – Delaware)
AXIS Specialty U.S. Services, Inc. (U.S.A – Delaware)	No	No	AXIS Specialty U.S. Holdings, Inc. (U.S.A. – Delaware)
AXIS Specialty Finance LLC (U.S.A. – Delaware)	No	No	AXIS Specialty U.S. Holdings, Inc. (U.S.A. – Delaware)
AXIS Surplus Insurance Company (U.S.A. – Illinois)	Yes	No	AXIS Insurance Company (U.S.A. – Illinois)
AXIS Insurance Company (U.S.A. – Illinois)	Yes	No	AXIS Specialty U.S. Holdings, Inc. (U.S.A. – Delaware)
AXIS Specialty U.S. Holdings, Inc. (U.S.A. – Delaware)	No	No	AXIS Specialty Global Holdings Limited (Ireland)
AXIS Reinsurance Company (U.S.A. – New York)	Yes	No	AXIS Specialty U.S. Holdings, Inc. (U.S.A. – Delaware)
AXIS Specialty Insurance Company (U.S.A. – Connecticut)	Yes	No	AXIS Insurance Company (U.S.A. – Illinois)

Sched. 5.13 pg. 1

AXIS Specialty Global Holdings Limited (Ireland)	No	No	AXIS Capital Holdings Limited (Bermuda)
AXIS Specialty Holdings Ireland Limited (Ireland)	No	No	AXIS Capital Holdings Limited (Bermuda)
AXIS Re Limited (Ireland)	Yes	Yes	AXIS Specialty Holdings Ireland Limited (Ireland)
AXIS Specialty Europe Limited (Ireland)	Yes	Yes	AXIS Specialty Holdings Ireland Limited (Ireland)
AXIS Specialty UK Holdings Limited (United Kingdom)	No	No	AXIS Capital Holdings Limited (Bermuda)
Dexta Corporation Pty Ltd (Australia)	Yes	No	Sirius Australia Holdings Pty Ltd (Australia)
Sirius Australia Holdings Pty Ltd (Australia)	No	No	AXIS Specialty Holdings Ireland Limited (Ireland)

Sched. 5.13 pg. 2

SCHEDULE 7.02

EXISTING LIENS

None.

Sched. 7.02 pg. 1

SCHEDULE 7.05

EXISTING INDEBTEDNESS

1. AXIS Capital Holdings Limited Senior Unsecured Notes dated November 15, 2004 in the amount of $500 million. The notes bear interest at 5.75%, payable semi-annually and, unless previously redeemed, will mature on December 1, 2014.

2. Guarantee by AXIS Capital of loans to employees under a Bank of Bermuda facility not to exceed US $10 million in connection with stock purchases.

3. Letter of Credit in the amount of $3.5 million issued to secure a lease for office space in Alpharetta, Georgia.

4. Obligations with respect to bank guarantees for the benefit of certain European Union fiscal representatives appointed by AXIS Specialty Europe Limited.

5. Obligations with respect to appeal bonds issued to secure judgments against insureds under policies issued in the ordinary course of business.

Sched. 7.05

SCHEDULE 10.02

ADMINISTRATIVE AGENT’S OFFICE;

CERTAIN ADDRESSES FOR NOTICES

AXIS CAPITAL HOLDINGS LIMITED

and DESIGNATED BORROWERS:

AXIS Capital Holdings Limited and AXIS Specialty Limited

92 Pitts Bay Road

Pembroke, Bermuda

HM 08

Attention: Jose Osset

Telecopy Number: (441) 405-2680

Telephone Number: (441) 405-2632

Electronic Mail: Jose.osset@axiscapital.com

Website Address:         www.axiscapital.com

AXIS Re Limited and AXIS Specialty Europe Limited

Mount Herbert Court

34 Upper Mount Street

Dublin 2

Ireland

Attention: Tim Hennessy

Telecopy No.: (011) 353-1-664-1862

Telephone No.: (011) 353-1-664-1611

Electronic Mail: Tim.hennessy@axiscapital.com

With a copy to:

92 Pitts Bay Road

Pembroke, Bermuda

HM 08

Attention: Jose Osset

Telecopy Number: (441) 405-2680

Telephone Number: (441) 405-2632

Electronic Mail: Jose.osset@axiscapital.com

U.S. Taxpayer Identification Number(s):

AXIS Capital Holdings Limited: 98-0395986

AXIS Specialty Limited: 98-0364977

Sched. 10.02

AXIS Re Limited: 98-0395688

AXIS Specialty Europe Limited: 98-0395686

ADMINISTRATIVE AGENT:

Administrative Agent’s Office

(for payments and Requests for Credit Extensions):

Bank of America, N.A.

2001 Clayton Road, Bldg. B

Mail Code: CA4-702-02-25

Concord, CA 94520-2405

Attention: Kendra N. McWhite

Telephone: 925.675.8057

Telecopier: 888.985.9252

Electronic Mail: kendra.n.mcwhite@baml.com

Account No. (for USD): 3750836479

Ref: Axis Capital Holdings Limited, Attn: Credit Services 5596

ABA# 026009593

GBP:

Bank of America London

Sort Code: 16-50-50

Swift Code: BOFAGB22

Account: 65280027

Ref: Axis Capital Holdings Ltd.

EURO:

Bank of America London

Swift Code: BOFAGB22

Account: 65280019

Ref: Axis Capital Holdings Ltd

CAD:

Bank of America Canada (Transit #01312) Toronto

Swift Code: BOFACATT

Account: 711465003220

Ref: Axis Capital Holdings Ltd.

JPY:

Bank of America Tokyo

Swift Code: BOFAJPJX

Sched. 10.02

Account: 606490661046

Ref: Axis Capital Holdings Ltd.

AUD:

Bank of America Australia Ltd. Sydney

Swift Code: BOFAAUSX

Account: 520190661017

Ref: Axis Capital Holdings Ltd.

SGD:

Bank of America Singapore

Swift Code: BOFASG2X

Account: 621290661054

Ref: Axis Capital Holdings Ltd.

CHF:

UBS AG Zurich

Swift Code: UBSWCHZH80A

Account: CH900023023007970300A

Ref: Axis Capital Holdings Ltd

Other Notices as Administrative Agent:

Bank of America, N.A.

Agency Management

335 Madison Avenue, 4th Fl

Mail Code: NY-503-04-03

New York, New York 10017

Attention: Don B. Pinzon

Telephone: 646.556.0326

Telecopier: 212.901.7843

Electronic Mail: don.b.pinzon@baml.com

Sched. 10.02

FRONTING BANK:

Bank of America, N.A.

Trade Operations

1 Fleet Way

Mail Code: PA6-580-02-30

Scranton, PA 18507

Attention: Michael A. Grizzanti

Telephone: 570.330.4214

Telecopier: 800.755.8743

Electronic Mail: michael.a.grizzanti@baml.com

BANK OF AMERICA, N.A.,

as Lender

Bank of America, N.A.

231 S. La Salle Street

Chicago, IL 60697

Attention:     Matthew Peck

Telephone:   (312) 828-6006

Facsimile:    (312) 453-4659

Electronic Mail: matthew.peck@baml.com

CITIBANK, N.A.

390 Greenwich St

8th Floor

New York, NY 06115

Attention:     Patricia Den Brinker

Telephone:   (212) 723-9229

Facsimile:    (646) 291-1692

Electronic Mail: patricia.y.denbrinker@citi.com

DEUTSCHE BANK AG NEW YORK BRANCH

c/o Deutsche Bank Securities Inc.

60 Wall Street

New York, NY 10005

Attention:     Virginia Cosenza

Telephone:   (212) 250-2169

Facsimile:    (212) 797-0270

Electronic Mail: virginia.cosenza@db.com

Sched. 10.02

GOLDMAN SACHS BANK USA

200 West Street

New York, NY 10282

Attention:     Lauren Day

Telephone:   (212) 934-3921

Electronic Mail: gsd.link@gs.com

HSBC BANK USA, NATIONAL ASSOCIATION

c/o HSBC Securities USA Inc.

452 Fifth Avenue, 5th Floor

New York,, NY 10282

Attention:     Jody T. Feldman

Telephone:   212-525-6375

Facsimile:

Electronic Mail: jody.t.feldman@us.hsbc.com

LLOYDS TSB BANK PLC

1095 Avenue of the Americas

34th Floor

New York, NY 10036

Attention:     Rich Herder

Telephone:   (212) 930-5057

Facsimile:    (212) 833-6610

Electronic Mail: rich.herder@us.lloydsbanking.com

MORGAN STANLEY BANK, NA

750 Seventh Avenue, 11th Floor

New York, NY 10019

Attention:     Harry Comninellis

Telephone:   (212) 762-0360

Facsimile:    (212) 507-3203

Electronic Mail: harry.comninellis@morganstanley.com

THE BANK OF NEW YORK MELLON

Insurance Division

One Wall Street, 17th Floor

New York, New York 10286

Attention:     Michael Pensari

Telephone:   (212) 635-8142

Facsimile:    (212) 635-8541

Electronic Mail: michael.pensari@bnymellon.com

Sched. 10.02

WELLS FARGO BANK, N.A.

D 1053-150

301 S. College St., 5th Floor

Charlotte, NC 28288

Attention:     Karen Hanke

Telephone:   (704) 374-3061

Facsimile:    (704) 715-1486

Electronic Mail: karen.hanke@wachovia.com

Sched. 10.02

EXHIBIT A

FORM OF LOAN NOTICE

Date:                     ,

To:	Bank of America, N.A., as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement, dated as of August 24, 2010 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among AXIS Capital Holdings Limited, a Bermuda company (“AXIS Capital”), and certain Subsidiaries of AXIS Capital party thereto pursuant to Section 2.13 of the Credit Agreement (each a “Designated Borrower” and, together with AXIS Capital, the “Borrowers” and, each a “Borrower”), each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”), and BANK OF AMERICA, N.A., as Administrative Agent, LC Administrator and Fronting Bank.

The undersigned hereby requests (select one):

☐ A Borrowing of Loans                                          ☐ A conversion or continuation of Loans

1.	On (a Business Day).

2.	In the amount of $ .

3.	Comprised of .

[Type of Loan requested]

4.	In the following currency:

[Dollars, Euros or Sterling]

5.	For Eurocurrency Rate Loans: with an Interest Period of months.

[6.	On behalf of [insert name of applicable Designated Borrower].

A-1	Form of Loan Notice

The Borrowing, if any, requested herein complies with the provisos to the first sentence of Section 2.01 of the Agreement.

AXIS CAPITAL HOLDINGS LIMITED

By:
Name:
Title:

A-2	Form of Loan Notice

THIS NOTE AND THE OBLIGATIONS REPRESENTED HEREBY MAY NOT BE TRANSFERRED EXCEPT IN COMPLIANCE WITH THE TERMS AND PROVISIONS OF THE CREDIT AGREEMENT REFERRED TO BELOW. TRANSFERS OF THIS NOTE AND THE OBLIGATIONS REPRESENTED HEREBY MUST BE RECORDED IN THE REGISTER MAINTAINED BY THE ADMINISTRATIVE AGENT PURSUANT TO THE TERMS OF SUCH CREDIT AGREEMENT.

EXHIBIT B

FORM OF NOTE

FOR VALUE RECEIVED, the undersigned (the “Borrower”), hereby promises to pay to                                          or registered assigns (the “Lender”), in accordance with the provisions of the Agreement (as hereinafter defined), the principal amount of each Loan from time to time made by the Lender to the Borrower under that certain Credit Agreement, dated as of August 24, 2010 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined) among AXIS Capital Holdings Limited, a Bermuda company (“AXIS Capital”), and certain Subsidiaries of AXIS Capital party thereto pursuant to Section 2.13 of the Credit Agreement (each a “Designated Borrower” and, together with AXIS Capital, the “Borrowers” and, each a “Borrower”), each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”), and BANK OF AMERICA, N.A., as Administrative Agent, LC Administrator and Fronting Bank.

The Borrower promises to pay interest on the unpaid principal amount of each Loan from the date of such Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Agreement. All payments of principal and interest shall be made to the Administrative Agent for the account of the Lender in the currency in which such Loan was denominated and in Same Day Funds at the Administrative Agent’s Office. If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Agreement.

This Note is one of the Notes referred to in the Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein. This Note is also entitled to the benefits of a Guaranty. Upon the occurrence and continuation of one or more of the Events of Default specified in the Agreement, all amounts then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable all as provided in the Agreement. Loans made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business. The Lender may also attach schedules to this Note and endorse thereon the date, amount and maturity of its Loans and payments with respect thereto.

B-1	Form of Note

The Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Note.

NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN OR IN THE CREDIT AGREEMENT, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT PURSUANT TO AND IN ACCORDANCE WITH THE PROVISIONS OF SECTION 10.06 OF THE CREDIT AGREEMENT.

B-2	Form of Note

THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

[BORROWER]

By:

Name:

Title:

B-3	Form of Note

LOANS AND PAYMENTS

Date	Type of Loan Made	Amount of Loan Made	End of Interest Period	Amount of Principal or Interest Paid This Date	Outstanding Principal Balance This Date	Notation Made By

B-4	Form of Note

EXHIBIT C

FORM OF COMPLIANCE CERTIFICATE

Financial Statement Date:             ,

To:	Bank of America, N.A., as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement, dated as of August 24, 2010 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined among AXIS Capital Holdings Limited, a Bermuda company (“AXIS Capital”), and certain Subsidiaries of AXIS Capital party thereto pursuant to Section 2.13 of the Credit Agreement (each a “Designated Borrower” and, together with AXIS Capital, the “Borrowers” and, each a “Borrower”), each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”), and BANK OF AMERICA, N.A., as Administrative Agent, LC Administrator and Fronting Bank.

The undersigned Responsible Officer hereby certifies as of the date hereof that he/she is the                                                   of AXIS Capital, and that, as such, he/she is authorized to execute and deliver this Certificate to the Administrative Agent on the behalf of AXIS Capital, and that:

[Use following paragraph 1 for fiscal year-end financial statements]

1.        AXIS Capital has delivered the year-end audited financial statements required by Section 6.01(a) of the Agreement for the fiscal year of AXIS Capital ended as of the above date, together with the report and opinion of an independent certified public accountant required by such section.

[Use following paragraph 1 for fiscal quarter-end financial statements]

1.        AXIS Capital has delivered the unaudited financial statements required by Section 6.01(b) of the Agreement for the fiscal quarter of AXIS Capital ended as of the above date. Such financial statements fairly present in all material respects the financial condition and results of operations of AXIS Capital and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes.

2.        The undersigned has reviewed and is familiar with the terms of the Agreement and has made, or has caused to be made under his/her supervision, a detailed review of the transactions and condition (financial or otherwise) of AXIS Capital during the accounting period covered by such financial statements.

C-1	Form of Compliance Certificate

3.        There has been no material change in GAAP or in the application thereof which has occurred since the date of the last financial statements delivered pursuant to Section 6.01 of the Credit Agreement [except [describe change and effect on the financial statements attached to this Compliance Certificate]]

4.        A review of the activities of AXIS Capital during such fiscal period has been made under the supervision of the undersigned with a view to determining whether during such fiscal period AXIS Capital performed and observed all its Obligations under the Loan Documents, and

[select one:]

[to the best knowledge of the undersigned, no event or condition exists as of the date of this Certificate which constitutes a Default.]

--or--

[to the best knowledge of the undersigned, during such fiscal period the following covenants or conditions have not been performed or observed and the following is a list of each such Default and its nature and status:]

4.         The financial covenant analyses and information set forth on Schedule 1 attached hereto are true and accurate on and as of the date of this Certificate.

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of                     ,             .

AXIS CAPITAL HOLDINGS LIMITED

By:

Name:

Title:

C-2	Form of Compliance Certificate

For the Quarter/Year ended                                          (“Statement Date”)

SCHEDULE 1

to the Compliance Certificate

($ in 000’s)

I.	Section 7.04(a) – Ratio of Total Funded Debt to Total Capitalization.

A.	Total Funded Debt	$

B.	Consolidated Net Worth	$

C.	Item A + Item B	$

D.	Ratio of Item A to Item C (not to exceed 0.35:1.0)	:1.0

II.	Section 7.04(b) – Consolidated Net Worth

A.	Consolidated Net Worth	$

B.	Existing sum of Consolidated Net Income as reported in Item 11(D) of Schedule 1 of the Compliance Certificate dated [ ] , 20[ ][1]	$

C.	For periods ending June 30 or December 31, enter the Consolidated Net Income earned in the semi-annual fiscal period[2] ending on [ ], 20 [ ][3]. Otherwise, enter $0.	$

D.	New sum of Consolidated Net Income is equal to Item B + (if positive) Item C	$

E.	Existing sum of net cash proceeds received by AXIS Capital from the issuance of its capital stock[4] as reported in Item 11(G) of Schedule 1 of the Compliance Certificate dated [ ]. 20[ ][5]	$

[1]	Insert the date of the previous quarterly Compliance Certificate.
[2]	Semi-annual fiscal periods are January 1 to June 30 and July 1 to December 31
[3]	Insert the last day of the most recently ended semi-annual fiscal period.
[4]

Including upon any conversion of debt securities (including Convertible Securities) into and the exercise of any warrants with respect to Equity Interests of AXIS Capital (but, in the case of any Hybrid Securities issued by AXIS Capital, only to the extent such Hybrid Securities are included, at the time of issuance thereof, in Consolidated Net Worth pursuant to the definition thereof)

[5]	Insert the date of the previous quarterly Compliance Certificate.

C-3	Form of Compliance Certificate

F.

For periods ending June 30 or December 31, enter the sum of net cash proceeds received by AXIS Capital from the issuance of its capital stock[6] in the semi-annual fiscal period ending on [            ], 20 [    ][7]. Otherwise, enter $0.

$

G.	New sum of net cash proceeds received by AXIS Capital from the issuance of its capital stock is equal to Item E + Item F.	$

H.	$3,689,000,000) + (0.25 x Item D) + (0.25 x Item G)	$

I.	Excess (deficient) for covenant compliance (Item A - Item H)	$

III.	Section 6.11-Financial Strength Rating of applicable Insurance Companies (must be B++ or better) [List each Insurance Company and its rating if not all the same]

IV.	Maximum dividends all Subsidiaries could pay as of most recent fiscal year end	$

V.	Schedule 5.12 to the Credit Agreement is hereby replaced with Schedule 5.12 attached hereto.

VI.	Acquisitions since December 31, 2009	$

[6]

Including upon any conversion of debt securities (including Convertible Securities) into and the exercise of any warrants with respect to Equity Interests of AXIS Capital (but, in the case of any Hybrid Securities issued by AXIS Capital, only to the extent such Hybrid Securities are included, at the time of issuance thereof, in Consolidated Net Worth pursuant to the definition thereof)

[7]	Insert the last day of the most recently ended semi-annual fiscal period.

C-4	Form of Compliance Certificate

SCHEDULE 5.12

SUBSIDIARIES

Name of Subsidiary (Jurisdiction of Formation)	Insurance Company	Designated Borrower	Ownership

C-5	Form of Compliance Certificate

EXHIBIT D-1

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [the][each]1 Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each]2 Assignee identified in item 2 below ([the][each, an] “Assignee”). [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees]3 hereunder are several and not joint.]4 Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of [the Assignor][the respective Assignors] under the Credit Agreement identified below (including, without limitation, the Letters of Credit included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)][the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the][an] “Assigned Interest”). Each such sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by [the][any] Assignor.

1.	Assignor[s]:

[1]

For bracketed language here and elsewhere in this form relating to the Assignor(s), if the assignment is from a single Assignor, choose the first bracketed language. If the assignment is from multiple Assignors, choose the second bracketed language.

[2]

For bracketed language here and elsewhere in this form relating to the Assignee(s), if the assignment is to a single Assignee, choose the first bracketed language. If the assignment is to multiple Assignees, choose the second bracketed language.

[3]	Select as appropriate.
[4]	Include bracketed language if there are either multiple Assignors or multiple Assignees.

D-1-1	Form of Assignment and Assumption

2.	Assignee[s]:

[for each Assignee, indicate [Affiliate][Approved Fund] of [identify Lender]]

3.	Borrower(s):

4.	Administrative Agent: Bank of America, N.A., as the administrative agent under the Credit Agreement

5.

Credit Agreement: Credit Agreement, dated as of August 24 2010 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined) among AXIS Capital Holdings Limited, a Bermuda company (“AXIS Capital”), and certain Subsidiaries of AXIS Capital party thereto pursuant to Section 2.13 of the Credit Agreement (each a “Designated Borrower” and, together with AXIS Capital, the “Borrowers” and, each a “Borrower”), each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”), and Bank of America, N.A., as Administrative Agent, LC Administrator and Fronting Bank.

6.	Assigned Interest[s]:

Assignor[s][5]	Assignee[s][6]	Aggregate Amount of Commitment for all Lenders[7]	Amount of Commitment Assigned	Percentage Assigned of Commitment/ Loans[8]	CUSIP Number
		$	$	%
		$	$	%
		$	$	%

[7.	Trade Date: ][9]

Effective Date:                     , 20     [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

[5]	List each Assignor, as appropriate.
[6]	List each Assignee, as appropriate.
[7]

Amounts in this column and in the column immediately to the right to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.

[8]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.
[9]	To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.

D-1-2	Form of Assignment and Assumption

ASSIGNOR
[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE
[NAME OF ASSIGNEE]

By:
Title:

[Consented to and][10] Accepted:

BANK OF AMERICA, N.A., as Administrative Agent, L/C Administrator and Fronting Bank

By:
Title:

[Consented to and][11]

BANK OF AMERICA, N.A., as L/C Administrator and Fronting Bank

By:
Title:

[Consented to:][12]

By:
Title:

[Consented to:][13]

By:
Title:

[10]	To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.
[11]	To be added only if the consent of Fronting Bank and L/C Administrator is required by the terms of the Credit Agreement.
[12]	To be added for each other Fronting Bank only if the consent of Fronting Bank is required by the terms of the Credit Agreement.
[13]	To be added only if the consent of AXIS Capital is required by the terms of the Credit Agreement.

D-1-3	Form of Assignment and Assumption

ANNEX 1 TO ASSIGNMENT AND ASSUMPTION

[                                          ]1 4

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1. Assignor. [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][[the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of AXIS Capital, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by AXIS Capital, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2. Assignee. [The] [Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an assignee under Section 10.06(b)(iii) and (v) of the Credit Agreement (subject to such consents, if any, as may be required under Section 10.06(b)(iii) of the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by [the][such] Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire [the][such] Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section      thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, (vii) [it is an NAIC Approved Bank with a rating of “A3” or better from Moody’s and/or “A” or better from Standard and Poor’s, and/or “A-” or better from Fitch and as of the date hereof can issue Loans and Several Letters of Credit in all of the applicable Alternative Currencies][it will be a

[14]	Describe Credit Agreement at option of Administrative Agent.

D-1-4	Form of Assignment and Assumption

Participating Bank due to [insert reason] and [name of Fronting Bank] has agreed to front for the Assignee in connection with Several Letters of Credit; (viii) if it is a Foreign Lender, attached hereto is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by [the][such] Assignee; and (ix) with respect to interest paid by AXIS Specialty Europe or AXIS Re, as of the date hereof, such payments to the Assignee are exempt from withholding tax, and (b) agrees that (i) it will, independently and without reliance upon the Administrative Agent, [the][any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignor for amounts which have accrued to but excluding the Effective Date and to [the][the relevant] Assignee for amounts which have accrued from and after the Effective Date.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

D-1-5	Form of Assignment and Assumption

EXHIBIT D-2

FORM OF ADMINISTRATIVE QUESTIONNAIRE

NOTE TO DRAFTER: Obtain the appropriate form of Administrative Questionnaire from the representative of the Arranger or the Agency Management Officer working on the transaction and, in appropriate transactions, add a term for providing notice delivery information to a Person designated to receive notices that may contain material non-public information relating to AXIS Capital.

D-2-1	Form of Administrative Questionnaire

EXHIBIT E

FORM OF SEVERAL LETTER OF CREDIT

FOR INTERNAL IDENTIFICATION PURPOSES ONLY

(Does not Affect Terms of Letter of Credit or Bank’s Obligations Thereunder)

Issue Date:                     , 20

Expiry Date:                     , 20

L/C No. [                    ]

Amount: $                     (                                                                                 )’

Applicant: [                                        ] 2

[                                         ]

[                                         ]            Date:

IRREVOCABLE CLEAN	ISSUE DATE
LETTER OF CREDIT NO.

To:	[BENEFICIARY][3]

[                     ]

[                     ]

[                     ]

We, the issuing banks listed below (hereinafter referred to individually as a “Letter of Credit Bank,” and collectively, the “Letter of Credit Banks”), hereby establish this clean, irrevocable and unconditional Letter of Credit in your favor as Beneficiary for drawing up to an aggregate amount of [U.S. $             ]4 (the “Letter of Credit Commitment”) effective immediately. This Letter of Credit shall expire with the close of business of the Letter of Credit Agent (defined below) on                     . Except when the Letter of Credit Commitment is increased or amended to reflect a change in Commitment Share or Letter of Credit Bank as set forth in the last paragraph hereof, this Letter of Credit cannot be modified or revoked without the consent of the Beneficiary.

[1]	Insert initial amount of the Letter of Credit.
[2]	Insert name of party for whom Letter of Credit will be issued.
[3]	Insert full name and address of the Beneficiary.
[4]	Insert appropriate currency

Exh. E-1	Form of Several Letter of Credit

[The term “Beneficiary” includes any successor by operation of law of the named Beneficiary including, without limitation, any such liquidator, rehabilitator, receiver or conservator. Drawings by any liquidator, rehabilitator, receiver or conservator shall be for the benefit of all the Beneficiary’s policyholders.]5

The maximum liability of each Letter of Credit Bank with respect to any demand for payment made hereunder shall be its Commitment Share of the amount of such demand for payment, as follows:

LETTER OF CREDIT BANK	COMMITMENT SHARE	MAXIMUM SHARE OF LETTER OF CREDIT COMMITMENT[6]

[Lender]	%	U.S.$

[Lender]	%	U.S.$

[Lender]	%	U.S.$

TOTAL	100%	U.S. $

The obligations of the Letter of Credit Banks hereunder are several and not joint, and no Letter of Credit Bank shall be responsible or otherwise liable for the failure of any other Letter of Credit Bank to perform its obligations hereunder, nor shall the failure of any Letter of Credit Bank to perform its obligations under this Letter of Credit relieve any other Letter of Credit Bank of its obligations hereunder.

Subject to the further provisions of this Letter of Credit, demands for payment may be made by the Beneficiary by presentation to Bank of America, N.A., as agent (in such capacity, the “Letter of Credit Agent”) of a sight draft drawn on the Letter of Credit Agent indicating the Letter of Credit No.             , for all or any part of this Letter of Credit at the Letter of Credit Agent’s office located at One Fleet Way, PA6-580-02-30, Scranton, PA , or via facsimile in accordance herewith (570) 775-8743, Attention: Standby Letter of Credit Department, on or before the expiration date hereof [or any automatically extended expiry date]7.

We the Letter of Credit Banks listed herein hereby undertake to promptly honor all of a Beneficiary’s demands for payment hereunder upon delivery of the sight draft as specified to the Letter of Credit Agent’s aforesaid office.

[5]

Insert if Letter of Credit is being issued to back a reinsurance policy and such language is required by the applicable insurance regulator. Additional changes to the letter of credit to reflect regulatory requirements will be inserted if necessary.

[6]	Insert appropriate currency in which Letter of Credit is denominated
[7]	Delete if not inserting automatic extension provision.

Exh. E-2	Form of Several Letter of Credit

Except as expressly stated herein, this undertaking is not subject to any agreement, requirement or qualification. The obligations of each Letter of Credit Bank under this Letter of Credit is the individual obligation of such Letter of Credit Bank and is in no way contingent upon reimbursement with respect thereto, or upon its ability to perfect any lien, security interest or any other reimbursement.

Upon payment to you by the Letter of Credit Bank of its Commitment Share of the drawing amount specified in a demand presented hereunder, a Letter of Credit Bank shall be fully discharged of its obligation under this Letter of Credit to the extent of its Commitment Share of such demand and such Letter of Credit Bank shall not thereafter be obligated to make any further payments under this Letter of Credit in respect of such demand.

[This Letter of Credit shall be deemed automatically extended without amendment for one year from the expiration date hereof or any future expiration date unless at least [seven]8 days prior to such expiration date, the Letter of Credit Agent notifies you by Registered Mail or overnight courier service that this Letter of Credit will not be extended for any such additional period.]9

[This Letter of Credit is subject to and governed by the Laws of the State of New York and the 2007 revision of the Uniform Customs and Practice for Documentary Credits of the International Chamber of Commerce (Publication[600]), and in the event of any conflict, the Laws of the State of New York will control. If this Letter of Credit expires during an interruption of business as described in Article 36 of said Publication 600 the bank hereby specifically agrees to effect payment if this Letter of Credit is drawn against within 30 days after the resumption of business.] [This Letter of Credit is subject to and governed by the law(s) of the State of New York, and the International Standby Practices 98 (ISP98) (International Chamber of Commerce Publication No. 590).] In the event of any conflict, the laws of the State of New York will control.10

This Letter of Credit may be amended to delete a Letter of Credit Bank or add a Letter of Credit Bank, or change Commitment Shares, provided that such amendment does not decrease the Letter of Credit Commitment, and need only be signed by the Letter of Credit Agent so long as any Letter of Credit Bank added shall be approved by the Securities Valuation Office of the National Association of Insurance Commissioners and shall have a rating of “A3” or better from Moody’s and/or “A” or better from Standard and Poor’s, and/or “A-” or better from Fitch.

[8]	Insert longer period if requested
[9]	Insert if auto-extension is applicable.
[10]	Insert UCP 600 if required by an insurance regulator, otherwise ISP 98 should be used.

Exh. E-3	Form of Several Letter of Credit

Very truly yours,

BANK OF AMERICA, N.A., Letter of Credit Agent

By:

Name:

Title:

Exh. E-4	Form of Several Letter of Credit

EXHIBIT F

FORM OF DESIGNATED BORROWER

REQUEST AND ASSUMPTION AGREEMENT

Date:                     ,

To:	Bank of America, N.A., as Administrative Agent

Ladies and Gentlemen:

This Designated Borrower Request and Assumption Agreement is made and delivered pursuant to Section 2.13 of that certain Credit Agreement, dated as of August 24, 2010 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among AXIS Capital Holdings Limited, a Bermuda company (“AXIS Capital”), and certain Subsidiaries of AXIS Capital party thereto pursuant to Section 2.13 of the Credit Agreement (each a “Designated Borrower” and, together with AXIS Capital, the “Borrowers” and, each a “Borrower”), each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”), and BANK OF AMERICA, N.A., as Administrative Agent, LC Administrator and Fronting Bank.

Each of                                          (the “Designated Borrower”) and AXIS Capital hereby confirms, represents and warrants to the Administrative Agent and the Lenders that the Designated Borrower is a Subsidiary.

The documents required to be delivered to the Administrative Agent under Section 2.13 and Section 4.02(e) of the Credit Agreement will be furnished to the Administrative Agent in accordance with the requirements of the Credit Agreement.

Complete if the Designated Borrower is a US Subsidiary: The true and correct U.S. taxpayer identification number of the Designated Borrower is                     .

Complete if the Designated Borrower is a Non-US Subsidiary: The true and correct unique identification number that has been issued to the Designated Borrower by its jurisdiction of organization and the name of such jurisdiction are set forth below:

Identification Number	Jurisdiction of Organization

Exh. F-1	Form of Designated Borrower
Request and Assumption Agreement

The parties hereto hereby confirm that with effect from the date of delivery of the Designated Borrower Notice (the “Effective Date”) to AXIS Capital and the Lenders by the Administrative Agent, the Designated Borrower shall have obligations, duties and liabilities toward each of the other parties to the Credit Agreement identical to those which the Designated Borrower would have had if the Designated Borrower had been an original party to the Credit Agreement as a Borrower. Also as of the date of delivery of the Designated Borrower Notice to AXIS Capital and the Lenders by the Administrative Agent the Designated Borrower confirms its acceptance of, and consents to, all representations and warranties, covenants, and other terms and provisions of the Credit Agreement.

The parties hereto hereby request that the Designated Borrower be entitled to have Letters of Credit issued for its account and to receive Loans under the Credit Agreement, and understand, acknowledge and agree that neither the Designated Borrower nor AXIS Capital on its behalf shall have any right to request any Letters of Credit or Loans for its account unless and until the date five Business Days after the Effective Date.

Accordingly, AXIS Capital and the Designated Borrower hereby represent and warrant and agree that as of the “Effective Date”:

1.         Each of the representations and warranties contained in the Credit Agreement and in the other Loan Documents (to the extent the same relate to a Subsidiary of AXIS Capital) is true and correct as to the Designated Borrower on and as of the Effective Date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date).

2.         The Designated Borrower’s addresses for notices, other communications and service of process provided for in the Credit Agreement shall be given in the manner, and with the effect, specified in Section 10.02 of the Credit Agreement to it at its “Address for Notices” specified on the signature pages below or (if no such address is so specified) to it at the address set forth in clause (i) of Section 10.02(a) of the Credit Agreement; and

3.         As of the Effective Date, the payment of the Loans and L/C Borrowings and interest thereon and all other amounts under the Credit Agreement will not be subject, by withholding or deduction, to any Taxes imposed by the [Designated Borrower’s jurisdiction(s)] for the Designated Borrower.

In addition to the foregoing, AXIS Capital hereby represents and warrants and agrees that as of the Effective Date:

1.        Each of the representations and warranties contained in the Credit Agreement and in the other Loan Documents is true and correct in all material respects on and as of the Effective Date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date);

2.        No Default has occurred and is continuing; and

Exh. F-2	Form of Designated Borrower
Request and Assumption Agreement

3.        The Guaranty of AXIS Capital, AXIS Finance and each other Person, if any, who has executed a Guaranty, applies to all of the obligations of the Designated Borrower under the Loan Documents.

This Designated Borrower Request and Assumption Agreement shall constitute a Loan Document under the Credit Agreement.

This Designated Borrower Request and Assumption Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same agreement.

THIS DESIGNATED BORROWER REQUEST AND ASSUMPTION AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

IN WITNESS WHEREOF, the parties hereto have caused this Designated Borrower Request and Assumption Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

[DESIGNATED BORROWER]

By:
Name:
Title:

Address for Notices

Attn:
Tel:
Fax:

AXIS CAPITAL HOLDINGS LIMITED

By:
Name
Title:

Accepted this              day of             , 20

Exh. F-3	Form of Designated Borrower
Request and Assumption Agreement

BANK OF AMERICA, N.A., as Administrative Agent

By:
Name
Title:

Exh. F-4	Form of Designated Borrower
Request and Assumption Agreement

EXHIBIT G

FORM OF DESIGNATED BORROWER NOTICE

Date:                     ,

To:	Axis Capital Holdings Limited and the Lenders party to the

Credit Agreement referred to below

Ladies and Gentlemen:

This Designated Borrower Notice is made and delivered pursuant to Section 2.13 of that certain Credit Agreement, dated as of August 24, 2010 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among AXIS Capital Holdings Limited, a Bermuda company (“AXIS Capital”), and certain Subsidiaries of AXIS Capital party thereto pursuant to Section 2.13 of the Credit Agreement (each a “Designated Borrower” and, together with AXIS Capital, the “Borrowers” and, each a “Borrower”), each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”), and BANK OF AMERICA, N.A., as Administrative Agent, LC Administrator and Fronting Bank.

The Administrative Agent hereby notifies AXIS Capital and the Lenders that effective as of the date hereof [                                        ] shall be a Designated Borrower and may request Letters of Credit and receive Loans for its account on the terms and conditions set forth in the Credit Agreement.

This Designated Borrower Notice shall constitute a Loan Document under the Credit Agreement.

BANK OF AMERICA, N.A., as Administrative Agent

By:
Title:

Exh. G-1	Form of Designated Borrower Notice

EXHIBIT H

FORM OF GUARANTY

THIS GUARANTY (the “Guaranty”) is made by [AXIS Capital Holdings Limited., a Bermuda company][AXIS Specialty Finance LLC, a Delaware limited liability company] (the “Guarantor”), in favor of the Guaranteed Parties (as hereinafter defined). Capitalized terms used herein without definition shall have the meanings given to them in the Credit Agreement referred to below.

RECITALS

A.    [The Guarantor][AXIS Capital Holdings Limited (“AXIS Capital”)] and various of its Subsidiaries party thereto as Designated Borrowers [(together with AXIS Capital, each a “Guaranteed Borrower” and collectively the “Guaranteed Borrowers”)], certain financial institutions (the “Lenders”), , each other Lender who from time to time becomes a Fronting Bank and Bank of America, N.A., as Letter of Credit Administrator (in such capacity, the “L/C Administrator”), Administrative Agent, and Fronting Bank (in such capacity, together with each other Lender who from time to time becomes a Fronting Bank, the “Fronting Banks”) entered into that certain Credit Agreement, dated August 24, 2010, as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”.

B.    The [Guaranteed] [Designated] Borrowers are Subsidiaries of [the Guarantor][AXIS Capital, the parent of the Guarantor], and the Guarantor will benefit from the extension of credit to the Guaranteed Borrowers under the Credit Agreement, which benefits are hereby acknowledged, and accordingly desires to execute and deliver this Guaranty.

STATEMENT OF AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, to induce the Lenders, the Administrative Agent, the Fronting Banks and the L/C Administrator (collectively, the “Guaranteed Parties”) to enter into the Credit Agreement and in recognition of the direct benefits to be received by the Guarantor from the proceeds of the Loans and the issuance of the Letters of Credit the Guarantor hereby agrees as follows:

1.        Guaranty. The Guarantor hereby unconditionally, absolutely and irrevocably guarantees, as a primary obligor and not merely as surety, the full and punctual payment when due (whether at stated maturity, upon acceleration or otherwise) of all Obligations of each of the Guaranteed Borrowers to the Guaranteed Parties under the Loan Documents (the “Guaranteed Obligations”). This Guaranty is a guaranty of payment and not of collection. Upon failure by any Guaranteed Borrower to pay punctually any of its Guaranteed Obligations when due and payable (whether at stated maturity, upon acceleration or otherwise), the Guarantor agrees to pay forthwith on demand from the Administrative Agent the amount then due and not so paid at the place and in the manner specified in the Credit Agreement.

2.         Guaranty Unconditional. The obligations of the Guarantor under this Guaranty shall be unconditional, absolute and irrevocable and, without limiting the generality of the foregoing, shall not be released, discharged or otherwise affected by:

(a)        any extension, renewal, settlement, compromise, waiver or release (including with respect to any Collateral) in respect of any obligation of any other obligor under any of the Loan Documents, by operation of law or otherwise;

(b)        any modification or amendment of or supplement to any of the Loan Documents;

(c)        any release, non-perfection or invalidity of any direct or indirect security for any obligation of any other obligor under any of the Loan Documents;

(d)        any change in the corporate existence, structure or ownership of any obligor, or any insolvency, bankruptcy, reorganization or other similar proceeding affecting any other obligor or its assets or any resulting release or discharge of any obligation of any other obligor contained in any of the Loan Documents;

(e)        the existence of any claim, set-off or other rights which any obligor may have at any time against any other obligor, the Administrative Agent, any Issuer, any Lender or any other corporation or person, whether in connection with any of the Loan Documents or any unrelated transactions, provided that nothing herein shall prevent the assertion of any such claim by separate suit or compulsory counterclaim;

(f)        any invalidity or unenforceability relating to or against any other obligor for any reason of any of the Loan Documents, or any provision of applicable law or regulation purporting to prohibit the payment by any other obligor of principal, interest or any other amount payable under any of the Loan Documents;

(g)        any law, regulation or order of any jurisdiction, or any other event, affecting any term of any obligation of the Guaranteed Parties’ rights with respect thereto; or

(h)        any other act or omission to act or delay of any kind by any obligor, the Administrative Agent, the L/C Administrator, any Fronting Bank, any Lender or any other corporation or person or any other circumstance whatsoever (other than the defense of payment or performance) which might, but for the provisions of this paragraph, constitute a legal or equitable discharge of or defense to the Guarantor’s obligations under this Guaranty.

3.        Discharge Only upon Payment in Full; Reinstatement in Certain Circumstances. The Guarantor’s obligations under this Guaranty shall remain in full force and effect until the Commitments under the Credit Agreement shall have expired or been terminated, no Letters of Credit shall be outstanding and all Obligations payable by the Guaranteed Borrowers under the Loan Documents shall have been paid in full in cash. If at any time any payment of the principal of or interest on any Loan or any LC Obligation or any Obligation due and payable by a Guaranteed Borrower under the Loan Documents is rescinded or must be otherwise restored or

2

returned upon the insolvency, bankruptcy or reorganization of a Guaranteed Borrower or otherwise, the Guarantor’s obligations under this Guaranty with respect to such payment shall be reinstated as though such payment had been due but not made at the time of such reinstatement.

4.        Waiver by the Guarantor. The Guarantor expressly waives all setoffs and counterclaims and all presentments, demands for payment or performance, notices of nonpayment or nonperformance, protests, notices of protest, notices of dishonor and all other notices or demands of any kind or nature whatsoever with respect to the Guaranteed Obligations, and all notices of acceptance of this Guaranty or of the existence, creation or incurrence of new or additional Guaranteed Obligations, as well as any requirement that at any time any action be taken by any corporation or person against any other obligor or any other corporation or person. The Guarantor warrants and agrees that each waiver set forth in this Section 4 is made with full knowledge of its significance and consequences, and such waivers shall be effective to the maximum extent permitted by law.

5.        Subrogation. The Guarantor hereby unconditionally and irrevocably agrees not to exercise any rights that it may now have or hereafter acquire against any Guaranteed Borrower that arise from the existence, payment, performance or enforcement of the Guarantor’s obligations under or in respect of this Guaranty, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of any Lender, any Fronting Bank, the L/C Administrator or the Administrative Agent against any other Credit Party or any other insider guarantor or any Collateral, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from any other Credit Party or any other insider guarantor, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right, unless and until (a) the Guarantor shall have paid in full in cash all Guaranteed Obligations payable to the Guaranteed Parties under this Guaranty (and all reasonable out-of-pocket expenses incurred by any of the Guaranteed Parties (including the reasonable fees, charges and disbursements of any counsel for the Guaranteed Parties)), in connection with the enforcement or protection of its rights under this Guaranty and (b) the Commitments under the Credit Agreement shall have expired or been terminated, no Letters of Credit shall be outstanding and all Obligations payable by the Guaranteed Borrowers under the Loan Documents shall have been paid in full in cash. If any amount shall be paid to the Guarantor in violation of the immediately preceding sentence at any time prior to the date all Commitments under the Credit Agreement shall have terminated, no Letters of Credit shall be outstanding and all Obligations payable by the Guaranteed Borrowers under the Loan Documents shall have been paid in full in cash, such amount shall be received and held in trust for the benefit of the Lenders, shall be segregated from other property and funds of the Guarantor and shall forthwith be paid or delivered to the Administrative Agent in the same form as so received (with any necessary endorsement or assignment) to be credited and applied to all amounts payable under this Guaranty, whether matured or unmatured, in accordance with the terms of the Loan Documents, or to be held as collateral for any amounts payable under this Guaranty thereafter arising. If (i) the Guarantor shall have paid in full in cash all Guaranteed Obligations payable to the Guaranteed Parties under this Guaranty (and all reasonable out-of-pocket expenses incurred by any of the Guaranteed Parties (including the reasonable fees, charges and disbursements of any counsel for the Guaranteed Parties)), in connection with the enforcement or protection of its rights under this Guaranty and (ii) the Commitments under the

3

Credit Agreement shall have expired or been terminated, no Letters of Credit shall be outstanding and all Obligations payable by the Guaranteed Borrowers under the Loan Documents shall have been paid in full in cash, the Guaranteed Parties will, at the Guarantor’s request and expense, execute and deliver to the Guarantor appropriate documents, without recourse and without representation or warranty, necessary to evidence the transfer by subrogation to the Guarantor of an interest in the obligations resulting from such payment made by the Guarantor pursuant to this Guaranty.

6.        Stay of Acceleration. If acceleration of the time for payment of any amount payable by any Guaranteed Borrower under any of the Loan Documents is stayed upon the insolvency, bankruptcy or reorganization of such Guaranteed Borrower, all such Obligations otherwise subject to acceleration under the terms of the Credit Agreement shall nonetheless be payable by the Guarantor under this Guaranty forthwith on demand by the Administrative Agent.

7.        Continuing Guaranty; Assignments. This Guaranty is a continuing guaranty and shall (a) remain in full force and effect until (i) the Guarantor shall have paid in full in cash all Guaranteed Obligations payable to the Guaranteed Parties under this Guaranty (and all reasonable out-of-pocket expenses incurred by any of the Guaranteed Parties (including the reasonable fees, charges and disbursements of any counsel for the Guaranteed Parties)), in connection with the enforcement or protection of its rights under this Guaranty and (ii) the Commitments under the Credit Agreement shall have expired or been terminated, no Letters of Credit shall be outstanding and all Obligations payable by the Guaranteed Borrowers under the Loan Documents shall have been paid in full in cash, (b) be binding upon the Guarantor, its successors and assigns and (c) inure to the benefit of and be enforceable by the Lenders, the Issuers and the Administrative Agent and their successors, transferees and assigns. Without limiting the generality of clause (c) of the immediately preceding sentence, any Lender and any Fronting Bank may assign or otherwise transfer all or any portion of its rights and obligations under the Credit Agreement to any other Person, and such other Person shall thereupon become vested with all the benefits in respect thereof granted to such Lender herein or otherwise, in each case as and to the extent provided in Section 9.06(b) or 10.06, as the case may be, of the Credit Agreement.

8.        Payments; Application; Set-Off.

(a)       All payments made by the Guarantor hereunder will be made in Dollars to the Administrative Agent, without set-off, counterclaim or other defense and, in accordance with the Credit Agreement, the Guarantor hereby agreeing to comply with and be bound by the provisions of the Credit Agreement in respect of all payments made by it hereunder.

(b)      All payments made hereunder shall be applied in accordance with the provisions of the Credit Agreement.

(c)       If an Event of Default shall have occurred and be continuing, each Guaranteed Party and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Guaranteed Party or any

4

such Affiliate to or for the credit or the account of the Guarantor against any and all of the obligations of the Guarantor now or hereafter existing under this Guaranty or any other Loan Document to such Guaranteed Party, irrespective of whether or not such Guaranteed Party shall have made any demand under this Guaranty or any other Loan Document and although such obligations of the Guarantor may be contingent or unmatured or are owed to a branch or office of such Guaranteed Party different from the branch or office holding such deposit or obligated on such indebtedness. The rights of each Guaranteed Party and their respective Affiliates under this subsection are in addition to other rights and remedies (including other rights of set-off) that such Guaranteed Parties or their respective Affiliates may have. Each Guaranteed Party agrees to notify the Guarantor and the Administrative Agent promptly after any such set-off and application; provided that the failure to give such notice shall not affect the validity of such set-off and application.

9.        No Waiver. The rights and remedies of the Guaranteed Parties expressly set forth in this Guaranty and the other Loan Documents are cumulative and in addition to, and not exclusive of, all other rights and remedies available at law, in equity or otherwise. No failure or delay on the part of any Guaranteed Party in exercising any right, power or privilege shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege or be construed to be a waiver of any Default or Event of Default. No course of dealing between the Guarantor and the Guaranteed Parties or their agents or employees shall be effective to amend, modify or discharge any provision of this Guaranty or any other Loan Document or to constitute a waiver of any Default or Event of Default. No notice to or demand upon the Guarantor in any case shall entitle the Guarantor to any other or further notice or demand in similar or other circumstances or constitute a waiver of the right of any Guaranteed Party to exercise any right or remedy or take any other or further action in any circumstances without notice or demand.

10.       Enforcement. The Guaranteed Parties agree that this Guaranty may be enforced only by the Administrative Agent, acting upon the instructions or with the consent of the Required Lenders as provided for in the Credit Agreement, and that no Guaranteed Party shall have any right individually to enforce or seek to enforce this Guaranty or to realize upon any Collateral or other security given to secure the payment and performance of the Guarantor’s obligations hereunder. The obligations of the Guarantor hereunder are independent of the Guaranteed Obligations, and a separate action or actions may be brought against the Guarantor whether or not action is brought against any other Credit Party and whether or not any other Credit Party is joined in any such action.

11.       Amendments, Waivers, etc. No amendment, modification, waiver, discharge or termination of, or consent to any departure by the Guarantor from, any provision of this Guaranty, shall be effective unless in a writing signed by the Administrative Agent and such of the Lenders as may be required under the provisions of the Credit Agreement to concur in the action then being taken, and then the same shall be effective only in the specific instance and for the specific purpose for which given.

12.       Addition, Release of Guarantors. The Guarantor agrees that its obligations hereunder shall not be discharged, limited or otherwise affected by reason of the AdministrativeAgent’s actions in releasing any other guarantor, in each case without the necessity of giving notice to or obtaining the consent of the Guarantor.

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13.        Continuing Guaranty; Term; Successors and Assigns; Assignment; Survival. This Guaranty is a continuing guaranty and covers all of the Guaranteed Obligations as the same may arise and be outstanding at any time and from time to time from and after the date hereof, and shall (i) remain in full force and effect until satisfaction of the provisions of Section 3, (ii) be binding upon and enforceable against the Guarantor and its successors and assigns (provided, however, that the Guarantor may not sell, assign or transfer any of its rights, interests, duties or obligations hereunder without the prior written consent of the Administrative Agent) and (iii) inure to the benefit of and be enforceable by each Guaranteed Party and its successors and assigns.

14.        Governing Law; Consent to Jurisdiction; Appointment of Process Agent; Attorney-in-Fact.

(a)        This Guaranty shall be governed by, and construed and enforced in accordance with, the laws of the State of New York.

(b)        Each of the parties hereto irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the courts of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Guaranty or any other Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such state court or, to the fullest extent permitted by applicable law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Guaranty or in any other Loan Document shall affect any right that any Guaranteed Party may otherwise have to bring any action or proceeding relating to this Guaranty or any other Loan Document against the Guarantor or its properties in the courts of any jurisdiction.

(c)        Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Guaranty or any other Loan Document in any court referred to in Section 14(b). Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)        The Guarantor hereby designates, appoints and empowers C T Corporation System (the “Service of Process Agent”), with offices on the date hereof at 111 Eighth Avenue, 13th Floor, New York, New York 10011, as its designee, appointee and agent to receive and forward on its behalf service of any and all legal process, summons, notices and documents which may be served in any such action or proceeding. If for any reason such designee, appointee and agent shall cease to be available to act as such, the Guarantor agrees to designate a new designee, appointee and agent in New York City on the terms and for the purposes of this

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provision reasonably satisfactory to the Administrative Agent under this Guaranty. Each of the parties hereto irrevocably consents to service of process in the manner provided for notices in Section 10.02 of the Credit Agreement. Nothing in any Loan Document will affect the right of any party to this Agreement or any other Loan Document to serve process in any other manner permitted by law.

15.         Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS GUARANTY OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS GUARANTY AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

16.        Notices. All notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile or other electronic transmission as follows: (a) if to the Guarantor, [at its address for notices set forth in the Credit Agreement][ at the address for notices set forth below its signature hereto], and (b) if to any Guaranteed Party, at its address for notices set forth in the Credit Agreement; in each case, as such addresses may be changed from time to time pursuant to the Credit Agreement, and with copies to such other Persons as may be specified under the provisions of the Credit Agreement. Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile or other electronic transmission shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications to the extent provided in the Credit Agreement shall be effective as provided therein.

17.        Severability. To the extent any provision of this Guaranty is prohibited by or invalid under the applicable law of any jurisdiction, such provision shall be ineffective only to the extent of such prohibition or invalidity and only in such jurisdiction, without prohibiting or invalidating such provision in any other jurisdiction or the remaining provisions of this Guaranty in any jurisdiction.

18.        Limitation. Notwithstanding any other provision of this Guaranty to the contrary, in the event that any action is brought seeking to invalidate the Guarantor’s obligations under this Guaranty under any fraudulent conveyance or fraudulent transfer theory, the Guarantor shall be liable under this Guaranty only for an amount equal to the maximum amount of liability that could have been incurred under applicable law by the Guarantor under any guarantee of the Guaranteed Obligations (or any portion thereof) at the time of the execution and delivery of this

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Guaranty (or, if such date is determined not to be the appropriate date for determining the enforceability of the Guarantor’s obligations under this Guaranty for fraudulent conveyance or transfer purposes, on the date determined to be so appropriate) without rendering such a hypothetical guarantee voidable under applicable law relating to fraudulent conveyance or fraudulent transfer (the “Maximum Guaranteed Obligations”) and not for any greater amount, as if the stated amount of the Guaranteed Obligations had instead been the Maximum Guaranteed Obligations.

19.        Construction. The headings of the various sections and subsections of this Guaranty have been inserted for convenience only and shall not in any way affect the meaning or construction of any of the provisions hereof. Unless the context otherwise requires, words in the singular include the plural and words in the plural include the singular.

20.        Counterparts; Effectiveness. This Guaranty may be executed in any number of counterparts and by different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument. This Guaranty shall become effective upon the execution and delivery by the Guarantor of a counterpart hereof.

21.        Representations and Warranties.1

The Guarantor represents and warrants to the Guaranteed Parties that:

(a)        Organization, etc. The Guarantor (i) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation; (ii) is duly qualified to do business in each jurisdiction where the nature of its business makes such qualification necessary, except where the failure to be so qualified would not have a Material Adverse Effect; and (iii) has full corporate power and authority to own its property and conduct its business as presently conducted by it, except where the failure to be so qualified would not have a Material Adverse Effect.

(b)        Authorization; No Conflict. The execution and delivery by the Guarantor of this Guaranty and the performance by the Guarantor of its obligations hereunder are within the corporate powers of the Guarantor, have been duly authorized by all necessary corporate action on the part of the Guarantor (including any necessary shareholder action), have received all necessary governmental approval (if any shall be required), and do not and will not (a) violate any provision of law or any order, decree or judgment of any court or other government agency which is binding on the Guarantor; (b) contravene or conflict with, or result in a breach of, any provision of the Organization Documents of the Guarantor or of any material agreement, indenture, instrument or other document, or any judgment, order or decree, which is binding on the Guarantor; or (c) result in, or require, the creation or imposition of any Lien on any property of the Guarantor, except to the extent that, in the case of each of the immediately preceding clauses (b) and (c), such violation, default, right or Lien would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

       1 To be included in AXIS Finance Guaranty only.

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(c)        Validity and Binding Nature. This Guaranty is the legal, valid and binding obligation of the Guarantor, enforceable against the Guarantor in accordance with its terms, except that enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, fraudulent transfer, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in equity or at law).

(d)        Independent Credit Decision. The Guarantor has, independently and without reliance upon the Administrative Agent or any other Guaranteed Party and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Guaranty and each other Loan Document to which it is or is to be a party, and has established adequate means of obtaining from Axis Capital on a continuing basis information pertaining to, and is now and on a continuing basis will be completely familiar with, the business, condition (financial or otherwise), operations, performance, properties and prospects of Axis Capital.

22.        Currency Indemnification. The obligations of the Guarantor, in respect of any sum due to the Administrative Agent or any other Guaranteed Party hereunder shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than the currency in which such sum was originally denominated (the “Original Currency”), be discharged only to the extent that following receipt by the Administrative Agent or such Guaranteed Party of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent or such Guaranteed Party, in accordance with normal banking procedures, purchases the Original Currency with the Judgment Currency. If the amount of Original Currency so purchased is less than the sum originally due to the Administrative Agent or such Guaranteed Party, the Guarantor agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or such Guaranteed Party, as the case may be, against such loss, and if the amount of Original Currency so purchased exceeds the sum originally due to the Administrative Agent or such Guaranteed Party, as the case may be, the Administrative Agent or such Guaranteed Party agrees to remit such excess to the Guarantor.

23.        Loan Document. This Guaranty is a Loan Document.

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IN WITNESS WHEREOF, the parties have caused this Guaranty to be executed under seal by their duly authorized officers as of the date first above written.

[AXIS CAPITAL HOLDINGS LIMITED]

[AXIS SPECIALTY FINANCE LLC]

By:

Name:

Title:

Address for Notices: [2]

Attention:

Telephone:

Facsimile:

       2 To be inserted in AXIS Finance Guaranty only.

Accepted and agreed to:

BANK OF AMERICA, N.A., as Administrative Agent

By:

Name:

Title:

EXHIBIT I

FORM OF BORROWING BASE CERTIFICATE

To:	Bank of America, National Association,

as Administrative Agent

31 South LaSalle Street

Chicago, IL 60697

Re:	[Borrower]

Ladies and Gentlemen:

Credit Agreement, dated as of August 24, 2010 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined among AXIS Capital Holdings Limited, a Bermuda company (“AXIS Capital”), and certain Subsidiaries of AXIS Capital party thereto pursuant to Section 2.13 of the Credit Agreement (each a “Designated Borrower” and, together with AXIS Capital, the “Borrowers” and, each a “Borrower”), each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”), and BANK OF AMERICA, N.A., as Administrative Agent, LC Administrator and Fronting Bank. This Certificate, together with supporting calculations attached hereto set forth in reasonable detail, is delivered to you pursuant to the terms of the Credit Agreement. Capitalized terms used but not otherwise defined herein shall have the same meanings herein as in the Credit Agreement.

We hereby certify and warrant to the Administrative Agent, the LC Administrator, the Fronting Bank and the Lenders that at the close of business on             ,          (the “Borrowing Base Calculation Date”), the Borrowing Base for the undersigned was $                     and the outstanding Secured Letters of Credit was $

We hereby further certify and warrant to the Administrative Agent, the LC Administrator and the Lenders that the information and computations contained herein are true and correct in all material respects as of the Borrowing Base Calculation Date.

IN WITNESS WHEREOF, the Borrower has caused this Certificate to be executed and delivered by an authorized office this           day of                     ,         .

[BORROWER]

By:

Title:

Exh.I-1	Form of Borrowing Base Certificate

SCHEDULE I TO BORROWING BASE CERTIFICATE

DATED AS OF:

I. [BORROWER] BORROWING BASE	[FORM TO BE PROVIDED BY AXIS CAPITAL]
CALCULATION

II. CREDIT QUALITY

A. Average credit rating of all Eligible Investments

Exh.I-2	Form of Borrowing Base Certificate

SCHEDULE II TO BORROWING BASE

CERTIFICATE DATED AS OF                     ,

[Attach list of Eligible Investments by Category

(including Rating) and Concentration Limit]

Exh.I-3	Form of Borrowing Base Certificate

EXHIBIT J

FORM OF SECURITY AGREEMENT

THIS SECURITY AGREEMENT (this “Agreement”) dated as of [], 20[ ] is between [NAME OF BORROWER] (the “Debtor”) and BANK OF AMERICA, N.A., in its capacity as Administrative Agent for the Secured Parties (in such capacity, the “Administrative Agent”).

W I T N E S S E T H

WHEREAS, AXIS Capital Holdings Limited, certain Subsidiaries (including the Debtor) as Designated Borrowers, certain financial institutions (the “Lenders”), each other Lender who from time to time becomes a Fronting Bank and Bank of America, N.A., as Letter of Credit Administrator (in such capacity, the “L/C Administrator”), Administrative Agent, and Fronting Bank (in such capacity, together with each other Lender who from time to time becomes a Fronting Bank, the “Fronting Banks”) entered into that certain Credit Agreement, dated August 24, 2010, as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), pursuant to which the Lenders agreed to issue Letters of Credit for the account of the Debtor; and

WHEREAS, as a condition precedent to the issuance of Secured Letters of Credit for the account of the Debtor, the Debtor is required to execute and deliver this Agreement; and

WHEREAS, the Liabilities of the Debtor with respect to the Secured Letters of Credit issued for its account under the Credit Agreement are to be secured pursuant to this Agreement;

NOW, THEREFORE, for and in consideration of any Secured Letter of Credit and any L/C Advance with respect to any Secured Letter of Credit heretofore or hereafter made on behalf of the Debtor by a Fronting Bank, the L/C Issuers, the Lenders, the Administrative Agent, the L/C Administrator or any of them, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.        Definitions. When used herein, (a) the terms Certificated Security, Chattel Paper, Commodities Contract, Control, Deposit Account, Financial Assets, General Intangibles, Instrument, Investment Property, Proceeds, Securities Account, Security, Security Certificate, Security Entitlement and Uncertificated Security shall have the respective meanings assigned to such terms in Article 8 or Article 9, as applicable, of the Uniform Commercial Code (as defined below) and (b) the following terms have the following meanings (such definitions to be applicable to both the singular and plural forms of such terms):

Administrative Agent - see the Preamble.

Agreement - see the Preamble.

Collateral - see Section 2.

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Collateral Account[s] means account number [ ] established and maintained by the Financial Institution in the name of the Debtor as a Securities Account for purposes of the Uniform Commercial Code [and any demand deposit account established and maintained by the Financial Institution in connection therewith in the name of the Debtor as a Deposit Account for purposes of the Uniform Commercial Code].

Credit Agreement - see the Recitals.

Debtor - see the Preamble.

Event of Default means an Event of Default under the Credit Agreement.

Financial Institution means [ ].

Fronting Bank - see the Recitals.

L/C Administrator - see the Recitals.

L/C Issuer means the Fronting Banks and the Lenders as applicable, other than a Participating Bank.

Lenders - see the Recitals.

Liabilities means, as to the Debtor, all obligations (monetary or otherwise) of the Debtor under or in connection with the Secured Letters of Credit issued for the account of the Debtor (including any Letter of Credit Fees, Unreimbursed Amounts, L/C Advances and interest thereon) under the Credit Agreement, this Agreement, any Control Agreement or any Loan Document or any other document or instrument executed by the Debtor in connection with such Secured Letters of Credit, howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, now or hereafter existing, or due or to become due including, without limitation, any post-petition interest accruing during any bankruptcy reorganization of the Debtor or other similar proceeding.

Secured Parties means the Administrative Agent, the Fronting Banks, the L/C Issuers, the L/C Administrator and the Lenders, together with their successors and assigns.

Uniform Commercial Code means the Uniform Commercial Code as in effect in the State of New York on the date of this Agreement; provided, however, as used in Section 7 hereof, “Uniform Commercial Code” means the Uniform Commercial Code as in effect from time to time in the applicable jurisdiction.

2.        Grant of Security Interest. As security for the payment of all Liabilities, the Debtor hereby grants to the Administrative Agent for the benefit of the Secured Parties, a continuing security interest in all of the Debtor’s right, title and interest in the following, whether now or hereafter existing or acquired:

(A) the Collateral Account[s], (B) all Financial Assets at any time credited to or carried in the Collateral Account[s] (including without limitation (i) Securities (whether

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constituting Certificated Securities or Uncertificated Securities), (ii) Security Entitlements, (iii) Investment Property, (iv) General Intangibles, (v) Instruments and (vi) Chattel Paper), and (C) all products and Proceeds (including without limitation all dividends, distributions and payments received thereon or in exchange or substitution thereof) with respect to any of the foregoing; and together with all books, records, writings, databases, information and other property evidencing, embodying or incorporating any of the foregoing (the “Collateral”).

3.        Warranties. The Debtor warrants that:

(a)        no financing statement or other filing or registration evidencing a Lien (other than any which may have been filed on behalf of the Administrative Agent) covering any of the Collateral is on file in any public office;

(b)        the Debtor is and will be the lawful owner of all Collateral, free of all liens and claims whatsoever, other than (i) the security interest created hereunder and (ii) any banker’s Lien, right of set-off and similar Liens in favor of the Financial Institution permitted by the Control Agreement with the Financial Institution (collectively, “Permitted Liens”), with full power and authority to execute this Agreement and perform the Debtor’s obligations hereunder, and to subject the Collateral to the security interest hereunder;

(c)        the Debtor’s true legal name as registered in the jurisdiction in which such Debtor is organized or incorporated, jurisdiction of incorporation or organization, organizational identification number as designated by the jurisdiction of incorporation or organization, chief executive office, and principal place of business and the office where the Debtor keeps its records concerning the Collateral are set forth on Schedule 1 hereto

(d)        the Debtor has not been known by any legal name different from the one set forth on the signature page of this Agreement [other than                 ]; and

(e)        [the][each] Collateral Account is maintained in the United States.

4.        Agreements of the Debtor. The Debtor (a) will, upon request of the Administrative Agent, execute (as applicable) and deliver such financing statements and other documents (and pay the cost of filing or recording the same in all public offices reasonably deemed appropriate by the Administrative Agent) and do such other acts and things, as the Administrative Agent may reasonably request in connection with the perfection and enforcement of the security interest granted hereunder; (b) will cause the Administrative Agent’s security interest in Collateral consisting of Investment Property to be and remain continuously perfected by Control (free of all other liens, claims and rights of third parties whatsoever, other than Permitted Liens) to secure the payment of the Liabilities; (c) will keep its records concerning the Collateral in such a manner as will enable the Administrative Agent or its designees to determine at any time the status of the Collateral; (d) will furnish the Administrative Agent such information concerning the Debtor, the Collateral and the Financial Institution as the Administrative Agent may from time to time reasonably request; (e) will, upon reasonable request of the Administrative Agent, stamp on its records concerning the Collateral, and add on all Chattel Paper constituting a portion of the Collateral, a notation, in form reasonably

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satisfactory to the Administrative Agent, of the security interest of the Administrative Agent hereunder; (f) will pay to the Financial Institution any charges or costs imposed by the Financial Institution pursuant to agreements with the Financial Institution; (g) agrees to indemnify, defend, and hold harmless the Administrative Agent, its successors and assigns and its directors, officers, employees and agents, from and against any and all losses, liabilities, damages, obligations, deficiencies, payments, costs and expenses sustained or incurred by the Administrative Agent in any way arising from or related to the Administrative Agent’s actions with respect to the Financial Institution other than any such losses, liabilities, damages, obligations, deficiencies, payment costs or expenses which are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of the Administrative Agent, its successors and assigns, or its directors, officers, employees or agents and (h) will reimburse the Administrative Agent for all reasonable expenses, including reasonable attorneys’ fees and legal expenses, incurred by the Administrative Agent in seeking to collect or enforce any rights in respect of the Collateral.

Any reasonable expenses incurred by the Administrative Agent in protecting, preserving and maintaining any Collateral shall be borne by the Debtor. Whenever an Event of Default shall be existing and continuing, the Debtor shall at the request of the Administrative Agent do any and all lawful acts and execute any and all proper documents reasonably required by the Administrative Agent in aid of such enforcement and the Debtor shall promptly, upon demand, reimburse and indemnify the Administrative Agent for all reasonable costs and expenses incurred by the Administrative Agent in the exercise of its rights under this Section 4.

5.        Investments.

(a)        The Debtor hereby agrees that it shall only give instructions or entitlement orders to the Financial Institution consistent with Sections 6.12 and 6.13 of the Credit Agreement.

(b)        The Debtor shall cause the Financial Institution to execute and deliver to the Administrative Agent on or prior to the date hereof (or on or prior to such later date as agreed to by the Administrative Agent) a Control Agreement with respect to the Collateral Accounts.

(c)        As long as no Event of Default exists, and is continuing, the Debtor shall be the sole party entitled to exercise for any purpose any and all (i) voting rights and (ii) powers, in either case arising from or relating to the Debtor’s interest in respect of any Investment Property (including the power to direct the Financial Institution with respect to the investment of funds or sale of Investment Property); provided, however, the Debtor shall not exercise such rights or powers in a manner, or consent to any action that would in any manner impair the enforceability of the Administrative Agent’s lien on any of the Collateral. At any time an Event of Default exists, and is continuing, all rights of the Debtor provided in this Section 5(c) shall cease, and all voting rights and powers described herein shall thereupon be vested in the Administrative Agent which shall have the sole and exclusive right and authority to exercise such voting rights and powers. The Administrative Agent hereby agrees that it shall not issue to the Financial Institution a [Notice of Exclusive Control] (as defined in the Control Agreement) unless an Event of Default shall have occurred and be continuing at the time such [Notice of Exclusive Control] is issued.

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6.        Event of Default. Whenever an Event of Default shall be existing, and is continuing, the Administrative Agent may exercise from time to time any rights and remedies available to it under applicable law and in addition may sell or otherwise dispose of the Collateral or any part thereof. In connection therewith and subject to the requirements of the Uniform Commercial Code, the Collateral may be sold in one or more sales, at public or private sale, conducted by an officer or agent of, or auctioneer or attorney for, the Administrative Agent, at the Administrative Agent’s place of business or elsewhere, for cash, upon credit or for other property, for immediate or future delivery, on such terms as the Administrative Agent shall deem appropriate and at such price or prices as the Administrative Agent shall deem best. The Administrative Agent or any other Secured Party may be the purchaser of any or all of the Collateral so sold at a public sale. The Administrative Agent may, in its sole discretion, at any such sale, restrict the prospective bidders or purchasers who will provide assurances satisfactory to the Administrative Agent that the Collateral may be offered and sold to them without registration under the Securities Act of 1933, as amended, and without registration or qualification under any other applicable state or federal law. Any notification of intended disposition of any of the Collateral required by law shall be deemed reasonably and properly given if given at least five days before such disposition. Any proceeds of any disposition by the Administrative Agent of any of the Collateral may be applied to payment of expenses in connection with the Collateral, including reasonable attorneys’ fees and legal expenses, and any balance of such proceeds may be applied by the Administrative Agent toward the payment of such of the Liabilities, and in such order of application, as the Administrative Agent may from time to time elect.

7.        Administrative Agent Rights and Powers.

(a)        Upon the occurrence and during the continuance of an Event of Default, the Debtor hereby irrevocably appoints the Administrative Agent as the Debtor’s attorney-in-fact (which appointment as attorney-in-fact is coupled with an interest), with full authority in the place and stead of the Debtor and in the name of the Debtor, effective from time to time in the Administrative Agent’s discretion to take any action and to execute any instrument which the Administrative Agent may reasonably deem necessary or advisable to accomplish the purposes of this Agreement, including to ask, demand, collect, sue for, recover and receive moneys due and to become due under or in connection with the Collateral, to receive, indorse and collect any drafts or other Instruments, Documents and Chattel Paper in connection therewith and to file any claims or take any action or institute any proceedings which the Administrative Agent may reasonably deem necessary or desirable for the collection thereof or to enforce compliance with the terms and conditions of this Agreement. Notwithstanding the foregoing, the Administrative Agent shall not be obligated to exercise any right or duty as attorney-in-fact or have any duty to the Debtor in connection therewith.

(b)        The powers conferred on the Administrative Agent hereunder shall not impose any duty upon it to exercise any such powers. Except for the safe custody of any Collateral in its possession and the accounting for moneys actually received by it hereunder, the Administrative Agent shall have no duty as to any Collateral or as to the taking of any necessary steps to preserve any rights pertaining to any Collateral.

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(c)        The Debtor hereby authorizes the Administrative Agent to file at any time appropriate Uniform Commercial Code financing statements in such jurisdictions and offices as the Administrative Agent deems reasonably necessary in connection with the perfection of a security interest in the Collateral granted hereunder. [The Debtor acknowledges that a copy of this Agreement will be filed with the [Registrar of Companies in Bermuda][other relevant filing office if applicable].]

8.        Rights and Remedies. Upon the occurrence and during the continuance of an Event of Default and the enforcement by the Administrative Agent of its rights and remedies hereunder, all payments received by the Debtor in respect of the Collateral shall be received in trust for the benefit of the Secured Parties, shall be segregated from other funds of the Debtor, and shall be forthwith paid over to the Administrative Agent in the same form as so received (with any necessary indorsement) for application to the Liabilities as provided in this Agreement.

9.        General. The Administrative Agent’s sole duty with respect to the custody, safekeeping and physical preservation of the Collateral in its possession, under Section 9-207 of the Uniform Commercial Code or otherwise, shall be to deal with it in the same manner as the Administrative Agent deals with similar property for its own account. The Administrative Agent shall be deemed to have exercised reasonable care in the custody and preservation of any of the Collateral in its possession if it takes such action for that purpose as the Debtor requests in writing, but failure of the Administrative Agent to comply with any such request shall not of itself be deemed a failure to exercise reasonable care, and no failure of the Administrative Agent to preserve or protect any rights with respect to such Collateral against prior parties, or to do any act with respect to the preservation of such Collateral not so requested by the Debtor, shall be deemed of itself a failure to exercise reasonable care in the custody or preservation of such Collateral.

All notices hereunder shall be in writing either by facsimile or other electronic transmission or overnight courier and shall be sent to the applicable party at its address determined pursuant to the Credit Agreement or at such other address as such party may, by notice to the other party as provided herein, have designated as its address for such purpose. Notices by facsimile or other electronic transmission shall be deemed to have been given when sent; notices sent by overnight courier shall be deemed to have been given when delivered for overnight delivery; and notices sent by hand delivery shall be deemed to have been given when received.

The Debtor agrees to pay all reasonable expenses (including reasonable attorneys’ fees and legal expenses) paid or incurred by the Administrative Agent in endeavoring to collect the Liabilities, or any part thereof, and in enforcing this Agreement, and such obligations will themselves be Liabilities.

No delay on the part of the Administrative Agent in the exercise of any right or remedy shall operate as a waiver thereof, and no single or partial exercise by the Administrative Agent of any right or remedy shall preclude other or further exercise thereof or the exercise of any other right or remedy.

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This Agreement shall remain in full force and effect until all Liabilities have been paid in full, the Commitments have terminated and all Secured Letters of Credit issued for the account of the Debtor have terminated or been returned undrawn whereupon the remaining Collateral shall be returned to the Debtor; provided that this Agreement may be terminated at the request of the Debtor prior to the termination of the Commitments if all Liabilities have been paid in full and there are no outstanding Secured Letters of Credit issued for the account of the Debtor. If at any time all or any part of any payment theretofore applied by the Administrative Agent or any other Secured Party to any of the Liabilities is or must be rescinded or returned by the Administrative Agent or any other Secured Party for any reason whatsoever (including, without limitation, the insolvency, bankruptcy or reorganization of the Debtor), such Liabilities shall, for the purposes of this Agreement, to the extent that such payment is or must be rescinded or returned, be deemed to have continued in existence, notwithstanding such application by the Administrative Agent or such other Secured Party, and this Agreement shall continue to be effective or be reinstated, as the case may be, as to such Liabilities, all as though such application by the Administrative Agent or such other Secured Party had not been made.

This Agreement shall be construed in accordance with and governed by the laws of the State of New York. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

The rights and privileges of the Administrative Agent hereunder shall inure to the benefit of its successors and assigns.

This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts, and each such counterpart shall be deemed to be an original, but all such counterparts shall together constitute one and the same Agreement.

ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, SHALL BE BROUGHT AND MAINTAINED IN THE COURTS OF THE STATE OF NEW YORK OR IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK; PROVIDED, HOWEVER. THAT ANY SUIT SEEKING ENFORCEMENT AGAINST ANY COLLATERAL OR OTHER PROPERTY MAY BE BROUGHT, AT THE ADMINISTRATIVE AGENT’S OPTION, IN THE COURTS OF ANY JURISDICTION WHERE SUCH COLLATERAL OR OTHER PROPERTY MAY BE FOUND. EACH OF THE DEBTOR AND THE ADMINISTRATIVE AGENT HEREBY EXPRESSLY AND IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK AND OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK FOR THE PURPOSE OF ANY SUCH LITIGATION AS SET FORTH ABOVE. EACH OF THE DEBTOR AND THE ADMINISTRATIVE AGENT FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.02 OF THE CREDIT AGREEMENT. NOTHING IN ANY LOAN DOCUMENT WILL AFFECT THE RIGHT OF ANY PARTY

7

TO THIS AGREEMENT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW. EACH OF THE DEBTOR AND THE ADMINISTRATIVE AGENT HEREBY EXPRESSLY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUCH LITIGATION BROUGHT IN ANY SUCH COURT REFERRED TO ABOVE AND ANY CLAIM THAT ANY SUCH LITIGATION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

EACH OF THE DEBTOR, THE ADMINISTRATIVE AGENT AND (BY ACCEPTING THE BENEFITS HEREOF) EACH OTHER SECURED PARTY HEREBY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS UNDER THIS AGREEMENT, ANY OTHER LOAN DOCUMENT AND ANY AMENDMENT, INSTRUMENT, DOCUMENT OR AGREEMENT DELIVERED OR WHICH MAY IN THE FUTURE BE DELIVERED IN CONNECTION HEREWITH OR THEREWITH OR ARISING FROM ANY BANKING RELATIONSHIP EXISTING IN CONNECTION WITH ANY OF THE FOREGOING, AND AGREES THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.

8

IN WITNESS WHEREOF, this Agreement has been duly executed as of the day and year first above written.

[DEBTOR]

By:

Name:

Title:

S-1	[Debtor]
Security Agreement

BANK OF AMERICA, N.A., as Administrative Agent

By:

Name:

Title:

S-2	[Debtor]
Security Agreement

SCHEDULE 1

ORGANIZATIONAL INFORMATION

Legal Name:

Jurisdiction of Incorporation:

Organizational Identification Number:

Chief Executive Office:

Principal Place of Business:

Location of Records re: Collateral:

S-3	[Debtor]
Security Agreement